     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             EXPRESS SCRIPTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              [8099]                             43-1420563
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                             13900 RIVERPORT DRIVE
                        MARYLAND HEIGHTS, MISSOURI 63043
                                 (314) 770-1666
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            THOMAS M. BOUDREAU, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                             EXPRESS SCRIPTS, INC.
                             13900 RIVERPORT DRIVE
                        MARYLAND HEIGHTS, MISSOURI 63043
                                 (314) 770-1666
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH A COPY TO:
                           VINCENT PAGANO, JR., ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM           PROPOSED              AMOUNT OF
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       MAXIMUM AGGREGATE         REGISTRATION
     SECURITIES TO BE REGISTERED            REGISTERED              PER NOTE          OFFERING PRICE(1)             FEE
---------------------------------------------------------------------------------------------------------------------------------
9 5/8% Senior Notes due 2009.........      $250,000,000               100%               $250,000,000             $69,500
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of 9 5/8% Senior Notes due
  2009(2)............................      $250,000,000               100%               $250,000,000               (3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) See inside facing page for additional registrant guarantors.
(3) Pursuant to Rule 457(n) under the Securities Act, no separate fee for the Guarantee is payable.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), OF THE SECURITIES ACT MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   TABLE OF ADDITIONAL REGISTRANT GUARANTORS

                                                                       ADDRESS, INCLUDING
                                                                          ZIP CODE, AND
                                STATE OR OTHER        I.R.S.            TELEPHONE NUMBER,
EXACT NAME OF REGISTRANT       JURISDICTION OF       EMPLOYER        INCLUDING AREA CODE, OF
GUARANTOR AS SPECIFIED IN ITS  INCORPORATION OR   IDENTIFICATION     REGISTRANT GUARANTOR'S
CHARTER                          ORGANIZATION         NUMBER       PRINCIPAL EXECUTIVE OFFICES
-----------------------------  ----------------   --------------   ---------------------------
Diversified Pharmaceutical       Minnesota           41-1627938    13900 Riverport Drive
  Services, Inc.                                                   Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
ESI/VRx Sales Development Co.     Delaware           43-1832983    13900 Riverport Drive
                                                                   Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
Express Scripts Vision            Delaware           43-1752714    13900 Riverport Drive
  Corporation                                                      Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
IVTx, Inc.                        Delaware           43-1794690    13900 Riverport Drive
                                                                   Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
Managed Prescription Network,     Delaware           61-1259835    13900 Riverport Drive
  Inc.                                                             Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
Value Health, Inc.                Delaware           06-1194838    13900 Riverport Drive
                                                                   Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
MHI, Inc.                          Nevada            43-1855987    13900 Riverport Drive
                                                                   Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
ValueRx, Inc.                     Delaware           54-1468668    13900 Riverport Drive
                                                                   Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
Health Care Services, Inc.      Pennsylvania         85-0376128    13900 Riverport Drive
                                                                   Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
ValueRx Pharmacy Program,         Michigan           38-2574885    13900 Riverport Drive
  Inc.                                                             Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666
YourPharmacy.com, Inc.            Delaware           43-1842584    13900 Riverport Drive
                                                                   Maryland Heights,
                                                                   Missouri 63043
                                                                   (314) 770-1666

                 SUBJECT TO COMPLETION, DATED           , 1999
PROSPECTUS
                                  $250,000,000
                             EXPRESS SCRIPTS, INC.

                       OFFER TO EXCHANGE ALL OUTSTANDING
                        9 5/8% SENIOR NOTES DUE 2009 FOR
                          9 5/8% SENIOR NOTES DUE 2009
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER

- We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.
- You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.
- The exchange offer expires at 5:00 p.m., New York City time, on           ,
  1999, unless extended. We do not currently intend to extend the expiration date.
- The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
- We will not receive any proceeds from the exchange offer.
THE EXCHANGE NOTES

- The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.
- The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

RESALES OF EXCHANGE NOTES

- The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. The exchange notes will be eligible for trading in The Portal(SM) Market.

       YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 9
         OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

     We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is                , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
PROSPECTUS SUMMARY..................    1
EXPRESS SCRIPTS.....................    8
RISK FACTORS........................    9
USE OF PROCEEDS.....................   17
SELECTED FINANCIAL AND OPERATING
  DATA..............................   18
UNAUDITED CONSOLIDATED CONDENSED PRO
  FORMA FINANCIAL DATA..............   20
THE EXCHANGE OFFER..................   31

                                      PAGE
                                      ----
DESCRIPTION OF THE NOTES............   41
MATERIAL UNITED STATES FEDERAL
  INCOME TAX CONSIDERATIONS.........   82
PLAN OF DISTRIBUTION................   82
FORWARD-LOOKING STATEMENTS..........   83
WHERE YOU CAN FIND MORE
  INFORMATION.......................   84
LEGAL MATTERS.......................   85
EXPERTS.............................   85
INDEX TO FINANCIAL STATEMENTS.......  F-1

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT.

                           -------------------------

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information you may consider important. You should read this entire prospectus carefully. You should also keep in mind the following points as you read this prospectus:

- Unless the context otherwise indicates, references in this document to "Express Scripts," "we," "us" and "our" refer to Express Scripts, Inc. and its subsidiaries. References to "NYLIFE HealthCare" refer to NYLIFE HealthCare Management, Inc.

- Unless we tell you otherwise, all information in this prospectus has been adjusted to reflect a two-for-one stock split of our common stock that occurred on October 30, 1998

- Information regarding our relative size is based on estimates of our management in light of their experience in the industry

- Membership counts may not be comparable between us and Diversified Pharmaceutical Services, or between us and our competitors, although we believe they provide a reasonable estimation of the population we serve

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

     On June 16, 1999, we completed the private offering of the outstanding notes. References to "notes" in this prospectus are references to both the outstanding notes and the exchange notes.

     Express Scripts and the guarantors entered into a registration rights agreement with the initial purchasers in the private offering in which Express Scripts and the guarantors agreed to deliver to you this prospectus and Express Scripts agreed to complete the exchange offer within 220 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except that:

     - the exchange notes have been registered under the Securities Act

     - the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement

     - certain contingent interest rate provisions are no longer applicable

The Exchange Offer..............    We are offering to exchange up to $250
                                    million aggregate principal amount of
                                    exchange notes for up to $250 million
                                    aggregate principal amount of outstanding notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Resales.........................    Based on an interpretation by the staff of
                                    the SEC set forth in no-action letters
                                    issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of Express Scripts within the meaning of Rule 405 under the Securities
                                    Act) without compliance with the
                                    registration and prospectus delivery
                                    provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                                    Each participating broker-dealer that
                                    receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

                                    Any holder of outstanding notes who

                                    - is an affiliate of Express Scripts

                                    - does not acquire exchange notes in the
                                      ordinary course of its business

                                    - tenders in the exchange offer with the
                                      intention to participate, or for the
                                      purpose of participating, in a
                                      distribution of exchange notes

                                    cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of
  Tenders.......................    The exchange offer will expire at 5:00 p.m.,
                                    New York City time, on                ,
                                    1999, or such later date and time to which Express Scripts extends it (the "expiration date"). We do not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. The expiration date for the exchange offer will not in any event be extended to a date later than
                                                   , 1999. Any outstanding notes
                                    not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the
Exchange Offer..................    The exchange offer is subject to customary
conditions, which we may waive. Please read the section captioned "The Exchange
                                    Offer -- Certain Conditions to the Exchange
                                    Offer" of this prospectus for
                                    more information regarding the conditions to the exchange offer.

Procedures for Tendering
  Outstanding Notes.............    If you wish to accept the exchange offer,
                                    you must complete, sign and date the
                                    accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The
                                    Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer
                                    Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

                                    - any exchange notes that you receive will
                                      be acquired in the ordinary course of your business

                                    - you have no arrangement or understanding
                                      with any person or entity to participate in a distribution of the exchange notes

                                    - if you are a broker-dealer that will
                                      receive exchange notes for your own
                                      account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes

                                    - you are not an "affiliate," as defined in
                                      Rule 405 of the Securities Act, of Express
                                      Scripts or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act

Special Procedures for
Beneficial Owners...............    If you are a beneficial owner of outstanding
                                    notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf.
                                    If you wish to tender on your own behalf, you must, prior to completing and executing the letter of trans-mittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery
Procedures......................    If you wish to tender your outstanding notes
                                    and your outstanding notes are not
                                    immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's
                                    Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer --
                                    Guaranteed Delivery Procedures."

Effect on Holders of Outstanding
  Notes.........................    As a result of the making of, and upon
                                    acceptance for exchange of all validly
                                    tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

                                    To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to
Exchange........................    All untendered outstanding notes will
                                    continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities
                                    Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities
                                    Act.

Certain U.S. Federal Income Tax
  Considerations................    The exchange of outstanding notes for
                                    exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Material United
                                    States Federal Income Tax Considerations."

Use of Proceeds.................    We will not receive any cash proceeds from
                                    the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent..................    Bankers Trust Company is the exchange agent
                                    for the exchange offer. The address and
                                    telephone number of the exchange agent are set forth in the section captioned "Exchange
                                    Offer -- Exchange Agent" of this prospectus.

                         SUMMARY OF TERMS OF THE NOTES

Issuer..........................    Express Scripts, Inc.

Securities Offered..............    $250 million aggregate principal amount of
                                    9 5/8% Senior Notes Due 2009.

Maturity........................    June 15, 2009.

Interest Rate...................    9 5/8% per year.

Interest Payment Dates..........    June 15 and December 15 of each year,
                                    commencing December 15, 1999.

Ranking.........................    The notes are senior unsecured obligations
                                    and have the same right of payment as all our existing and future senior unsecured indebtedness. The notes are effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing that indebtedness.

Guarantees......................    Certain of our existing and future domestic
subsidiaries have guaranteed the notes with senior unsecured guarantees of payment. These guarantees are effectively subordinated to all of those subsidiaries' existing and future secured indebtedness to the extent of the assets securing that indebtedness.

Optional Redemption.............    We cannot redeem the notes until June 15,
                                    2004, except as described immediately below.
                                    Thereafter, we can redeem some or all of the notes at the redemption prices listed under the heading "Description of the
                                    Notes -- Optional Redemption" in this
                                    prospectus, plus accrued interest.

Optional Redemption After Public
  Equity Offerings..............    At any time (which may be more than once)
                                    before June 15, 2002, we can choose to
                                    redeem up to 35% of the original principal amount of the notes (including the original principal amount of any additional notes) with money that we raise in public equity offerings, as long as:

                                    - we pay to holders of the notes a
                                      redemption price of 109.625% of the
                                      principal amount of the notes we redeem, plus accrued interest

                                    - we redeem the notes within 120 days of
                                      completing the public equity offering

                                    - at least 65% of the original principal
                                      amount of notes (including the original
                                      principal amount of any additional notes) issued remains outstanding afterwards

Change of Control Offer.........    If we go through a change of control, we
                                    must give holders of the notes the
                                    opportunity to sell to us their notes at a purchase price of 101% of their principal amount, plus accrued interest, unless we have previously provided to the trustee under the indenture governing the notes an irrevocable notice of redemption to redeem all outstanding notes at a time when such redemption is permitted under the indenture. See "Description of the
                                    Notes -- Change of Control".

Certain Covenants...............    The indenture governing the notes contains
                                    covenants that limit our ability and that of our subsidiaries to:

                                    - incur additional indebtedness

                                    - pay dividends or distributions on, or
                                      redeem or repurchase, our capital stock

                                    - make investments

                                    - issue or sell capital stock of
                                      subsidiaries

                                    - engage in transactions with affiliates

                                    - create liens on our assets

                                    - transfer or sell assets

                                    - restrict dividend or other payments to us

                                    - consolidate, merge or transfer all or
                                      substantially all of our assets and the
                                      assets of subsidiaries

                                    - engage in unrelated businesses

                                    These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes -- Covenants."

                                    After the notes receive an investment grade rating by both S&P and Moody's, we and our subsidiaries will no longer be required to comply with some of these covenants. See "Description of the Notes -- Covenant Removal."

Exchange Offer; Registration
Rights..........................    Under a registration rights agreement we
                                    executed as part of this offering, we have agreed to:

                                    - file a registration statement within 60
                                      days after the issue date of the notes
                                      enabling the holders of the notes to
                                      exchange the notes for publicly registered notes with identical terms

                                    - use our reasonable best efforts to cause
                                      the registration statement to become
                                      effective within 180 days after the issue date of the notes

                                    - consummate the exchange offer no later
                                      than 220 days after the date of original issuance of the outstanding notes

                                    - use our reasonable best efforts to file a
                                      shelf registration statement for the
                                      resale of the notes if we cannot effect an exchange offer within the time periods listed above and in some other circumstances

                                    We will pay additional interest on the notes if we do not comply with our obligations under the registration rights agreement. See "Description of the Notes -- Registered Exchange Offer; Registration Rights."

                                EXPRESS SCRIPTS

     We are the largest pharmacy benefit management company, commonly referred to as a PBM, independent of pharmaceutical manufacturer or drug store ownership in North America. PBMs coordinate the distribution of outpatient pharmaceuticals through a combination of benefit management services, including retail drug card programs and mail pharmacy services. We provide these services for health care payors. We believe our independence from pharmaceutical manufacturer ownership allows us to make unbiased formulary recommendations to our clients, balancing both clinical efficacy and cost. We also believe our independence from drug store ownership allows us to construct a variety of convenient and cost-effective retail pharmacy networks for our clients, without favoring any particular pharmacy chain.

     We are the third largest PBM in North America in terms of total members, and we have one of the largest managed care membership bases of any PBM. Before 1998, our growth was driven almost exclusively by our ability to expand our product offerings and increase our client and membership base through internally generated growth. From 1992 through 1997, our net revenues and net income increased at compound annual growth rates of 58% and 49%, respectively. While our internal growth strategy remains a major focus, we have recently complemented our internal growth strategy with two substantial acquisitions. In April 1998, we acquired ValueRx, and in April 1999, we acquired Diversified Pharmaceutical Services, or DPS. These acquisitions added to the scale of our membership base, broadened our product offerings and enhanced our clinical capabilities, systems and technologies. On a pro forma basis including our recent debt and equity offerings, our net revenues and EBITDA for the twelve month period ending March 31, 1999 would have been approximately $3.6 billion and $241.7 million, respectively.

     As of March 31, 1999, after giving effect to the DPS acquisition, we would have served approximately 47 million members, including 10 million members under DPS's contract with United HealthCare which will terminate without renewal on May 31, 2000. Besides United HealthCare, some of our other large clients include Aetna U.S. Healthcare, Oxford Health Plans and the State of New York Empire Plan Prescription Drug Program.

     Our PBM services are primarily delivered through networks of retail pharmacies that are under non-exclusive contract with us and through five mail pharmacy service centers that we own and operate. Our largest retail pharmacy network includes more than 52,000 retail pharmacies, representing more than 99% of all retail pharmacies in the United States. In 1998, including ValueRx and DPS on a pro forma basis, we processed approximately 284 million pharmacy claims with estimated total drug spending of approximately $10 billion.
                            ------------------------

     We were incorporated in Missouri in 1986 and reincorporated in Delaware in 1992. Our principal executive offices are located at 13900 Riverport Drive, Maryland Heights, Missouri 63043, and our phone number is (314) 770-1666. Express Scripts(R) is our registered trademark. Our other trademarks include "ExpressComp(R)", "ExpressReview(R)", "Express Therapeutics(R)", "IVTx(R)", "PERx(R)", "PERxCare(R)", "PERxComp(R)", "PTE(R)", "ValueRx(R)" and "Value Health, Inc.(R)". We also acquired several additional trademarks through our acquisition of DPS.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following factors may be important to you.

FAILURE TO INTEGRATE VALUERX AND DPS COULD ADVERSELY AFFECT OUR BUSINESS

     Our acquisitions of ValueRx and DPS have significantly increased our membership base and the complexity of our operations. In light of both acquisitions, we have developed and begun to implement an integration plan to address items such as:

     - retention of key employees

     - consolidation of administrative and other duplicative functions

     - coordination of sales, marketing, customer service and clinical functions

     - systems integration

     - new product and service development

     - client retention and other items

     While we have achieved many of our integration goals to date with respect to the acquisition of ValueRx, some significant integration challenges remain, including the complete integration of our information technology systems. We cannot provide any assurance that our integration plan for ValueRx will successfully address all aspects of our operations, or that we will continue to achieve our integration goals. In the case of DPS, we cannot provide any assurance that our integration plan will address all relevant aspects of DPS's business or that we will be able to implement our integration plan successfully. In addition, we assumed specific financial targets, including for revenues, earnings before interest, taxes, depreciation and amortization, and cash flow, when deciding to purchase ValueRx and DPS, and we cannot provide any assurance that we will be able to achieve our targets. Many clients have relatively short-term contracts, and we cannot provide any assurance that we will be able to achieve our client retention targets. Finally, although we conducted an extensive investigation in evaluating our acquisitions of ValueRx and DPS, it is possible that we failed to uncover or appropriately address material problems with ValueRx's or DPS's operations or financial condition, or failed to discover contingent liabilities. Any of the foregoing could materially adversely affect our results of operations or financial condition.

OUR LEVERAGE AND DEBT SERVICE OBLIGATIONS COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY

     We have substantial leverage, which means that the amount of our outstanding debt will be large compared to the net book value of our assets, and we will have substantial repayment obligations and interest expense. As of March 31, 1999, on a pro forma basis including our recent debt and equity offerings, we would have had total consolidated debt of approximately $749 million (before giving effect to the repayment of $25 million of our indebtedness with available cash). We and our subsidiaries may incur additional indebtedness in the future.

     Our level of debt and the limitations imposed on us by our debt agreements could have important consequences to you, including the following:

     - we will have to use a substantial portion of our cash flow from operations for debt service rather than for our operations

     - we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes

     - some of the debt under our $1.05 billion credit facility may be at a variable interest rate, making us vulnerable to increases in interest rates

     - we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and react to changes in market or industry conditions

     - we could be more vulnerable to general adverse economic and industry conditions

     - we may be disadvantaged compared to competitors with less leverage

     Furthermore, our ability to satisfy our obligations, including our debt service requirements, will be dependent upon our future performance. Factors which could affect our future performance include, without limitation, prevailing economic conditions and financial, business and other factors, many of which are beyond our control and which affect our business and operations.

     For more details, see "Description of the Notes."

THE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL OUR SECURED INDEBTEDNESS

     The notes and the guarantees are effectively subordinated to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. In connection with our acquisitions of ValueRx and DPS, we incurred approximately $890 million of indebtedness which is secured by the stock or other equity interests of each of our existing and subsequently acquired domestic subsidiaries, excluding Practice Patterns Science, Great Plains Reinsurance, ValueRx of Michigan, Diversified NY IPA and Diversified Pharmaceutical Services (Puerto Rico). This indebtedness is currently funded under our $1.05 billion credit facility with a bank syndicate led by Credit Suisse First Boston and Bankers Trust Company. At March 31, 1999, on a pro forma basis including our recent debt and equity offerings, the aggregate amount of our and our subsidiaries' secured indebtedness, excluding trade payables, which the notes and the guarantees would have been effectively subordinated to was $500 million (before giving effect to the repayment of approximately $25 million of our indebtedness with available cash). If we are unable to meet our obligations under the credit facility, these creditors could exercise their rights as a secured party and take possession of the pledged capital stock of these subsidiaries. This would materially adversely affect our results of operations and financial condition. We and our subsidiaries may incur additional indebtedness in the future, subject to limitations contained in the instruments governing our and our subsidiaries existing indebtedness. This indebtedness may be secured.

FAILURE TO MANAGE AND MAINTAIN INTERNAL GROWTH COULD ADVERSELY AFFECT
OUR BUSINESS

     We have experienced rapid internal growth over the past several years. Our ability to effectively manage and maintain this internal growth will require that we continue to improve our financial and management information systems as well as identify and retain key personnel. We can provide no assurance that we will successfully meet these requirements or that we will have access to sufficient capital to do so. Our internal growth is also dependent upon our ability to attract new clients and achieve growth in the membership base of our existing clients. If we are unable to continue our client and membership growth, our results of operations and financial position could be materially adversely affected.

COMPETITION IN THE PBM INDUSTRY COULD REDUCE OUR CLIENT MEMBERSHIP AND OUR PROFIT MARGINS

     Pharmacy benefit management is a very competitive business. Our competitors include several large and well-established companies which may have greater financial, marketing and technological resources than we do. One major competitor in the PBM business, Merck-Medco Managed Care, is owned by Merck & Co., a pharmaceutical manufacturer. Another major competitor, PCS, is owned by Rite-Aid, a large retail pharmacy chain. Both of these competitors may possess purchasing or other advantages over us by virtue of their ownership, and could succeed in taking away some of our clients. Consolidation in the PBM industry may also lead to increased competition among a smaller number of large PBM companies. We also face competition from Internet-based providers of pharmaceuticals such as Drugstore.com and PlanetRx.com. We cannot predict what effect, if any, these competitors may have on the marketplace or on our business.

     Over the last several years intense competition in the marketplace has caused many PBMs, including us, to reduce the prices charged to clients for core services and share a larger portion of the formulary fees and related revenues received from drug manufacturers with clients. Increased price competition could reduce our profit margins and have a material adverse effect on our results of operations.

FAILURE TO RETAIN KEY CLIENTS AND NETWORK PHARMACIES COULD ADVERSELY AFFECT OUR BUSINESS AND LIMIT OUR ACCESS TO RETAIL PHARMACIES

     We currently provide PBM services to approximately 8,500 clients, including several large clients. Our contracts with clients generally do not have terms of longer than three years and in some cases are terminable by either party on relatively short notice. Our larger clients generally distribute requests for proposals in advance of the expiration of their contracts. If several of these large clients elect not to extend their relationship with us, and we are not successful in generating sales to replace the lost business, our future business and operating results could be materially adversely affected. In addition, we believe the managed care industry is undergoing substantial consolidation, and some of our managed care clients could be acquired by another party that is not our client. In this case, our client may not renew its PBM contract with us.

     With the completion of our acquisition of DPS, United HealthCare became our largest client. With approximately 10 million members, United HealthCare accounts for approximately 22% of our membership base. DPS's contract with United HealthCare will expire on May 31, 2000, and United HealthCare has indicated it will be moving to another provider at that time. In our financial analysis of the DPS acquisition, we assumed United HealthCare would not renew its contract. However, if we are unable to reduce our costs on a basis commensurate with our expectations and manage the transition of this large client to another provider both efficiently and effectively, the termination of this contract may materially adversely affect our business and results of operations.

     Our largest national provider network consists of more than 52,000 retail pharmacies, which represent more than 99% of the retail pharmacies in the United States. However, the top 10 retail pharmacy chains represent approximately 41% of the 52,000 pharmacies, with pharmacy chains representing even higher concentrations in selected areas of the United States. Our contracts with retail pharmacies, which are non-exclusive, are generally terminable by either party on relatively short notice. If one or more of the top pharmacy chains elects to terminate its relationship with us, our members' access to retail pharmacies and our business could be significantly impaired. In addition, Rite-Aid recently acquired one of our major PBM competitors, and other large pharmacy chains either own PBMs today or could attempt to acquire a PBM in the future. Ownership of PBMs by retail pharmacy chains could have material adverse effects on our relationships with these pharmacy chains and on our business and results of operations.

LOSS OF RELATIONSHIPS WITH PHARMACEUTICAL MANUFACTURERS AND CHANGES IN THE REGULATION OF DISCOUNTS AND REBATES PROVIDED TO US BY PHARMACEUTICAL MANUFACTURERS COULD DECREASE OUR PROFITS

     We maintain contractual relationships with numerous pharmaceutical manufacturers which provide us with:

     - discounts at the time we purchase the drugs to be dispensed from our mail pharmacies

     - rebates based upon sales of drugs from our mail pharmacies and through pharmacies in our retail networks

     - administrative fees based upon the development and maintenance of formularies which include the particular manufacturer's products

These fees are all commonly referred to as formulary fees or formulary management fees.

     We also provide various services for, or services which are funded wholly or partially by, pharmaceutical manufacturers. These services include:

     - compliance programs, which involve instruction and counseling of patients concerning the importance of compliance with the drug treatment regimen prescribed by their physician

     - therapy management programs, which involve education of patients having specific diseases, such as asthma and diabetes, concerning the management of their condition

     - market research programs in which we provide information to manufacturers concerning drug utilization patterns

These arrangements are generally terminable by either party on relatively short notice. If several of these arrangements are terminated or materially altered by the pharmaceutical manufacturers, our operating results could be materially adversely affected. In addition, formulary fee programs, as well as some of the services we provide to the pharmaceutical manufacturers, have been the subject of debate in federal and state legislatures and various other public forums. Changes in existing laws or regulations, changes in interpretations of existing laws or regulations or the adoption of new laws or regulations relating to any of these programs, may materially adversely affect our business.

     Patents covering many brand name drugs that currently have substantial market share will expire over the next several years, and generic drugs will be introduced that may substantially reduce the market share of these brand name drugs. Manufacturers of generic drugs do not generally offer incentive payments on their drugs to PBMs in the form of discounts, rebates or other formulary fees. Although we expect new drugs with patent protection to be introduced in the future, we can provide no assurance these drugs will capture a significant share of the market such that our incentive payment revenues will not be reduced.

PENDING AND FUTURE LITIGATION COULD MATERIALLY AFFECT OUR RELATIONSHIPS WITH PHARMACEUTICAL MANUFACTURERS OR SUBJECT US TO SIGNIFICANT MONETARY DAMAGES

     Since 1993, over 100 separate lawsuits have been filed by retail pharmacies against drug manufacturers, wholesalers and PBMs challenging brand name drug pricing practices under various state and federal antitrust laws. Some of these lawsuits were consolidated into a nationwide class action, while others remained as individual suits. The class action defendants have either settled the claims against them or have had the claims dismissed. Several of the individual suits are ongoing. We are not a party to any of these proceedings, and to date we do not believe any of the related settlements have had a material adverse effect on our business. However, we cannot provide any assurance that the terms of the settlements will not materially adversely affect us in the future or that we will not be made a party to any separate lawsuit. In addition, we cannot predict the outcome or possible ramifications to our business of the cases in which the plaintiffs are trying their claims separately.

     Our PBM operations, including the dispensing of pharmaceutical products by our mail pharmacies, the services rendered in connection with our formulary management and informed decision counseling services and the products and services provided in connection with our infusion therapy programs, including the associated nursing services, have subjected us and may subject us in the future to litigation and liability for damages. We believe our insurance protection is adequate for our present operations, but we cannot provide any assurance that we will be able to maintain our professional and general liability insurance coverage in the future or that insurance coverage will be available on acceptable terms to cover any or all potential product or professional liability claims. A successful product or professional liability claim in excess of our insurance coverage could have a material adverse effect on our business.

LIMITATIONS ON REPURCHASES OF NOTES UPON A CHANGE IN CONTROL

     The indenture provides that, upon the occurrence of a change in control, we will be required to make an offer to purchase all of the notes at a price in cash equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to the date of purchase unless we have provided to the trustee under the indenture governing the notes an irrevocable notice of redemption to redeem all of the outstanding notes at a time when such redemption is permitted under the indenture. Events involving a change in control could result in acceleration of our $1.05 billion credit facility or in acceleration of, or a similar repurchase obligation with respect to, other indebtedness of ours. We cannot be sure that in the event of a change in control we would have sufficient funds to purchase all notes tendered.

     Our failure to purchase notes would result in a default under the indenture and, pursuant to cross-default provisions under our $1.05 billion credit facility, a default under the credit facility as well, which would permit the trustee under the indenture or the holders of at least 25% in principal amount of the outstanding notes, or the lenders under our $1.05 billion credit facility, to declare the respective principal and accrued but unpaid interest to be due and payable.

     Likewise, the failure to repay the indebtedness under our $1.05 billion credit facility, if accelerated, would also constitute an event of default under the indenture, which could result in an acceleration of the notes. In the event of a change of control, we cannot be sure that we would have the ability to refinance our $1.05 billion credit facility or have sufficient assets to satisfy all of our obligations under our $1.05 billion credit facility and the notes. The provisions relating to a change in control included in the indenture may increase the difficulty of a potential acquirer obtaining control of us. For more details, see "Description of the Notes -- Change of Control."

CHANGES IN STATE AND FEDERAL REGULATIONS COULD RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS

     Numerous state and federal laws and regulations affect our business and operations. These laws and regulations include, but are not necessarily limited to:

     - health care fraud and abuse laws and regulations, which prohibit illegal referral and other payments

     - Employee Retirement Income Security Act of 1974 and related regulations, which regulate many health care plans

     - mail pharmacy laws and regulations

     - privacy and confidentiality laws and regulations

     - proposed comprehensive state PBM regulatory legislation

     - consumer protection laws and regulations

     - pharmacy network access laws, including "any willing provider" and "due process" legislation, that regulate aspects of our pharmacy network contracts

     - legislation imposing benefit plan design restrictions, which limit how our clients can design their drug benefit plans

     - various licensure laws, such as managed care and third party administrator licensure laws

     - drug pricing legislation, including "most favored nation" pricing and "unitary pricing" legislation

     - Medicare prescription drug coverage proposals

     - other Medicare and Medicaid reimbursement regulations

     - potential regulation of the PBM industry by the U.S. Food and Drug Administration

     We believe we are operating our business in substantial compliance with all existing legal requirements material to the operation of our business. There are, however, significant uncertainties regarding the application of many of these legal requirements to our business, and we cannot provide any assurance that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently or, if there is an enforcement action brought against us, that our interpretation would prevail. In addition, there are numerous proposed health care laws and regulations at the federal and state levels, many of which could materially affect our ability to conduct our business or adversely affect our results of operations. We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to our business or the health care industry in general, or what effect such legislation or regulations might have on us. We also cannot provide any assurance that federal or state governments will not impose additional restrictions or adopt interpretations of existing laws that could have a material adverse effect on our business or results of operations.

EFFORTS TO REDUCE HEALTH CARE COSTS AND ALTER HEALTH CARE FINANCING PRACTICES COULD ADVERSELY AFFECT OUR BUSINESS

     Efforts are being made in the United States to control health care costs, including prescription drug costs, in response to, among other things, increases in prescription drug utilization rates and drug prices. If these efforts are successful or if prescription drug utilization rates were to decrease significantly, our business and results of operations could be materially adversely affected.

     We have designed our business to compete within the current structure of the U.S. health care system. Changing political, economic and regulatory influences may affect health care financing and reimbursement practices. If the current health care financing and reimbursement system changes significantly, our business could be materially adversely affected. Congress is currently considering proposals to reform the U.S. health care system. These proposals may increase governmental involvement in health care and PBM services, and otherwise change the way our clients do business. Health care organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that we provide. We cannot predict what effect, if any, these proposals may have on our business. Other legislative or market-driven changes in the health care system that we cannot anticipate could also materially adversely affect our business.

FAILURE TO SUCCESSFULLY ADDRESS THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT OUR BUSINESS

     Our business relies heavily on computers and other information systems technology. In 1995, we began addressing the "year 2000" issue, which generally refers to the inability of computer systems to properly recognize calendar dates beyond December 31, 1999.

     We believe that with appropriate modifications to our existing computer systems, updates by our vendors and trading partners and conversion to new software in the ordinary course of our business, the year 2000 issue will not pose material operational problems for us. However, if the conversions are not completed in a proper and timely manner by all affected parties, or if our logic for communicating with noncompliant systems is ineffective, the year 2000 issue could result in material adverse operational and financial consequences to us. We cannot provide any assurance that our efforts, or those of our vendors and trading partners, will be successful in addressing the year 2000 issue. In addition, while DPS has represented to us that it has implemented a year 2000 plan for upgrading its computer systems and communicated with its vendor/trading partners regarding these partners' year 2000 compliance, we cannot predict whether this plan will adequately address all of DPS's year 2000 issues or whether DPS's vendors/trading partners will adequately address their year 2000 issues. Failure by DPS or its vendors/trading partners to adequately address the year 2000 issue could have a material adverse effect on our business and results of operations.

LOSS OF KEY MANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS

     Our success is materially dependent upon our key managers and, in particular, upon the continued services of Barrett A. Toan, our President and Chief Executive Officer. Our future operations could be materially adversely affected if the services of Mr. Toan cease to be available. We and Mr. Toan are parties to an employment agreement which currently extends to March 31, 2002, and which automatically extends for an additional one year on April 1, 2001, and on each April 1 thereafter unless either party gives notice of termination at least 30 days prior to such April 1. As of the date hereof, neither we nor Mr. Toan has given this notice.

NEW YORK LIFE INSURANCE COMPANY CAN CONTROL OUR BUSINESS AND LIMIT OUR ABILITY TO ENTER INTO SELECTED BUSINESS TRANSACTIONS

     We have two classes of authorized common stock: Class A and Class B common stock. Our Class B common stock is entirely owned by NYLIFE HealthCare, an indirect subsidiary of New York Life Insurance Company. Each share of our Class A common stock has one vote per share, and each share of our Class B common stock has ten votes per share. After giving effect to our recent equity offering, NYLIFE HealthCare will have approximately 86.9% of the combined voting power of our common stock. NYLIFE HealthCare could reduce its Class B common stock ownership to represent slightly less than 10% of the total outstanding shares of our common stock and still control a majority of the voting power of our common stock. In addition, NYLIFE HealthCare could sell all of our common stock held by it in a negotiated transaction and such sale would not constitute a Change of Control under the indenture governing the notes. Without regard to the votes of our public stockholders, NYLIFE HealthCare can:

     - elect or remove all our directors

     - amend our certificate of incorporation, except where the separate approval of the holders of our Class A common stock is required by law

     - accept or reject a merger, sale of assets or other major corporate transaction

     - accept or reject any proposed acquisition of us

     - determine the amount and timing of dividends paid to itself and holders of our Class A common stock

     - except in limited circumstances, control our management and operations and decide all matters submitted for a stockholder vote

     Our Class B common stock will automatically convert into the same number of shares of our Class A common stock upon transfer by NYLIFE HealthCare to any entity other than New York Life or an affiliate of New York Life or otherwise at the option of NYLIFE HealthCare. We cannot assure you, however, that our Class B common stock would automatically convert into our Class A common stock if New York Life were to transfer the stock of NYLIFE HealthCare to someone who is not an affiliate of New York Life.

THERE IS NO PUBLIC MARKET FOR THE NOTES

     The notes are a new issue of securities for which there is currently no trading market. As a result, we cannot assure you that a market will develop for the notes or that you will be able to sell your notes. If a market were to exist, the notes might trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the notes may be subject to these disruptions, which could have an adverse effect on your investment. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes; however, the notes are eligible for trading in The PortalSM Market.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

     We used the net proceeds from the private offering of the outstanding notes to repay a portion of the Term B borrowings under our $1.05 billion credit facility used by us to finance the acquisition of DPS. At the time of such repayment, such borrowings bore interest at a rate of 8.42% per annum.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth our selected financial and operating data for the five years ended December 31, 1998 and three months ended March 31, 1998 and 1999. The financial data, excluding the selected data, for the fiscal years ended December 31, 1996, 1997 and 1998 have been derived from our consolidated financial statements included in this prospectus which have been audited by PricewaterhouseCoopers LLP, independent accountants. The financial data, excluding the selected data, for the fiscal years ended December 31, 1994 and 1995 have been derived from our consolidated financial statements not included in this prospectus which have been audited by PricewaterhouseCoopers LLP. The financial data, excluding the selected data, for the three months ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements included in this prospectus.

     The data set forth below should be read in conjunction with the report of PricewaterhouseCoopers LLP and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                                                 (UNAUDITED)
                                                                                                            ---------------------
                                                                                                             THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                            MARCH 31,
                                             ------------------------------------------------------------   ---------------------
                                               1994        1995         1996         1997       1998(2)       1998        1999
                                             --------   ----------   ----------   ----------   ----------   --------   ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues...............................  $384,504   $  544,460   $  773,615   $1,230,634   $2,824,872   $371,362   $  899,087
Costs and expenses:
  Cost of revenues.........................   338,151      478,283      684,882    1,119,167    2,584,997    338,492      823,647
  Selling, general and administrative......    25,882       37,300       49,103       62,617      148,990     18,826       46,440
  Corporate restructuring..................        --           --           --           --        1,651         --           --
                                             --------   ----------   ----------   ----------   ----------   --------   ----------
                                              364,033      515,583      733,985    1,181,784    2,735,638    357,318      870,087
                                             --------   ----------   ----------   ----------   ----------   --------   ----------
Operating income...........................    20,471       28,877       39,630       48,850       89,234     14,044       29,000
Interest income (expense), net.............       305          757        3,450        5,856      (12,994)     2,124       (4,829)
                                             --------   ----------   ----------   ----------   ----------   --------   ----------
Income before income taxes.................    20,776       29,634       43,080       54,706       76,240     16,168       24,171
Provision for income taxes.................     8,053       11,307       16,932       21,277       33,566      6,290       10,628
                                             --------   ----------   ----------   ----------   ----------   --------   ----------
Net income.................................  $ 12,723   $   18,327   $   26,148   $   33,429   $   42,674   $  9,878   $   13,543
                                             ========   ==========   ==========   ==========   ==========   ========   ==========
Earnings per share(1):
  Basic....................................  $   0.43   $     0.62   $     0.81   $     1.02   $     1.29   $   0.30   $     0.41
  Diluted..................................  $   0.42   $     0.60   $     0.80   $     1.01   $     1.27   $   0.29   $     0.40
Weighted average shares outstanding(1):
  Basic....................................    29,588       29,560       32,160       32,713       33,105     33,053       33,211
  Diluted..................................    30,293       30,545       32,700       33,122       33,698     33,579       34,154
BALANCE SHEET DATA:
Cash.......................................  $  5,742   $   11,506   $   25,211   $   64,155   $  122,589   $ 84,556   $  115,838
Working capital............................    38,082       58,653      128,259      166,062      117,611    175,232      140,221
Total assets...............................   108,922      164,088      300,425      402,508    1,095,461    414,744    1,096,950
  Short-term debt..........................        --           --           --           --       54,000         --       54,000
  Long-term debt, less current
    maturities.............................        --           --           --           --      306,000         --      306,000
Total debt.................................        --           --           --           --      360,000         --      360,000
Stockholders' equity.......................    52,485       77,379      164,090      203,701      249,694    214,930      267,542
SELECTED DATA:
Pharmacy benefit covered lives.............     6,000        8,000       10,000       13,000       23,000     12,000       23,000
Drug spending(3)...........................  $716,000   $1,172,000   $1,636,000   $2,486,000   $4,495,000   $678,000   $1,450,000
Pharmacy network claims processed..........    26,323       42,871       57,838       73,164      113,177     19,028       36,028
Mail pharmacy prescriptions filled.........     1,594        2,129        2,770        3,899        7,426      1,069        2,279
EBITDA(4)..................................  $ 23,795   $   33,258   $   46,337   $   59,320   $  115,667   $ 16,440   $   37,487
Cash flows provided by operating
  activities...............................  $  9,741   $   11,500   $   29,863   $   52,503   $  126,574   $ 24,222   $   (3,808)
Cash flows used in investing activities....  $ (6,348)  $   (8,047)  $  (64,808)  $  (16,567)  $ (426,052)  $ (4,510)  $   (5,677)
Cash flows provided by financial
  activities...............................  $    314   $    2,311   $   48,652   $    3,033   $  357,959   $    683   $    2,722
Ratio of earnings to fixed charges (5).....      46.5x        67.8x        57.8x        56.7x         4.5x      49.0x         4.7x

-------------------------
(1) Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective October 30, 1998.

(2) Includes our acquisition of ValueRx effective April 1, 1998. Also includes a corporate restructuring charge in 1998 of $1,651, $1,002 after tax, related to our managed vision business. Excluding this restructuring charge, our basic and diluted earnings per share would have been $1.32 and $1.30, respectively.

(3) Drug spending is a measure of the gross aggregate dollar value of drug expenditures of all programs managed by us. The difference between drug spending and revenue reported by us is the combined effect of excluding from reported revenues:

    - the drug ingredient cost for those clients that have established their own pharmacy networks

    - the expenditures for drugs for companies on formulary-only programs managed by us

    - the co-pay portion of drug expenditures that are the responsibility of members of health plans serviced by us

    Therefore, drug spending provides a common basis to compare the drug expenditures managed by a company given differences in revenue recognition.

(4) EBITDA is earnings before interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.

(5) The ratio of earnings to fixed charges is calculated by dividing income
    (loss) before income taxes plus fixed charges, which consist of interest expense, capitalized interest, amortization of deferred financing fees and the portions of rental expenses representative of the interest expense component by fixed charges. The pro forma ratio earnings to fixed charges for the three months ended March 31, 1999, for the three months ended March 31, 1998, and the year ended December 31, 1998 is 3.0x, 2.2x and 2.3x, respectively.

           UNAUDITED CONSOLIDATED CONDENSED PRO FORMA FINANCIAL DATA

     The following unaudited consolidated condensed pro forma statement of operations combines the historical statement of operations of us, Value Health, Inc., Managed Prescription Network, Inc., together comprising the business known as ValueRx, and DPS for the year ended December 31, 1998, for the three months ended March 31, 1998, and the three months ended March 31, 1999. On April 1, 1998, we consummated the acquisition of ValueRx. Therefore, the financial information of ValueRx is included in our consolidated statement of operations subsequent to April 1, 1998. The unaudited consolidated condensed pro forma statement of operations has been prepared to reflect the acquisitions of ValueRx and DPS and the related financings, including our recent debt and equity offerings and the use of the net proceeds from these offerings, and the use of $25 million of our cash to repay some of our indebtedness, all as if these events had occurred on January 1, 1998. Any cost savings we may realize in connection with the integration of DPS are not reflected in the pro forma presentation.

     The following unaudited consolidated condensed pro forma balance sheet combines the historical consolidated balance sheet of us and DPS as of March 31, 1999. The unaudited consolidated condensed pro forma balance sheet has been prepared to reflect the acquisition of DPS and the related financings, including our recent debt and equity offerings and the use of the net proceeds from these offerings, and the use of $25 million of our cash to repay some of our indebtedness, all as if these events had occurred on March 31, 1999.

     The detailed assumptions used to prepare the unaudited consolidated condensed pro forma financial data are contained in the notes to the unaudited consolidated condensed pro forma financial data. The unaudited consolidated condensed pro forma financial data reflects the use of the purchase method of accounting for the acquisitions of ValueRx and DPS. Under the purchase method of accounting, the basis of accounting for the acquired assets and liabilities is based upon their fair values at the date of acquisition.

     The pro forma adjustments represent our preliminary determination based upon available information and assumptions which we consider reasonable under the circumstances. The unaudited consolidated condensed pro forma data is not necessarily indicative of our future results of operations or the results of operations as they might have been had the acquisitions and the related financings, including our recent debt and equity offerings and the use of the net proceeds from these offerings, been effective on the first day of the period presented. The unaudited consolidated condensed pro forma financial data should be read in conjunction with our separate historical consolidated financial statements and notes included in this prospectus, the separate historical consolidated financial statements and notes of ValueRx included in our Current Report on Form 8-K/A dated June 12, 1998, the separate unaudited combined condensed financial statements and notes for ValueRx for the three months ended March 31, 1998 included in this prospectus and the separate historical financial statements and notes of DPS included in our Current Report on Form 8-K/A dated June 14, 1999.

     When reading the historical consolidated financial statements of us and DPS, a notable difference exists with respect to the revenue recognition for each of the companies. A substantial portion of our net revenues include administrative fees, dispensing fees and the drug ingredient costs, as most clients use one of our pharmacy networks. Where we only administer the contracts between our clients and our clients' retail pharmacy networks, we record as net revenues only the administrative fees we receive from our activities. DPS's net revenues include its administrative fee from the activity of processing the claim irrespective of a member utilizing a retail pharmacy included in one of DPS's networks or its clients' network. The fundamental difference in the revenue recognition is that DPS does not include the associated drug ingredient costs in its net revenues as it does not have any liability to reimburse the retail pharmacy included in its network unless DPS receives payment from its client.

                             EXPRESS SCRIPTS, INC.

       UNAUDITED CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

                                                                        THREE MONTHS ENDED MARCH 31, 1999
                                                 --------------------------------------------------------------------------------
                                                                            DPS                        OFFERINGS
                                                 EXPRESS                 PRO FORMA     ACQUISITION     PRO FORMA      PRO FORMA
                                                 SCRIPTS       DPS      ADJUSTMENTS     PRO FORMA     ADJUSTMENTS    CONSOLIDATED
                                                 --------    -------    -----------    -----------    -----------    ------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net revenues...................................  $899,087    $65,366(2)  $      --      $964,453        $    --        $964,453
Cost and expenses:
  Cost of revenues.............................   823,647(1)      --            --       823,647             --         823,647(1)
  Selling, general and administrative..........    46,440(1)  57,409       (10,401)(3)    90,578             --          90,578(1)
                                                                            (1,890)(4)
                                                                              (980)(5)
                                                 --------    -------     ---------      --------        -------        --------
                                                  870,087     57,409       (13,271)      914,225             --         914,225
                                                 --------    -------     ---------      --------        -------        --------
Operating income...............................    29,000      7,957        13,271        50,228             --          50,228
Other income (expense).........................        --        433           359(6)        792             --             792
Interest income................................     1,393         --          (541)(7)       852             --             852
Interest expense...............................    (6,222)        --       (17,134)(8)   (23,356)         6,525(10)     (16,831)
                                                 --------    -------     ---------      --------        -------        --------
Income (loss) before income taxes..............    24,171      8,390        (4,045)       28,516          6,525          35,041
Provision (benefit) for income taxes...........    10,628      3,096        (1,618)(9)    12,106          2,610(11)      14,716
                                                 --------    -------     ---------      --------        -------        --------
Net income.....................................  $ 13,543    $ 5,294     $  (2,427)     $ 16,410        $ 3,915        $ 20,325
                                                 ========    =======     =========      ========        =======        ========
Basic earnings per share.......................  $   0.41                                                              $   0.53
                                                 ========                                                              ========
Diluted earnings per share.....................  $   0.40                                                              $   0.52
                                                 ========                                                              ========
Weighted average number of common shares
  outstanding during the period-Basic EPS......    33,211                                                 5,175(12)      38,386
                                                 ========                                               =======        ========
Weighted average number of common shares
  outstanding during the period-Diluted EPS....    34,154                                                 5,175(12)      39,329
                                                 ========                                               =======        ========
OTHER DATA:
EBITDA (13)....................................  $ 37,487    $20,837     $  10,401(3)   $ 68,725        $    --        $ 68,725

-------------------------

 (1) Cost of revenues and selling, general and administrative expense include $2,265 and $6,222 of depreciation and amortization, respectively, for us during the first quarter of 1999. The pro forma consolidated cost of revenues and selling, general and administrative expense include $2,265 and $16,232 of depreciation and amortization, respectively.

 (2) Net revenues for DPS include revenues from SmithKline Beecham. Subsequent to our acquisition of DPS, revenues are anticipated to be consistent with historical revenues as DPS's existing contract with SmithKline Beecham remains in place.

 (3) Adjustment reflects the elimination of management fees paid to United HealthCare of $10,401 which under the DPS purchase agreement is to be reimbursed to us by SmithKline Beecham.

 (4) Adjustment reflects the net decrease in the first quarter of 1999 of depreciation and amortization expense to $260 from $2,150 recorded by DPS resulting from the allocation of the purchase price to the assets acquired at their fair market value and to conform estimated and useful lives. Furniture, equipment and internal use software are being depreciated by us using the straight-line method over estimated useful lives of 5 to 8 years.

 (5) Adjustment reflects the net decrease in the first quarter of 1999 of amortization expense for goodwill and other intangible assets. DPS's goodwill and other intangible assets amortization expense of $10,730 has been reversed, and our goodwill and other intangible assets, consisting of customer contracts, amortization of $9,750 has been included. Goodwill is being amortized using the straight-line method over the estimated useful life of 30 years. We have preliminarily assigned an estimated fair value to other intangible assets and are amortizing them using the straight-line method over the estimated useful lives of 1 to 20 years. We anticipate spending an estimated $10 million to $20 million in non-recurring costs during the first twelve months subsequent to our acquisition of DPS relating to the integration of DPS's operations. These non-recurring costs have not been reflected in the unaudited consolidated condensed pro forma statement of operations.

 (6) Adjustment reflects the elimination of DPS's $359 equity loss in its joint venture. SmithKline Beecham retained the equity interest in the joint venture.

 (7) Adjustment reflects the decrease in interest income resulting from expending $48,081 of cash to consummate the acquisition of DPS. The adjustment was calculated using a current interest rate of 4.5% earned by us on our cash balances.

 (8) Adjustment reflects the following:

      - the elimination of $5,508 in actual interest expense, exclusive of the impact of our hedge on variable rate interest, incurred during the first quarter of 1999 on $360,000 of debt outstanding under our $440,000 credit facility, which has been replaced with the $1,050,000 credit facility

      - the addition of $21,677 in interest expense from borrowings of $890,000 under the $1,050,000 credit facility and $150,000 under the senior subordinated bridge credit facility, assuming interest rates on the $1,050,000 credit facility of 7.67% for the revolving facility and the Term A facility and 8.42% for the Term B facility, and a rate of 9.97% on the senior subordinated bridge credit facility, based on the actual rates incurred by us at consummation of the $1,050,000 credit facility and $150,000 senior subordinated bridge facility

      - the addition of $921 in deferred financing fees amortization and $44 in annual administrative fees; these deferred financing fees are being amortized using the straight-line method over 6 to 8 years, which represents the maturity of the term loans under the $1,050,000 credit facility

 (9) Adjustment reflects the tax effect of the pro forma adjustments at the combined federal and state statutory rate of 40%.

(10) Adjustment reflects the following:

      - the elimination of the interest expense impact of $6,436 from the retirement of the $150,000 senior subordinated bridge credit facility, at an interest rate in effect at consummation of 9.97%, and the retirement of $414,770 of the term loan borrowings under the $1,050,000 credit facility, at the actual interest rate at consummation of 8.42%, using the net proceeds from our sale of 5,175 shares of Class A common stock, including the underwriters' over-allotments, offered pursuant to our equity offering, the net proceeds of our senior notes offering at an interest rate of 9.625% on the senior notes and the use of $25 million of our cash.

      - the elimination of the deferred financing fees amortization expense of $234 associated with the retirement of the term loan borrowings under our $1,050,000 credit facility

      - the addition of the amortization of $145 from the $5,813 in senior note deferred financing fees

(11) Adjustment reflects the tax effect of the interest expense adjustment at the combined federal and state statutory 40% tax rate.

(12) Adjustment reflects the addition for the full period of the 5,175 shares of Class A common stock, including the underwriters' over-allotments, in our equity offering at an offering price of $61 per share.

(13) EBITDA is earnings before interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.

                             EXPRESS SCRIPTS, INC.

       UNAUDITED CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

                                                    THREE MONTHS ENDED MARCH 31, 1998
                             --------------------------------------------------------------------------------
                                                             VALUERX                                  DPS
                                EXPRESS                     PRO FORMA      VALUERX                 PRO FORMA
                             SCRIPTS, INC.    VALUERX(1)   ADJUSTMENTS    PRO FORMA      DPS      ADJUSTMENTS
                             -------------    ----------   -----------    ---------    -------    -----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...............    $371,362        $409,928      $    --      $781,290     $47,650(7)  $     --
Cost and expenses:
 Cost of revenues..........     338,492(2)      375,295           --       713,787          --           --
 Selling, general and
   administrative..........      18,826(2)       27,628       (3,606)(3)    42,848      55,045       (7,675)(8)
                                                                                                     (1,028)(9)
                                                                                                     (8,689)(10)
                               --------        --------      -------      --------     -------     --------
                                357,318         402,923       (3,606)      756,635      55,045      (17,392)
                               --------        --------      -------      --------     -------     --------
Operating income...........      14,044           7,005        3,606        24,655      (7,395)      17,392
Other income (expense).....          --              --           --            --         714          431(11)
Interest income............       2,138              56       (1,261)(4)       933          --         (541)(12)
Interest expense...........         (14)             --       (7,007)(5)    (7,021)         --      (15,635)(13)
                               --------        --------      -------      --------     -------     --------
Income (loss) before income
 taxes.....................      16,168           7,061       (4,662)       18,567      (6,681)       1,647
Provision (benefit) for
 income taxes..............       6,290           3,665       (1,865)(6)     8,090      (2,338)         659(14)
                               --------        --------      -------      --------     -------     --------
Net income.................    $  9,878        $  3,396      $(2,797)     $ 10,477     $(4,343)    $    988
                               ========        ========      =======      ========     =======     ========
Basic earnings per share...    $   0.30
                               ========
Diluted earnings per
 share.....................    $   0.29
                               ========
Weighted average number of
 common shares outstanding
 during the period -- Basic
 EPS.......................      33,053
                               ========
Weighted average number of
 common shares outstanding
 during the
 period -- Diluted EPS.....      33,579
                               ========
OTHER DATA:
EBITDA(18).................    $ 16,440        $ 15,816      $    --      $ 32,256     $12,332     $  7,675(8)

                               THREE MONTHS ENDED MARCH 31, 1998
                             --------------------------------------
                              VALUERX     OFFERINGS
                              AND DPS     PRO FORMA     PRO FORMA
                             PRO FORMA   ADJUSTMENTS   CONSOLIDATED
                             ---------   -----------   ------------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...............  $828,940      $   --        $828,940
Cost and expenses:
 Cost of revenues..........   713,787          --         713,787(2)
 Selling, general and
   administrative..........    80,501          --          80,501(2)
                             --------      ------        --------
                              794,288          --         794,288
                             --------      ------        --------
Operating income...........    34,652          --          34,652
Other income (expense).....     1,145          --           1,145
Interest income............       392          --             392
Interest expense...........   (22,656)      6,525(15)     (16,131)
                             --------      ------        --------
Income (loss) before income
 taxes.....................    13,533       6,525          20,058
Provision (benefit) for
 income taxes..............     6,411       2,610(16)       9,021
                             --------      ------        --------
Net income.................  $  7,122      $3,915        $ 11,037
                             ========      ======        ========
Basic earnings per share...                              $   0.29
                                                         ========
Diluted earnings per
 share.....................                              $   0.28
                                                         ========
Weighted average number of
 common shares outstanding
 during the period -- Basic
 EPS.......................                 5,175(17)      38,228
                                           ======        ========
Weighted average number of
 common shares outstanding
 during the
 period -- Diluted EPS.....                 5,175(17)      38,754
                                           ======        ========
OTHER DATA:
EBITDA(18).................  $ 52,263      $   --        $ 52,263

-------------------------

 (1) These historical amounts represent the unaudited statement of operations of ValueRx from January 1, 1998 through March 31, 1998.

 (2) Cost of revenues and selling, general and administrative expense include $1,413 and $983 of depreciation and amortization, respectively, for us during the first quarter of 1998. The pro forma consolidated cost of revenues and selling, general and administrative expense include $1,413 and $16,198 of depreciation and amortization, respectively.

 (3) Adjustment reflects the net decrease in depreciation and amortization of property and equipment and intangible assets, including goodwill resulting from our allocation of the ValueRx purchase price and conforming estimated useful lives. ValueRx depreciation and amortization expense of $8,811 has been eliminated and $5,205 has been added based on the fair value of property and equipment, goodwill, and other intangible assets. The fair value of property and equipment ($33,756) is being depreciated using the straight-line method over 3 to 20 years. Goodwill ($289,863) and other intangible assets, consisting of non-compete agreements ($9,130) and customer contracts ($48,523), are being amortized using the straight-line method over 30 years and 2 to 20 years, respectively.

 (4) Adjustment reflects the decrease in interest income resulting from our expending $100,908 of our short-term investments and cash equivalents to consummate the acquisition of ValueRx. The adjustment was calculated using the average interest rate (5.0%) earned by us on our investments during the quarter prior to the ValueRx acquisition.

 (5) Adjustment records the additional net interest expense and the amortization of the deferred financing fees during the first quarter of 1998 associated with the $440,000 credit facility utilized for the acquisition of ValueRx. The additional interest expense was determined assuming an average borrowing rate of 7.13% on the $360,000 borrowed under the $440,000 credit facility incurred to consummate the acquisition.

 (6) Adjustment reflects the tax effect of the pro forma adjustments at the combined federal and state statutory rate of 40%.

 (7) Net revenues for DPS include revenues from SmithKline Beecham. Subsequent to our acquisition of DPS, revenues are anticipated to be consistent with historical revenues as DPS's existing contract with SmithKline Beecham remains in place.

 (8) Adjustment reflects the elimination of management fees paid to United HealthCare of $7,675, which under the DPS purchase agreement is to be reimbursed to us by SmithKline Beecham.

 (9) Adjustment reflects the net decrease in the 1998 depreciation and amortization expense to $260 from $1,288 recorded by DPS resulting from the allocation of the purchase price to the assets acquired at their fair market value and to conform estimated and useful lives. Furniture, equipment and internal use software are being depreciated by us using the straight-line method over estimated useful lives of 5 to 8 years.

(10) Adjustment reflects the net decrease in the 1998 amortization expense for goodwill and other intangible assets. DPS's goodwill and other intangible assets amortization expense of $18,439 has been reversed, and our goodwill and other intangible assets, consisting of customer contracts, amortization of $9,750 has been included. Goodwill is being amortized using the straight-line method over the estimated useful life of 30 years. We have preliminarily assigned an estimated fair value to other intangible assets and are amortizing them using the straight-line method over the estimated useful lives of 1 to 20 years. We anticipate spending an estimated $10 million to $20 million in non-recurring costs during the first twelve months subsequent to our acquisition of DPS relating to the integration of DPS's operations. These non-recurring costs have not been reflected in the unaudited consolidated condensed pro forma statement of operations.

(11) Adjustment reflects the elimination of DPS's $431 equity loss in its joint venture. SmithKline Beecham retained the equity interest in the joint venture.

(12) Adjustment reflects the decrease in interest income for the first quarter of 1998 resulting from expending $48,081 of cash to consummate the acquisition of DPS. The adjustment was calculated using a current interest rate of 4.5% earned by us on our cash balances.

(13) Adjustment reflects the following:

      - the elimination of $7,007 in first quarter of 1998 interest expense relating to the ValueRx acquisition, exclusive of the impact of our hedge on variable rate interest, incurred during the first quarter of 1998 on $360,000 of debt outstanding under our $440,000 credit facility, which has been replaced with the $1,050,000 credit facility

      - the addition of $21,677 in interest expense from borrowings of $890,000 under the $1,050,000 credit facility and $150,000 under the senior subordinated bridge credit facility, assuming interest rates on the $1,050,000 credit facility of 7.67% for the revolving facility and the Term A facility and 8.42% for the Term B facility, and a rate of 9.97% on the senior subordinated bridge credit facility, based on the actual rates incurred by us at consummation of the $1,050,000 credit facility and $150,000 senior subordinated bridge credit facility

      - the addition of $921 in deferred financing fees amortization and $44 in annual administrative fees; these deferred financing fees are being amortized using the straight-line method over 6 to 8 years, which represents the maturity of the term loans under the $1,050,000 credit facility

(14) Adjustment reflects the tax effect of the pro forma adjustments at the combined federal and state statutory rate of 40%.

(15) Adjustment reflects the following:

     - the elimination of the interest expense impact of $6,436 from the retirement of the $150,000 senior subordinated bridge credit facility, at an interest rate in effect at consummation of 9.97%, and the retirement of $414,770 of the term loan borrowings under the $1,050,000 credit facility, at the actual interest rate at consummation of 8.42%, using the net proceeds from our sale of 5,175 shares of Class A common stock, including the underwriters' over-allotments, offered pursuant to our equity offering, the net proceeds of our senior notes offering at an interest rate of 9.625% on the senior notes and the use of $25 million of our cash

     - the elimination of the deferred financing fees amortization expense of $234 associated with the retirement of the term loan borrowings under our $1,050,000 credit facility

     - the addition of the amortization of $145 from the $5,813 in senior note deferred financing fees

(16) Adjustment reflects the tax effect of the interest expense adjustment at the combined federal and state statutory 40% tax rate.

(17) Adjustment reflects the addition for the full period of the 5,175 shares of Class A common stock, including the underwriters' over-allotments, in our equity offering at an offering price of $61 per share.

(18) EBITDA is earnings before interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.

                             EXPRESS SCRIPTS, INC.

       UNAUDITED CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

                                              YEAR ENDED DECEMBER 31, 1998
                         ----------------------------------------------------------------------
                                                         VALUERX
                            EXPRESS                     PRO FORMA      VALUERX
                         SCRIPTS, INC.    VALUERX(1)   ADJUSTMENTS    PRO FORMA         DPS
                         -------------    ----------   -----------    ----------    -----------
                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net revenues...........   $2,824,872       $409,928      $    --      $3,234,800    $   214,849(7)
Cost and expenses:
 Cost of revenues......    2,584,997(2)     375,295           --      2,960,292             548
 Selling, general and
   administrative......      148,990(2)      27,628       (3,606)(3)    173,012         234,477
 Corporate
   restructuring.......        1,651             --           --          1,651              --
 Write down of
   assets..............           --             --           --             --       1,092,184
                          ----------       --------      -------      ----------    -----------
                           2,735,638        402,923       (3,606)     3,134,955       1,327,209
                          ----------       --------      -------      ----------    -----------
Operating income
 (loss)................       89,234          7,005        3,606         99,845      (1,112,360)
Other income (net).....           --             --           --             --           1,308
Interest income........        7,236             56       (1,261)(4)      6,031              --
Interest expense.......      (20,230)            --       (7,007)(5)    (27,237)             --
                          ----------       --------      -------      ----------    -----------
Income (loss) before
 income taxes..........       76,240          7,061       (4,662)        78,639      (1,111,052)
Provision (benefit) for
 income taxes..........       33,566          3,665       (1,865)(6)     35,366        (388,825)
                          ----------       --------      -------      ----------    -----------
Net income (loss)......   $   42,674       $  3,396      $(2,797)     $  43,273     $  (722,227)
                          ==========       ========      =======      ==========    ===========
Basic earnings per
 share.................   $     1.29
                          ==========
Diluted earnings per
 share.................   $     1.27
                          ==========
Weighted average number
 of common shares
 outstanding during the
 period -- Basic.......       33,105
                          ==========
Weighted average number
 of common shares
 outstanding during the
 period -- Diluted.....       33,698
                          ==========
OTHER DATA:
EBITDA(19).............   $  115,667       $ 15,816      $    --      $ 131,483     $    59,965

                                        YEAR ENDED DECEMBER 31, 1998
                         ----------------------------------------------------------
                             DPS             VALUERX      OFFERINGS
                          PRO FORMA          AND DPS      PRO FORMA     PRO FORMA
                         ADJUSTMENTS        PRO FORMA    ADJUSTMENTS   CONSOLIDATED
                         -----------       -----------   -----------   ------------
                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net revenues...........   $     --         $ 3,449,649     $    --     $ 3,449,649
Cost and expenses:
 Cost of revenues......         --           2,960,840          --       2,960,840(2)
 Selling, general and
   administrative......    (33,837)(8)         337,141          --         337,141(2)
                            (1,688)(9)
                           (34,823)(10)
 Corporate
   restructuring.......         --               1,651          --           1,651
 Write down of
   assets..............         --           1,092,184          --       1,092,184
                          --------         -----------     -------     -----------
                           (70,348)          4,391,816          --       4,391,816
                          --------         -----------     -------     -----------
Operating income
 (loss)................     70,348            (942,167)         --        (942,167)
Other income (net).....      1,924(11)           3,232          --           3,232
Interest income........     (2,164)(12)          3,867          --           3,867
Interest expense.......    (65,282)(13)        (92,519)     27,226(15)     (65,293)
                          --------         -----------     -------     -----------
Income (loss) before
 income taxes..........      4,826          (1,027,587)     27,226      (1,000,361)
Provision (benefit) for
 income taxes..........      1,930(14)        (351,529)     10,890(16)    (340,639)
                          --------         -----------     -------     -----------
Net income (loss)......   $  2,896         $  (676,058)    $16,336     $  (659,722)(17)
                          ========         ===========     =======     ===========
Basic earnings per
 share.................                                                $    (17.23)
                                                                       ===========
Diluted earnings per
 share.................                                                $    (16.97)
                                                                       ===========
Weighted average number
 of common shares
 outstanding during the
 period -- Basic.......                                      5,175(18)      38,280
                                                           =======     ===========
Weighted average number
 of common shares
 outstanding during the
 period -- Diluted.....                                      5,175(18)      38,873
                                                           =======     ===========
OTHER DATA:
EBITDA(19).............   $ 33,837(8)      $   225,285     $    --     $   225,285

-------------------------

 (1) These historical amounts represent the unaudited statement of operations of ValueRx from January 1, 1998 through March 31, 1998.

 (2) Cost of revenues and selling, general and administrative expense include $7,559 and $18,874 of depreciation and amortization, respectively, for us in 1998. The pro forma consolidated cost of revenues and selling, general and administrative expense include $7,559 and $67,709 of depreciation and amortization, respectively.

 (3) Adjustment reflects the net decrease in depreciation and amortization of property and equipment and intangible assets, including goodwill resulting from our allocation of the ValueRx purchase price and conforming estimated useful lives. ValueRx depreciation and amortization expense of $8,811 has been eliminated and $5,205 has been added based on the fair value of property and equipment, goodwill, and other intangible assets. The fair value of property and equipment ($33,756) is being depreciated using the straight-line method over 3 to 20 years. Goodwill ($289,863) and other intangible assets, consisting of non-compete agreements ($9,130) and customer contracts ($48,523), are being amortized using the straight-line method over 30 years and 2 to 20 years, respectively.

 (4) Adjustment reflects the decrease in interest income resulting from our expending $100,908 of our short-term investments and cash equivalents to consummate the acquisition of ValueRx. The adjustment was calculated using the average interest rate (5.0%) earned by us on our investments during the quarter prior to the ValueRx acquisition.

 (5) Adjustment records the additional net interest expense and the amortization of the deferred financing fees during the first quarter of 1998 associated with the $440,000 credit facility utilized for the acquisition of ValueRx. The additional interest expense was determined assuming an average borrowing rate of 7.13% on the $360,000 borrowed under the $440,000 credit facility incurred to consummate the acquisition.

 (6) Adjustment reflects the tax effect of the pro forma adjustments at the combined federal and state statutory rate of 40%.

 (7) Net revenues for DPS include revenues from SmithKline Beecham. Subsequent to our acquisition of DPS, revenues are anticipated to be consistent with historical revenues as DPS's existing contract with SmithKline Beecham remains in place.

 (8) Adjustment reflects the elimination of management fees paid to United HealthCare of $33,837, which under the DPS purchase agreement is to be reimbursed to us by SmithKline Beecham.

 (9) Adjustment reflects the net decrease in the 1998 depreciation and amortization expense to $4,695 from $6,383 recorded by DPS resulting from the allocation of the purchase price to the assets acquired at their fair market value and to conform estimated and useful lives. Furniture, equipment and internal use software are being depreciated by us using the straight-line method over estimated useful lives of 5 to 8 years.

(10) Adjustment reflects the net decrease in the 1998 amortization expense for goodwill and other intangible assets. DPS's goodwill and other intangible assets amortization expense of $73,758 has been reversed, and our goodwill and other intangible assets, consisting of customer contracts, amortization of $38,935 has been included. Goodwill is being amortized using the straight-line method over the estimated useful life of 30 years. We have preliminarily assigned an estimated fair value to other intangible assets and are amortizing them using the straight-line method over the estimated useful lives of 1 to 20 years. We anticipate spending an estimated $10 million to $20 million in non-recurring costs during the first twelve months subsequent to our acquisition of DPS relating to the integration of DPS's operations. These non-recurring costs have not been reflected in the unaudited consolidated condensed pro forma statement of operations.

(11) Adjustment reflects the elimination of DPS's $1,924 equity loss in its joint venture. SmithKline Beecham retained the equity interest in the joint venture.

(12) Adjustment reflects the decrease in interest income resulting from expending $48,081 of cash to consummate the acquisition of DPS. The adjustment was calculated using a current interest rate of 4.5% earned by us on our cash balances.

(13) Adjustment reflects the following:

      - the elimination of $26,413 in actual interest expense, exclusive of the impact of our hedge on variable rate interest, incurred during fiscal 1998 on $360,000 of debt outstanding under our $440,000 credit facility, which has been replaced with the $1,050,000 credit facility

      - the addition of $87,832 in interest expense from borrowings of $890,000 under the $1,050,000 credit facility and $150,000 under the senior subordinated bridge credit facility, assuming interest rates on the $1,050,000 credit facility of 7.67% for the revolving facility and the Term A facility and 8.42% for the Term B facility, and an average rate of 10.72% on the senior subordinated bridge credit facility, based on the actual rates incurred by us at consummation of the $1,050,000 credit facility and $150,000 senior subordinated bridge facility. The interest rate on the senior subordinated bridge facility loan increases 0.5% every quarter starting at 9.97% and increasing to 11.47%

      - the addition of $3,688 in deferred financing fees amortization and $175 in annual administrative fees; these deferred financing fees are being amortized using the straight-line method over 6 to 8 years, which represents the maturity of the term loans under the $1,050,000 credit facility

(14) Adjustment reflects the tax effect of the pro forma adjustments at the combined federal and state statutory rate of 40%.

(15) Adjustment reflects the following:

      - the elimination of the interest expense impact of $26,871 from the retirement of the $150,000 senior subordinated bridge credit facility, at an interest rate in effect at consummation of 9.97%, and the retirement of $414,770 of the term loan borrowings under the $1,050,000 credit facility, at the actual interest rate at consummation of 8.42%, using the net proceeds from our sale of 5,175 shares of Class A common stock, including the underwriters' over-allotments, offered pursuant to our equity offering, the net proceeds of our senior notes offering at an interest rate of 9.625% on the senior notes and the use of $25 million of our cash

      - the elimination of the deferred financing fees amortization expense of $936 associated with the retirement of the term loan borrowings under our $1,050,000 credit facility

      - the addition of the amortization of $581 from the $5,813 in senior note deferred financing fees

(16) Adjustment reflects the tax effect of the interest expense adjustment at the combined federal and state statutory 40% tax rate.

(17) The write-down of assets on DPS's books of $1,092,184 relates to the impairment of goodwill. If the acquisition of DPS had occurred on January 1, 1998, goodwill on DPS's books would have been eliminated. Therefore, the impairment charge for goodwill would not have existed. Net income excluding this impairment charge would have been $50,198, or $1.31 per basic share and $1.29 per diluted share.

(18) Adjustment reflects the addition for a full year of our offering of 5,175 shares of Class A common stock, including the underwriters' over-allotments, in our equity offering at an offering price of $61 per share.

(19) EBITDA is earnings before interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.

                             EXPRESS SCRIPTS, INC.

            UNAUDITED CONSOLIDATED CONDENSED PRO FORMA BALANCE SHEET

                                                                             MARCH 31, 1999
                                       ------------------------------------------------------------------------------------------
                                                                       ACQUISITION                    OFFERINGS
                                       EXPRESS SCRIPTS,                 PRO FORMA      ACQUISITION    PRO FORMA       PRO FORMA
                                             INC.            DPS       ADJUSTMENTS      PRO FORMA    ADJUSTMENTS     CONSOLIDATED
                                       ----------------   ----------   -----------     -----------   -----------     ------------
                                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
ASSETS:
Current assets:
  Cash...............................     $  115,838      $       --   $  (48,081)(1)  $   67,757     $ (25,000)(11)  $   42,757
  Accounts receivable................        446,453         120,884           --         567,337            --          567,337
  Intercompany receivable............             --              --           --              --            --               --
  Other current assets...............        100,836           2,904       (1,880)(2)     101,860            --          101,860
                                          ----------      ----------   -----------     ----------     ---------       ----------
    Total current assets.............        663,127         123,788      (49,961)        736,954       (25,000)         711,954
Property and equipment, net..........         73,346          27,894      (19,602)(3)      81,638            --           81,638
Goodwill, net........................        268,081         542,184      185,148(4)      995,413            --          995,413
Deferred income taxes................             --         427,278     (427,278)(2)          --            --               --
Other assets.........................         92,396         279,583     (131,040)(5)     240,939        (1,679)(9)      239,260
                                          ----------      ----------   -----------     ----------     ---------       ----------
    Total assets.....................     $1,096,950      $1,400,727   $ (442,733)     $2,054,944     $ (26,679)      $2,028,265
                                          ==========      ==========   ===========     ==========     =========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current maturities of long-term
    debt.............................     $   54,000      $       --   $  (49,350)(6)  $    4,650     $  (4,148)(11)  $      502
  Claims and rebates payable.........        331,525         232,666           --         564,191            --          564,191
  Accounts payable...................         65,715              --           --          65,715            --           65,715
  Accrued expenses...................         71,666          35,609       11,619(7)      118,894        (2,997)(10)     115,897
                                          ----------      ----------   -----------     ----------     ---------       ----------
    Total current liabilities........        522,906         268,275      (37,731)        753,450        (7,145)         746,305
Credit facility:
  Revolving debt.....................             --              --      140,000(6)      140,000            --          140,000
  Term debt..........................        306,000              --      439,350(6)      745,350      (410,622)(11)     334,728
Senior notes, net of unamortized
  discount of $1,185.................             --              --           --              --       248,815(11)      248,815
Senior subordinated bridge credit
  facility...........................             --              --      150,000(6)      150,000      (150,000)(11)          --
                                          ----------      ----------   -----------     ----------     ---------       ----------
    Total long-term debt.............        306,000              --      729,350       1,035,350      (311,807)         723,543
Other long-term liabilities..........            502              50           --             552            --              552
                                          ----------      ----------   -----------     ----------     ---------       ----------
    Total liabilities................        829,408         268,325      691,619       1,789,352      (318,952)       1,470,400
Stockholders' equity.................        267,542       1,132,402   (1,134,352)(8)     265,592       292,273(11)      557,865
                                          ----------      ----------   -----------     ----------     ---------       ----------
    Total liabilities and
      stockholders' equity...........     $1,096,950      $1,400,727   $ (442,733)     $2,054,944     $ (26,679)      $2,028,265
                                          ==========      ==========   ===========     ==========     =========       ==========

-------------------------
 (1) Adjustment reflects the use of $48,081 of our cash balances to fund the purchase of DPS.

 (2) Adjustment reflects the elimination of the historical deferred tax assets of DPS. As part of its acquisition, we will file an Internal Revenue Code sec. 338(h)(10) election. Accordingly, at March 31, 1999, the tax basis balance sheet and the book basis balance sheet are estimated to be the same, and therefore no deferred taxes are recognized with respect to DPS.

 (3) Adjustment reflects the fair value assigned to DPS property and equipment.

 (4) Adjustment reflects the excess of the purchase price of DPS over the estimated fair market value of the identified assets acquired. The purchase price of $700 million, plus an estimated $25 million in transaction costs, plus the assumption and incurrence of liabilities totalling $284,325 was preliminarily allocated in the following manner:

Current assets..............................................  $121,908
Property and equipment......................................     8,292
Deferred financing fees.....................................    19,483
Customer contracts..........................................   132,310
Goodwill....................................................   727,332
Liabilities.................................................   284,325

     We anticipate assessing the value of all long-lived assets acquired when events or circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable.

 (5) Adjustment reflects the following:

     - elimination of the unamortized deferred financing fees in the amount of $3,250 related to the extinguishment of our $440,000 credit facility

     - elimination of other intangible assets of DPS in the amount of $279,583

     These eliminations were offset by $19,483 paid in deferred financing fees related to the $1,050,000 credit facility used to finance the DPS acquisition and the preliminary allocation of fair value to customer contracts in the amount of $132,310. We are in the process of establishing fair values for all identifiable assets and will adjust the fair value allocated to customer contracts accordingly when complete.

 (6) Adjustment reflects borrowings of $890,000 under our $1,050,000 credit facility and $150,000 under the senior subordinated bridge credit facility to finance the acquisition of DPS and which refinanced our existing outstanding debt of $360,000 under our $440,000 credit facility. The $1,050,000 credit facility consists of a $300,000 revolving credit facility, of which $140,000 has been borrowed, and a $750,000 term facility.

 (7) Adjustment reflects the reduction of taxes payable by $1,300 for the write-off of deferred financing fees, and the payment of accrued interest of $5,063 associated with the repayment of the $440,000 credit facility. These amounts were offset by accruals of $1,982 for transaction costs and an estimated $16,000 for other liabilities associated with the purchase of DPS, such as facility consolidation and employee transition costs, that we are presently identifying and evaluating.

 (8) Adjustment reflects the elimination of the DPS pre-acquisition equity balances and the write-off of our unamortized deferred financing fees of approximately $1,950, net of tax, from our $440,000 credit facility as an extraordinary item. After the write-off of the unamortized deferred financing fees, net income after extraordinary items for the three months ended March 31, 1999 would have been $18,375, or $0.48 per basic share and $0.47 per diluted share.

 (9) Adjustment reflects the elimination of our unamortized deferred financing fees related to the extinguishment of $414,770 borrowed under the $1,050,000 credit facility and the $150,000 senior subordinated bridge credit facility offset by $5,813 in deferred financing fees for this offering.

(10) Adjustment reflects the reduction in taxes payable as a result of the write-off of deferred financing fees related to the extinguishment of $414,770 borrowed under our $1,050,000 credit facility.

(11) Adjustment reflects the net proceeds received from our sale of 5,175 shares of Class A common stock, including the underwriters' over-allotments, at an offering price of $61 per share and from our senior notes offering. The proceeds from our equity offering and our senior notes offering, along with approximately $25 million of our cash, will be used to repay the $150,000 senior subordinated bridge credit facility and $414,770 of the term loans under the $1,050,000 credit facility. The proceeds are offset by the write-off of approximately $4,495, net of tax, of the deferred financing fees from the $1,050,000 credit facility as an extraordinary item. After the write-off of $4,495 and $1,950, see (7) above, in unamortized deferred financing fees, net income after extraordinary items for the three months ended March 31, 1999 would have been $13,880, or $0.36 per basic share and $0.35 per diluted share.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause such offer to be consummated no later than 220 days after the original issue of the outstanding notes. The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on June 16, 1999.

     Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

     - if any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement

     - if any outstanding notes validly tendered in the exchange offer are not exchanged for exchange notes no later than 220 days after the original issue of the outstanding notes

     - if any initial purchaser of the outstanding notes so requests (but only with respect to any outstanding notes not eligible to be exchanged for exchange notes in the exchange offer)

     - if any holder of the outstanding notes notifies us that it is not permitted to participate in the exchange offer or would not receive fully tradable exchange notes pursuant to the exchange offer

     If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of the outstanding notes. Please read "Description of the Notes -- Registered Exchange Offer; Registration Rights" for more details regarding the registration rights agreement.

     Each holder of outstanding notes that wishes to exchange such outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

     - any exchange notes will be acquired in the ordinary course of its business

     - such holder has no arrangement with any person to participate in the distribution of the exchange notes

     - such holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of Express Scripts or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - such holder is not an "affiliate" of Express Scripts within the meaning of Rule 405 under the Securities Act

     - such exchange notes are acquired in the ordinary course of the holder's business

     - the holder does not intend to participate in the distribution of such exchange notes

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     - cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction

     This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Notes."

     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $250 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer."

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 1999, unless in our sole discretion, we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting for exchange any outstanding notes

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent

     - subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding notes of such amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

     - the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States

     - the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us

     - the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution"

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date or

     - comply with DTC's Automated Tender Offer Program procedures described below

     In addition, either:

     - the exchange agent must receive outstanding notes along with the letter of transmittal or

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message or

     - the holder must comply with the guaranteed delivery procedures described below

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes either:

     - make appropriate arrangements to register ownership of the outstanding notes in such owner's name or

     - obtain a properly completed bond power from the registered holder of outstanding notes

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the

National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

     - by a registered holder who has not competed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     - for the account of an eligible institution

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation

     - such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery)

     - the agreement may be enforced against such participant

     We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither Express Scripts, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message

     By signing the letter of transmittal, each tendering holder of outstanding notes will represent to us that, among other things:

     - any exchange notes that the holder receives will be acquired in the ordinary course of its business

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes

     - if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes

     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of Express Scripts or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     - the tender is made through an eligible institution

     - prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

        - setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered

        - stating that the tender is being made thereby

        - guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent

     - the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York State Exchange trading days after the expiration date

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "--Exchange Agent" or

     - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system

     Any such notice of withdrawal must:

     - specify the name of the person who tendered the outstanding notes to be withdrawn

     - identify the outstanding notes to be withdrawn (including the principal amount of such outstanding notes)

     - where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

     Bankers Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Overnight Mail or Courier:   By Hand:                        By Mail:
BT Services Tennessee, Inc.     Bankers Trust Company           BT Services Tennessee, Inc.
Corporate Trust and Agency      Corporate Trust and Agency      Reorganization Unit
Group                           Group                           P.O. Box 292737
Reorganization Unit             Attn: Reorganization Department Nashville, TN 37229-2737
648 Grassmere Park Road         Receipt & Delivery Window
Nashville, TN 37211             123 Washington Street, 1st
                                Floor
                                New York, NY 10006
                                By Facsimile Transmission:
                                (615) 835-3701
                                Confirm by Telephone:
                                (615) 835-3572
                                Information:
                                (800) 735-7777

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately
$          . They include:

     - SEC registration fees

     - fees and expenses of the exchange agent and trustee

     - accounting and legal fees and printing costs

     - related fees and expenses

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     - certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered or

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

     - as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws

     - otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - could not rely on the applicable interpretations of the SEC

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction

ACCOUNTING TREATMENT

     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                            DESCRIPTION OF THE NOTES

GENERAL

     The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the registration rights and related liquidated damages provisions, and the transfer restrictions applicable to the outstanding notes, do not apply to the exchange notes. All references to "Notes" in this section are references to both the outstanding notes and the exchange notes, unless otherwise specified.

     Express Scripts issued the outstanding 9 5/8% Senior Notes due 2009 (the "Outstanding Notes") under an Indenture (the "Indenture"), among itself, the Guarantors and Bankers Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

     Certain terms used in this description are defined under the caption
" -- Certain Definitions." In this description, the word "Company" refers only to Express Scripts and not to any of its subsidiaries.

     The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of these Notes. You may request copies of these agreements at our address set forth under "Express Scripts."

BRIEF DESCRIPTION OF THESE NOTES

     These Notes:

     - are senior unsecured obligations of the Company

     - are guaranteed on a senior unsecured basis by each of the Guarantors

     - rank equally with all other senior unsecured Indebtedness of the Company and the Guarantors

     - rank senior in right of payment to all subordinated Indebtedness of the Company and the Guarantors

     - are effectively subordinated to the Company's and the Guarantors' secured Indebtedness, to the extent of the value of the assets securing such Indebtedness

     - will entitle you to the benefits of the Registration Rights Agreement

PRINCIPAL, MATURITY AND INTEREST

     The Company issued the Outstanding Notes initially with an aggregate principal amount of $250 million. The Company issued the Outstanding Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on June 15, 2009.

     Subject to our compliance with the covenant described under the caption "-- Limitation on Indebtedness," we are permitted to issue more Notes under the Indenture in a principal amount of $250 million (the "Additional Notes").

     Interest on these Notes will accrue at the rate of 9 5/8% per annum and will be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 1999. The Company will make each interest payment to the holders of record of these Notes on the immediately preceding June 1 and December 1.

     Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

OPTIONAL REDEMPTION

     Except as set forth below, we will not be entitled to redeem the Notes at our option prior to June 15, 2004. On and after June 15, 2004, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on June 15 in the years indicated below:

YEAR                                                  PERCENTAGE
----                                                  ----------
2004................................................   104.8125%
2005................................................   103.2083
2006................................................   101.6042
2007 and thereafter.................................   100.0000%

     In addition, before June 15, 2002, we may at our option on one or more occasions redeem up to 35% of the original principal amount of Notes (including the original principal amount of any Additional Notes) at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; provided that

     (1) at least 65% of the aggregate principal amount of Notes originally issued (including the original principal amount of any Additional Notes) pursuant to the Indenture remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

     (2) each such redemption occurs within 120 days after the date of the related Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. We will issue a new Note in principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

RANKING

GENERAL

     The Notes rank equally in right of payment with all other senior unsecured Indebtedness of the Company and the Guarantors. The Notes rank senior in right of payment to all subordinated Indebtedness of the Company and the Guarantors. The Notes are effectively subordinated to the Company's and the Guarantors' secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

     As of March 31, 1999, after giving effect to the issuance of the Notes and the application of the proceeds of the Notes, the Company and the Guarantors would have had approximately $749 million of Indebtedness on a consolidated basis (before giving effect to the repayment of $25 million of our indebtedness with available cash), $500 million of which would have been secured Indebtedness under the Senior Credit Facility. The Senior Credit Facility is secured by all of the capital stock of certain of the Company's direct and indirect domestic subsidiaries. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial. See "Certain
Covenants -- Limitation on Indebtedness."

LIABILITIES OF SUBSIDIARIES UNDER NOTES

     Claims of creditors of the Company's Subsidiaries, other than the Guarantors, generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. Accordingly, the Notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the Company's Subsidiaries other than the Guarantors.

     At the Issue Date, all of the Company's Restricted Subsidiaries (other than Diversified NY IPA and Diversified Pharmaceutical Services (Puerto Rico)) were Guarantors.

GUARANTEES

     The obligations of the Company pursuant to the Notes, including the repurchase obligation resulting from a Change of Control, are unconditionally guaranteed, on a senior unsecured basis, by the Guarantors (each such guarantee, a "Guarantee"). The Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Guarantees. The Guarantees are limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the Guarantors, after giving effect to all of their other contingent and fixed liabilities (including, without limitation, any guarantees under the Senior Credit Facility), without rendering the Guarantees voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If any Guarantee is rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and other contingent liabilities) of the relevant Guarantor, and, depending on the amount of such Indebtedness, the Guarantor's liability on its Guarantee could be reduced to zero.

     Pursuant to the Indenture, a Guarantor may consolidate with, merge with or into or transfer all or substantially all its assets to any other Person to the extent described below under "Certain Covenants -- Merger and Consolidation"; provided, however, that if such other Person is not the Company, such Guarantor's obligations under its Guarantee must be expressly assumed by such other Person. However, upon the sale or other disposition (including by way of consolidation or merger) of all the Capital Stock, or the sale or disposition of all or substantially all the assets, of a Guarantor (in each case other than to the Company or an Affiliate of the Company) permitted by the Indenture, such Guarantor will be released and relieved from all its obligations under the Indenture and its Guarantee and such Guarantee shall terminate; provided, however, that if the lenders under the Senior Credit Facility release the guarantee of YourPharmacy.com, Inc. under the Senior Credit Facility, YourPharmacy.com, Inc. will be automatically released and relieved of all its obligations under the Indenture and its Guarantee and such Guarantee will terminate; provided, further, however, if at any time after such release YourPharmacy.com, Inc. again becomes a guarantor under the Senior Credit Facility, the Company shall cause YourPharmacy.com, Inc. to unconditionally guarantee on a senior basis all of the Company's obligations under the Notes and the Indenture to the same extent as it guarantees the Company's obligations under the Senior Credit Facility.

BOOK-ENTRY; DELIVERY AND FORM

     We initially issued the Outstanding Notes and will issue the Exchange Notes in the form of one or more global notes (collectively, the "Global Note"). The Global Note is deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect partici-pants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Pursuant to procedures established by DTC, upon the deposit of the Global Note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, as a beneficial owner of an interest in the Global Note, you may not transfer that interest except in accordance with the applicable procedures of DTC and, if applicable, Morgan Guaranty Trust Company of New York, as operator of the Euroclear system ("Euroclear"). Except as set forth below, as an owner of a beneficial interest in the Global Note, you are not entitled to have the Notes represented by the Global Note registered in your name, you will not receive or be entitled to receive physical delivery of certificated Notes and you are not considered to be the owner or holder of any Notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on the Notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note. Neither we, the Trustee nor any Paying Agent have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear will be effected in the ordinary way in accordance with its rules and operating procedures.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Note for certificated Notes which it will distribute to its participants.

     Although DTC and Euroclear are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC, Euroclear or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

     DTC management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributors (including principal and income payments) to securityholders, book-entry deliveries and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others, DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant and
(ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

CERTIFICATED SECURITIES

     Subject to certain conditions, the Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor in denominations of $1,000 and integral multiples if:

     (1) DTC or any successor depository notifies us in writing that it is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act;

     (2) we in our discretion at any time determine not to have all the Notes represented by the Global Note; or

     (3) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing.

     Any Note that is exchangeable pursuant to the preceding paragraph is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of DTC or its nominee.

     Neither we nor the Trustee will be liable for any delay by the related holder of a Global Note (a "Global Note Holder") or the Depository in identifying the beneficial owners of the related Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from such Global Note Holder or of the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

SAME DAY PAYMENT

     The Indenture requires us to make payments in respect of Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     We and the Guarantors have agreed pursuant to a Registration Rights Agreement that we and the Guarantors will, at our cost:

     (1) within 60 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the Outstanding Notes for new notes (the "Exchange Notes") having terms substantially identical in all material respects to the Outstanding Notes and guaranteed by each of the Guarantors except that the Exchange Notes will not contain terms with respect to transfer restrictions;

     (2) use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date;

     (3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), to offer the Exchange Notes in exchange for surrender of the Outstanding Notes; and

     (4) to keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the Outstanding Notes.

     For each Outstanding Note surrendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such Outstanding Note an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange thereof or, if no interest has been paid on such Outstanding Note, from the date interest begins to accrue on such Outstanding Note.

     Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Outstanding Notes) with the prospectus contained in the Exchange Offer Registration Statement.

     Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

     In the event that applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer, or if for any other reason we do not consummate the Registered Exchange Offer no later than 220 days after the date of original issuance of the outstanding Notes, or if an initial purchaser shall notify us within 10 business days following consummation of the Registered Exchange Offer that Outstanding Notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer, or if any holder of Outstanding Notes shall notify us that:

     (1) such holder is prohibited by law or SEC policy from participating in the Registered Exchange Offer;

     (2) such holder may not resell the Exchange Notes acquired by it in the Registered Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder; or

     (3) such holder is a broker-dealer and holds Outstanding Notes that are part of an unsold allotment from the original sale of the Outstanding Notes,

then, we and the Guarantors will, at our cost,

     (1) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the Notes or the Exchange Notes, as the case may be;

     (2) use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

     (3) keep the Shelf Registration Statement effective until the earlier of
         (a) the time when the Outstanding Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (b) two years from the Issue Date.

     We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes or the Exchange Notes, as the case may be. A holder selling such Outstanding Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     We will pay additional cash interest on the Notes if:

     (1) by August 15, 1999 (60 days after the Issue Date), neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC;

     (2) by January 22, 2000 (220 days after the Issue Date), neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or

     (3) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions),

(each such event referred to in clauses (1) through (3) above, a "Registration Default") from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

     The rate of additional interest will be at the rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such Registration Default regardless of the number of such Registration Defaults (and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period), until all Registration Defaults have been cured, up to a maximum additional interest rate of 0.50% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Outstanding Notes and the Exchange Notes.

     All references in the Indenture, in any context, to any payment of principal, purchase prices in connection with a purchase of Notes, and interest or any other amount payable on or with respect to any of the Notes shall be deemed to include payment of any additional cash interest pursuant to the Registration Rights Agreement.

     If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all Outstanding Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

     This summary of certain provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from us upon request.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that we purchase all or a part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase:

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any two or more such persons acting in concert, other than one or more Permitted Holders, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company and the Permitted Holders beneficially own (within the meaning of Rule 13d-3 of the Exchange
         Act), directly or indirectly, a lesser percentage of the total voting power of the outstanding Voting Stock of the Company than such person or persons; provided, that the acquisition of beneficial ownership of shares of Voting Stock of the Company beneficially owned (or which immediately prior to such acquisition were beneficially owned) by a Permitted Holder by one or more Persons from time to time shall not constitute a Change of Control;

     (2) if the Permitted Holders do not beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, more than 50% of the total voting power of the then outstanding Voting Stock of the Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

     (3) the adoption by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the Indenture); or

     (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to another Person (other than to a Wholly Owned Subsidiary of the Company), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction (a) at least 35% of the aggregate voting power of the Voting Stock of the surviving corporation and (b) a greater percentage of the aggregate voting power of the Voting Stock of the surviving corporation than the percentage of the aggregate voting power of the Voting Stock beneficially owned by any other "person" (as such term is used in Section 13(d) and 14(d) under the Exchange Act) or any other two or more such persons acting in concert.

     Within 30 days following any Change of Control (unless the Company shall have provided an irrevocable redemption notice to the Trustee with respect to a redemption of all outstanding Notes at a time when such redemption is permitted under the Indenture), the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase;

     (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness are contained in the covenant described under "-- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Senior Credit Facility contains, and future indebtedness of the Company may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of the Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources.

There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. For more details, see "Risk
Factors -- Limitations on Repurchases of Notes Upon a Change of Control."

     The provisions under the Indenture relating to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management.

     The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

CERTAIN COVENANTS

     COVENANT REMOVAL. Set forth below are summaries of certain covenants contained in the Indenture. From and after the time that (a) the Notes have Investment Grade Ratings from both Rating Agencies and (b) there shall not exist a Default or Event of Default under the Indenture, the Company and the Restricted Subsidiaries will not be subject to the provisions of the Indenture applicable to them described under "Limitation on Indebtedness" (including the application of paragraph (a) thereof pursuant to clause (x) to the proviso to the third sentence in the definition of "Unrestricted Subsidiary"), "Limitation on Restricted Payments," "Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries," "Limitation on Sales of Assets and Subsidiary Stock," "Limitation on Transactions with Affiliates," "Limitation on Restrictions on Distributions from Restricted Subsidiaries," clauses (2) and (3) of the first paragraph and clause (2) of the fourth paragraph under "Merger and Consolidation" and "Future Guarantors" (collectively, the "Suspended Covenants"). In addition, the Restricted Subsidiaries shall be released from their Guarantees at the time referred to in the preceding sentence.

     The Indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS.

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Restricted Subsidiaries may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.50 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

     (1) Indebtedness of the Company and the Guarantors incurred pursuant to the Senior Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed (a) in the case of the term loan facilities, $406 million at any one time outstanding and (b) in the case of the revolving loan facility, the sum of (x) the greater of (i) $300 million at any one time outstanding and (ii) the sum of (A) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 75% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries and (y) any amount permitted to be incurred pursuant to clause (a) of this paragraph (1) but not outstanding thereunder;

     (2) Indebtedness owed to and held by the Company or any Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (ii) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

     (3) the Notes (other than Additional Notes) and the Guarantees (other than in respect of Additional Notes);

     (4) Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant) other than Indebtedness to be repaid from the proceeds of the sale of the Notes as described in this Offering Circular;

     (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) above or pursuant to clause (3) or (4) of this covenant or this clause (5);

     (6) Indebtedness under Interest Rate Agreements or Currency Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to this covenant;

     (7) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten business days of incurrence;

     (8) Indebtedness of the Company or any of its Restricted Subsidiaries in order to finance insurance premiums and other Indebtedness represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements, all in the ordinary course of business and so long as such Indebtedness is not an obligation for money borrowed;

     (9) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with customary industry practice in amounts and for purposes customary in the Company's industry and so long as not an obligation for money borrowed;

     (10) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for adjustment of purchase price, earnout or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

     (11) Capital Lease Obligations of the Company or any of its Restricted Subsidiaries incurred pursuant to sale-leaseback transactions in the ordinary course of business in respect of property or assets owned by the Company or its Restricted Subsidiaries as of the Issue Date in an aggregate principal amount not to exceed $60.0 million at any one time outstanding under this clause (11);

     (12) Purchase Money Obligations and Capital Lease Obligations of the Company or any of its Restricted Subsidiaries in respect of property or assets acquired or leased after the Issue Date incurred in the ordinary course of business; and

     (13) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) of the Company or any Restricted Subsidiary in an aggregate principal amount which does not exceed $50.0 million at any one time outstanding under this clause (13).

     (c) Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes or the Guarantees, as applicable, to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above. A guarantee of Indebtedness permitted by this covenant to be Incurred by the Company or a Restricted Subsidiary is not considered a separate Incurrence for purposes of this covenant.

     (e) Notwithstanding paragraphs (a) and (b) above, neither the Guarantors nor the Company shall Incur any Subordinated Obligation unless such Subordinated Obligation is expressly subordinated in right of payment to the Notes and/or the Guarantees, as the case may be.

LIMITATION ON LIENS.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien upon or with respect to any of the assets of the Company or any such Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, other than Liens which constitute Permitted Liens at the date such Liens are created, unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien.

LIMITATION ON RESTRICTED PAYMENTS.

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

     (1) a Default shall have occurred and be continuing (or would result therefrom);

     (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness"; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

        (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the Issue Date to the end of the most recent fiscal quarter for which financial statements are available ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

        (B) the aggregate Net Cash Proceeds and the fair market value (as determined in good faith by the Board of Directors of the Company) of tangible property other than cash received by the Company from capital contributions or the issuance or sale of its Capital Stock (other than Disqualified Capital Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale is financed by loans from or guaranteed by the Company unless such loans have been repaid with cash on or prior to the date of determination);

        (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary) is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

        (D) an amount equal to the sum of (1) the net reduction in Investments made after the Issue Date in Unrestricted Subsidiaries and other Persons constituting Restricted Payments, excluding Investments made pursuant to clause (b)(7) or (b)(8) below, resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Unrestricted Subsidiaries or other Persons or received by the Company or any Restricted Subsidiary from the disposition of any such Investment, and (2) the portion, proportionate to the Company's equity interest, of the fair market value of the net assets of an Unrestricted Subsidiary or other Person at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary or such other Person becomes a Restricted Subsidiary, but only to the extent of Investments made in such Unrestricted Subsidiary or other Person after the Issue Date and in any event excluding Investments made pursuant to clause (b)(7) or (b)(8) below; provided, however, that the foregoing sum shall not exceed the aggregate amount of Investments made after the Issue Date and treated as Restricted Payments by the Company or any Restricted Subsidiary.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

     (1) any redemption, repurchase or other acquisition of any Capital Stock or Subordinated Obligations of the Company made out of the proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the

         Company (other than Disqualified Capital Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale is financed by loans from or guaranteed by the Company unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause
         (3)(B) of paragraph (a) above;

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company which is permitted to be Incurred pursuant to the covenant described under "Limitation on Indebtedness";

     (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant;

     (4) repurchases by the Company of its Capital Stock (i) from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or pursuant to any employment agreement between the Company and such employee, in an amount not to exceed $5 million in any calendar year and $10 million in the aggregate, plus the aggregate cash proceeds from any reissuance during such calendar year of its Capital Stock by the Company to employees, officers or directors of the Company and its Subsidiaries (without duplication of amounts included in clause
         (3)(B) of paragraph (a) above) and (ii) from its Chief Executive Officer upon death, disability or termination of employment of such Chief Executive Officer or pursuant to any employment agreement between the Company and such Chief Executive Officer but only up to the amount of the Capital Stock owned by such Chief Executive Officer on the Issue Date;

     (5) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of the Company issued in compliance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense";

     (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

     (7) so long as no Default shall have occurred or be continuing or would result therefrom, Investments in an aggregate amount outstanding at any time not exceeding $25 million; and

     (8) so long as no Default shall have occurred or be continuing or would result therefrom, the making of Restricted Payments in an aggregate amount not to exceed $50 million.

     In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (a)(3) above, amounts expended pursuant to clauses (3), (4), (7) and (8) (but not pursuant to clauses (1), (2), (5) and (6)) of the immediately preceding paragraph shall be included in such calculation.

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

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES.

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) make any loans or advances to the Company or a Restricted Subsidiary or (c) transfer any of its property or assets to the Company or a Restricted Subsidiary, except:

     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date as in effect on the Issue Date;

     (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

     (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or
         (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in the aggregate to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

     (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

     (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

     (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

     (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
         (c) above on the property so acquired;

     (8) encumbrances or restrictions imposed by operation of any applicable law, rule, regulation or order.

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

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK.

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

     (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, of the shares and assets subject to such Asset Disposition;

     (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

        (A) first, to either (x) (i) prepay the Senior Credit Facility (and permanently reduce the commitments thereunder) and/or (ii) prepay, repay, redeem or purchase (and permanently reduce the commitments under) any other Indebtedness (other than any Disqualified Capital Stock) of the Company which ranks equally in right of payment with the Notes or Indebtedness (other than Disqualified Capital Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) in an amount not to exceed the Other Senior Debt Pro Rata Share or (y) acquire Additional Assets, in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

        (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above, to make an offer pursuant to paragraph (b) below to the Holders to purchase Notes pursuant to and subject to the conditions contained in the Indenture; and

        (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) or (B) above, to any other application or use not prohibited by the Indenture.

     Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph (b) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph exceeds $20 million (at which time, the entire unutilized Net Available Cash, and not just the amount in excess of $20 million, shall be applied pursuant to this paragraph).

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Subordinated Obligations) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of closing the transaction.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes pursuant to clause (a)(3)(B) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest, if any, in

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

accordance with the procedures (including prorating in the event of over subscription) set forth in the Indenture.

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES.

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof:

     (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction on an arm's-length basis with a Person who is not such an Affiliate;

     (2) if such Affiliate Transaction (or series of related Affiliate Transactions) involves an amount in excess of $5.0 million (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

     (3) if such Affiliate Transaction (or series of related Affiliate Transactions) involves an amount in excess of $10.0 million, have been determined by a nationally recognized investment banking firm to be no less favorable in any material respect to the Company or such Restricted Subsidiary than that which would have been obtained in a comparable transaction with an unrelated Person.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

     (1) any Permitted Investment or Restricted Payment not otherwise prohibited pursuant to the covenant described under "Limitation on Restricted Payments";

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans entered into in the ordinary course of business and approved by the Board of Directors of the Company;

     (3) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees, agents or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors;

     (4) any Affiliate Transaction exclusively between the Company and a Restricted Subsidiary or exclusively between Restricted Subsidiaries; and

     (5) the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company.

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

LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES.

     The Company will not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

     (1) to the Company or a Restricted Subsidiary;

     (2) directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary;

     (3) in compliance with or to the extent not restricted by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary either continues to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer be a Restricted Subsidiary, then the Investment of the Company in such Person (after giving effect to such issuance or sale) would have been permitted to be made under the "-- Limitation on Restricted Payments" covenant as if made on the date of such issuance or sale.

     Notwithstanding the preceding paragraph, the Company may sell all the Voting Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

MERGER AND CONSOLIDATION.

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, its assets substantially as an entirety to, any Person, unless:

     (1) either the Company shall be the surviving Person, or the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

     (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness."

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but in the case of a conveyance, transfer or lease, the Company shall not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

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

     The Company will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer, lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

     (1) the resulting, surviving or transferee Person shall be a corporation organized and existing under the laws of the jurisdiction under which the Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not the Guarantor) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in a form satisfactory to the Trustee, all the obligations of the Guarantor, if any, under its Guarantee, the Indenture and the Registration Rights Agreement; and

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing.

     The provisions of the immediately preceding clauses (1) and (2) shall not apply to any transactions that constitute an Asset Disposition if the Company complied with the applicable provisions of the covenant described under "Limitation on Sales of Assets and Subsidiary Stock" above and such Asset Disposition shall not be to an Affiliate of the Company.

     Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to the Company or another Guarantor.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

FUTURE GUARANTORS

     If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any domestic Restricted Subsidiary that is not the Company or a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another domestic Restricted Subsidiary, then such transferee or acquired or other Restricted Subsidiary will (1) by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, unconditionally guarantee on a senior basis all of the Company's obligations under the Notes and the Indenture; and (2) deliver to the Trustee an officers certificate and an opinion of counsel each stating that such supplemental indenture complies with the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing, in which case the Company will provide such documents to the Trustee) and provide within 15 days to the Trustee and Holders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and

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

provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial owner of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

DEFAULTS

     Each of the following is an Event of Default:

     (1) a default in the payment of interest on the Notes when due, continued for 30 days,

     (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise,

     (3) the failure by the Company or any Guarantor to comply with its obligations under "Certain Covenants -- Merger and Consolidation" above,

     (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Liens,"
         "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock," "-- Limitation on Transactions with Affiliates" or "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries,"

     (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture,

     (6) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15 million (the "cross-acceleration provision"),

     (7) certain events of bankruptcy, insolvency or reorganization of the Company, any Guarantor or any Significant Subsidiary (the "bankruptcy provisions"),

     (8) any judgment or decree for the payment of money in excess of $15 million in the aggregate (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) is entered against the Company, any Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after notice (the "judgment default provision"), or

     (9) a Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the Guarantee is found to be invalid or a Guarantor denies its liability under its Guarantee (other than by reason of release of the Guarantor in accordance with the terms of the Indenture).

     However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company or such Guarantor does not cure such default within the time specified after receipt of such notice.

     If an Event of Default (other than an Event of Default described in clause
(7) above with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (7) above with respect to the Company occurs and is continuing, the principal of and interest on all the Notes will by that very fact become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration and its consequences with respect to the Notes and their consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless

     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

     (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

     (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity, and

     (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which

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

would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things,

     (1) reduce the amount of Notes whose Holders must consent to an amendment,

     (2) reduce the rate of or change the time for payment of interest on any Note,

     (3) reduce the principal of or change the Stated Maturity of any Note,

     (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under " -- Optional Redemption,"

     (5) make any Note payable in money other than that stated in the Note,

     (6) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

     (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions,

     (8) affect the ranking of the Notes in any material respect, or

     (9) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

     Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor Person of the obligations of the Company and/or the Guarantors under the Indenture in accordance with "Certain Covenants -- Merger and Consolidation," to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges. Subject to the rules and regulations established by DTC, the Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), and the Guarantors may terminate their obligations under the Guarantees, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "Certain Covenants" (other than the covenant described under " -- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under " -- Defaults" above and the limitations contained in clauses (2) and (3) of the first paragraph and clause (2) of the fourth paragraph under " -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "Defaults" above or because of the failure of the Company to comply with clauses (2) and (3) of the first paragraph and clause (2) of the fourth paragraph under "Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee U.S. dollars or U.S. Government Obligations, or a combination thereof, for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

     (1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered

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

to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or shall become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in U.S. dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit;

     (2) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and

     (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

CONCERNING THE TRUSTEE

     Bankers Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     "ADDITIONAL ASSETS" means

     (1) any property or assets (other than Indebtedness and Capital Stock);

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

     "AFFILIATE" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

     (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

     Notwithstanding the foregoing, Asset Disposition shall not include:

      (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

      (2) for purposes of the covenant described under "Certain
          Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "Certain
          Covenants -- Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment;

      (3) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration less than or equal to $500,000;

      (4) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Certain Covenants -- Merger and Consolidation";

      (5) the disposition of Temporary Cash Investments;

      (6) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

      (7) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Wholly-Owned Subsidiary;

      (8) a disposition of any Capital Stock of YourPharmacy.com, Inc. or any corporation, partnership or limited liability company which is the successor to the business conducted or contemplated to be conducted as of the Issue Date by YourPharmacy.com, Inc.;

      (9) a sale or lease-back transaction involving property owned by the Company located at 4500 Alexander Blvd., NE in Albuquerque, New Mexico;

     (10) a sale or disposition involving property owned by the Company located at the Company's site in Plymouth, Minnesota; or

     (11) dispositions in connection with Permitted Liens.

     "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (y) the sum of all such payments.

     "BOARD OF DIRECTORS" means the Board of Directors of the Company, as applicable, or any committee thereof duly authorized to act on behalf of such Board.

     "BUSINESS DAY" means each day which is not a Legal Holiday.

     "CAPITAL LEASE OBLIGATION" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute.

     "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements are available prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

     (1) if the Company or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (and, if such Indebtedness is revolving Indebtedness, the amount of Indebtedness deemed to be outstanding for such period shall be the average outstanding amount of such Indebtedness during such period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period (including, without limitation, Indebtedness that has been repaid, repurchased, defeased or otherwise discharged in connection with an Asset Disposition) that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (other than Indebtedness Incurred for working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

     (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period;

     (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period; and

     (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the average rate in effect during the period had been the applicable rate for the entire period (taking into account any fixed rate established by an Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months, in which case such fixed rate shall be used).

     "CONSOLIDATED EBITDA" means, for any period, the sum of Consolidated Net Income plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) Consolidated Interest Expense;

     (2) provisions for taxes based on income;

     (3) total depreciation expense;

     (4) total amortization expense;

     (5) other non-cash items incurred in the ordinary course of business reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income; and

     (6) for any period that includes fiscal quarters ending on or prior to March 31, 2000, retention bonuses in an aggregate amount up to $10.0 million to the extent actually paid or accrued in such period to key employees of DPS, all of the foregoing as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, whether expensed directly or included as a component of cost of goods sold, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,

     (1) interest expense attributable to Capital Lease Obligations (which shall be in each case deemed to accrue at an interest rate determined in good faith by the Company to be the rate of interest implicit in each such Capital Lease Obligation in accordance with GAAP);

     (2) amortization of debt discount and debt issuance costs;

     (3) non-cash interest expense;

     (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (5) net costs associated with Interest Rate Agreements and Currency Agreements;

     (6) dividends paid or payable in respect of any Disqualified Capital Stock of the Company (other than dividends paid in Qualified Capital Stock) and all dividends paid or payable by Restricted Subsidiaries in respect of any Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, in each case multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the then current effective federal, state and local tax rate of the Company, expressed as a decimal; and

     (7) interest accruing on any Indebtedness Incurred after the Issue Date of any other Person to the extent such Indebtedness is guaranteed by the Company or any Restricted Subsidiary.

     "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded:

     (1) the income (or loss) of any Person (other than a Restricted Subsidiary of the Company) in which any other Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries (subject to the exclusion in clause (3) below) by such Person during such period,

     (2) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person's assets are acquired by the Company or any of its Restricted Subsidiaries,

     (3) the income of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, and

     (4) any after-tax gains or losses attributable to Asset Dispositions or returned surplus assets.

     "CURRENCY AGREEMENT" means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "DEPOSITORY" means The Depository Trust Company, its nominees and their respective successors.

     "DISQUALIFIED CAPITAL STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     (2) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock (excluding Capital Stock converted or exchanged solely at the option of the Company or a Restricted Subsidiary) or

     (3) is redeemable or must be repurchased at the option of the holder thereof, in whole or in part,

in each case on or prior to the Stated Maturity of the Notes; provided, however, that (1) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and
" -- Change of Control;" (2) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; and (3) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

     "DPS" means, collectively, Diversified Pharmaceutical Services, Inc. and Diversified Pharmaceutical Services (Puerto Rico) Inc.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (2) statements and pronouncements of the Financial Accounting Standards Board, and

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession.

     "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to take-or-pay or to maintain financial statement conditions or otherwise) or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person guaranteeing any obligation.

     "GUARANTORS" means (1) each of the Company's domestic Restricted Subsidiaries existing on the Issue Date (other than Practice Patterns Science, Inc., Great Plains Reinsurance Company, ValueRx of Michigan, Inc., Diversified NY IPA, Inc. and Diversified Pharmaceutical Services (Puerto Rico) Inc.) and (2) any Person that becomes a domestic Restricted Subsidiary of the Company that pursuant to the covenant described under "Future Guarantors" or otherwise in the future executes a supplemental indenture in which such Restricted Subsidiary unconditionally guarantees on a senior basis the Company's obligations under the Notes and the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "HOLDER" or "NOTEHOLDER" means the Person in whose name a Note is registered on the Registrar's books.

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

     "INCUR" means issue, assume, guarantee, incur or otherwise become liable; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication),

     (1) the principal of and premium (if any) in respect of

        (A) indebtedness of such Person for money borrowed and

        (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     (2) all Capital Lease Obligations of such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than one year after taking title of such property), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business not overdue by more than 90 days);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (but only to the extent of the amount actually guaranteed);

     (7) all obligations of the type referred to in clauses (1) through (6) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, the net obligations of such Person under currency agreements and interest swap agreements.

     For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated

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

in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Capital Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Capital Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The principal amount of any Indebtedness issued with original issue discount shall be the face amount of such Indebtedness less than remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in accordance with GAAP.

     "INTEREST RATE AGREEMENT" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided, that endorsements of negotiable instruments and documents in ordinary course of business shall not be deemed an Investment. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "Certain Covenants -- Limitation on Restricted Payments,"

     (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value as determined in good faith by the Board of Directors of the Company of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value as determined in good faith by the Board of Directors of the Company at the time of such transfer.

     "INVESTMENT GRADE RATING" means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody's, any of the rating categories from and including Aaa to and including Baa3.

     "ISSUE DATE" means the date on which the Outstanding Notes were originally issued.

     "LEGAL HOLIDAY" means a Saturday, a Sunday, any day which is a holiday under the laws of the State of New York or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

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

     "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "MOODY'S" means Moody's Investors Service, Inc.

     "NET AVAILABLE CASH" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of

     (1) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued or paid as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness or other obligations which are secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law;

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

     (4) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition.

The amounts in clauses (1) through (4) above, to the extent estimates are necessary, shall be estimated reasonably and in good faith by the Company.

     "NET CASH PROCEEDS," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "OTHER SENIOR DEBT PRO RATA SHARE" means the amount of the Net Available Cash obtained by multiplying the amount of such Net Available Cash by a fraction, (i) the numerator of which is the lesser of the aggregate principal face amount or accreted value of all Indebtedness (other than the Notes, Subordinated Obligations, Indebtedness outstanding under the Senior Credit Facility and any other Indebtedness owed to the Company or any Subsidiary of the Company) of the Company or the applicable Restricted Subsidiary, as the case may be, outstanding at the time of the applicable Asset Disposition with respect to which the Company or the applicable Restricted Subsidiary, as the case may be, is required to use Net Available Cash to repay or make an offer to purchase and repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Disposition and (b) the lesser of the aggregate principal face amount or accreted value of all other Indebtedness (other than Subordinated Obligations, Indebtedness outstanding under the Senior Credit Facility and any other Indebtedness owed to the Company or any Subsidiary of the Company) of the Company or the applicable Restricted Subsidiary, as the case may be, outstanding at the time of the applicable Asset Disposition with respect to which the Company or the applicable Restricted Subsidiary, as the case may be, is required to use the Net Available Cash to repay or to offer to purchase and repay.

     "PERMITTED HOLDERS" means NYLIFE HealthCare Management, Inc., an indirect subsidiary of New York Life Insurance Company, a mutual insurance company organized and existing under the laws of the State of New York, and its Affiliates.

     "PERMITTED INVESTMENTS" means

      (1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

      (2) Investments in cash and Temporary Cash Investments;

      (3) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business;

      (4) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the terms of the Indenture;

      (5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

      (6) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with the covenant described under the heading "Limitation on Sales of Assets and Subsidiary Stock";

      (7) guarantees of Indebtedness permitted to be incurred under the covenant described under the heading "Limitation on Indebtedness";

      (8) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

      (9) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (10) Investments for consideration consisting exclusively of common stock of the Company; and

     (11) Investments in existence on the Issue Date.

     "PERMITTED LIENS" means the following types of Liens:

      (1) Liens securing Indebtedness under the Senior Credit Facility permitted to be incurred under clause (b)(1) of the covenant described under the heading "Limitation on Indebtedness";

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

     (2) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets or property of the Company or any Restricted Subsidiary, other than the surviving Person and its Subsidiaries;

     (3) Liens on assets or property acquired by the Company or a Restricted Subsidiary; provided that such Liens were not created in contemplation of such acquisition and do not extend to any other assets or property (other than proceeds of such acquired assets or property);

     (4) Liens in respect of Interest Rate Agreements and Currency Agreements described in clause (b)(6) of the "Limitation on Indebtedness" covenant;

     (5) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP;

     (6) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's, contractors' or other Liens imposed by law and arising in the ordinary course of business;

     (7) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (8) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case, incurred in the ordinary course of business;

     (9) attachment or judgment Liens not giving rise to a Default or Event of Default;

     (10) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

     (11) leases or subleases granted to others not materially interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

     (12) Liens securing Refinancing Indebtedness; provided that such Liens only extend to the assets securing the Indebtedness being refinanced, such refinanced Indebtedness was previously secured and such Liens do not extend to any other assets of the Company or the assets of any of the Company's other Subsidiaries;

     (13) Liens securing Purchase Money Obligations and Capital Lease Obligations permitted to be Incurred under the Indenture;

     (14) Liens existing on the Issue Date;

     (15) any contract to sell an asset provided such sale is otherwise permitted under the Indenture;

     (16) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries of the Company;

     (17) Liens securing the Notes and the Guarantees; and

     (18) other Liens securing Indebtedness permitted to be Incurred under the Indenture in an aggregate amount not to exceed $25 million at any time outstanding.

     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "PREFERRED STOCK," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "PRINCIPAL" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "PURCHASE MONEY OBLIGATION" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of assets, the amount of which Indebtedness does not exceed the sum of (x) 100% of the lesser of such cost or the fair market value of such assets, as determined in good faith by the Board of Directors of the Company, and (y) reasonable fees and expenses of such Person incurred in connection therewith, and which is incurred concurrently with (or within 270 days following) the purchase of such assets and is secured only by the assets so purchased.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock or that is not Indebtedness that is convertible or exchangeable into Capital Stock.

     "RATING AGENCY" means each of (a) S&P and (b) Moody's.

     "REFINANCE" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "REFINANCING INDEBTEDNESS" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that

     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

     (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced, plus the reasonable fees and expenses related to the issuance of such Refinancing Indebtedness;

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

provided, further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary (other than the Company) that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "RESTRICTED PAYMENT" means, with respect to any Person,

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Capital Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is an entity other than a corporation),

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Capital Stock),

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

     (4) the making of any Investment in any Person (other than a Permitted Investment), including by designating any Subsidiary as an Unrestricted Subsidiary.

     "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "SENIOR CREDIT FACILITY" means the Credit Agreement, dated April 1, 1999 among the Company, Credit Suisse First Boston and the other agents and lenders named therein, and any other bank credit agreement or similar facility entered into in the future by the Company or any Restricted Subsidiary, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the Indenture), substituted, refinanced, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any

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

provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "SUBORDINATED OBLIGATION" means any Indebtedness of the Company or a Restricted Subsidiary (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to any other Indebtedness of the Company or any such Restricted Subsidiary, as the case may be.

     "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

     "TEMPORARY CASH INVESTMENTS" means, as at any date of determination,

      (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;

      (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's;

      (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's;

      (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and

      (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

     "UNRESTRICTED SUBSIDIARY" means

     (1) Practice Patterns Science, Inc., Great Plains Reinsurance Company, Value Rx of Michigan Inc. and any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

     (2) any Subsidiary of an Unrestricted Subsidiary.

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

     The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "Limitation on Restricted Payments." The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing or would arise therefrom. Any such designation by the Board of Directors of the Company shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "U.S. GOVERNMENT OBLIGATIONS" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including limited liability company or partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                         MATERIAL UNITED STATES FEDERAL
                           INCOME TAX CONSIDERATIONS

EXCHANGE OF NOTES

     The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

     IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements under the Securities Act. In addition, from time to time, we or our representatives have made or may make forward-looking statements orally or in writing. The words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions have been used in this prospectus and the documents incorporated in this prospectus by reference to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

     - risks associated with the consummation and financing of our acquisitions of ValueRx and DPS, including the ability to successfully integrate the operations of the acquired businesses with our existing operations, client retention issues and risks inherent in the acquired entities operations

     - risks associated with our ability to meet our debt obligations

     - risks associated with managing and maintaining internal growth

     - competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients

     - the possible termination of contracts with key clients or providers

     - the possible loss of relationships with pharmaceutical manufacturers

     - changes in pricing or discount practices of pharmaceutical manufacturers

     - adverse results in litigation and regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations or a change in the interpretation of existing legislation or regulations

     - the impact of increases in health care costs, changes in drug utilization patterns and introductions of new drugs

     - risks associated with the "year 2000" issue, including our ability to successfully convert our and DPS's information systems and our and DPS's non-information systems, and the ability of our and DPS's vendors/trading partners to successfully convert their systems to be year 2000 compliant

     - dependence on key members of management

     - our relationship with New York Life, which possesses voting control of us

     - other risks described from time to time in our filings with the SEC

     We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus and the documents incorporated in this prospectus by reference. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 000-20199. You may read and copy any document we file at the following SEC public reference rooms:

  Judiciary Plaza         500 West Madison Street     7 World Trade Center
  450 Fifth Street, N.W.  14th Floor                  Suite 1300
  Room 1024               Chicago, Illinois 60661     New York, New York 10048
  Washington, D.C. 20549

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

     Our Class A common stock is listed on The Nasdaq National Market. You may also read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement filed with the SEC. The SEC allows us to "incorporate by reference" selected documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Form 10-K/A dated June 10, 1999

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999

     - Current Reports on Form 8-K dated February 18, 1999, February 24, 1999, March 25, 1999, April 14, 1999, May 12, 1999, May 13, 1999, May 28, 1999,
       July 1, 1999 and Form 8-K/A dated June 12, 1998 and June 14, 1999

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

     General Counsel
     Express Scripts, Inc.
     13900 Riverport Drive
     Maryland Heights, Missouri 63043
     Telephone: (314) 770-1666

     IN ORDER TO ASSURE TIMELY DELIVERY, ANY REQUEST FOR COPIES OF THE INDENTURE OR OTHER AGREEMENTS REFERRED TO IN THIS PROSPECTUS, SHOULD BE DIRECTED TO
EXPRESS SCRIPTS AT THE ADDRESS REFERRED TO ABOVE NO LATER THAN           , 1999.

                                 LEGAL MATTERS

     Legal matters in connection with the notes are being passed upon for us by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The Express Scripts, Inc. Financial Statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the Diversified Pharmaceutical Services, Inc. and Subsidiary Financial Statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the Value Health Pharmacy Benefit Management Financial Statements as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 incorporated by reference in this prospectus have been included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The Value Health Pharmacy Benefit Management Financial Statements as of December 31, 1997 and for the five-month period ended December 31, 1997 and for the seven-month period ended July 31, 1997 and the Managed Prescription Network, Inc. Financial Statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this prospectus have been so included from our current report on Form 8-K/A dated June 12, 1998 in reliance on the reports of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                             EXPRESS SCRIPTS, INC.

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Balance
  Sheet.............................   F-3
Unaudited Consolidated Statement of
  Operations........................   F-4
Unaudited Consolidated Statement of
  Changes in Stockholders' Equity...   F-5
Unaudited Consolidated Statement of
  Cash Flows........................   F-6
Notes to Unaudited Consolidated
  Financial Statements..............   F-7

                             EXPRESS SCRIPTS, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...  F-15
Consolidated Balance Sheet..........  F-16
Consolidated Statement of
  Operations........................  F-17
Consolidated Statement of Changes in
  Stockholders' Equity..............  F-18
Consolidated Statement of Cash
  Flows.............................  F-19
Notes to Consolidated Financial
  Statements........................  F-20

                  VALUE HEALTH PHARMACY BENEFIT MANAGEMENT AND
      MANAGED PRESCRIPTION NETWORK, INC. D/B/A COLUMBIA PHARMACY SOLUTIONS
               UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

Unaudited Combined Condensed Balance
  Sheet.............................  F-46
Unaudited Combined Condensed State-
  ment of Operations................  F-47
Unaudited Combined Condensed State-
  ment of Cash Flow.................  F-48
Notes to Unaudited Combined
  Condensed Financial Statements....  F-49

                             EXPRESS SCRIPTS, INC.

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF MARCH 31, 1999 AND
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999

                             EXPRESS SCRIPTS, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1999
                                                              ------------    ----------
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  122,589     $  115,838
  Receivables, less allowance for doubtful accounts of
     $17,806 and $14,883, respectively......................      433,006        446,453
  Inventories...............................................       55,634         55,234
  Deferred taxes............................................       41,011         41,841
  Prepaid expenses..........................................        4,667          3,761
                                                               ----------     ----------
     Total current assets...................................      656,907        663,127
Property and equipment, less accumulated depreciation and
  amortization..............................................       77,499         73,346
Goodwill, less accumulated amortization.....................      282,163        268,081
Other assets................................................       78,892         92,396
                                                               ----------     ----------
     Total assets...........................................   $1,095,461     $1,096,950
                                                               ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................   $   54,000     $   54,000
  Claims and rebates payable................................      338,251        331,525
  Accounts payable..........................................       60,247         65,715
  Accrued expenses..........................................       86,798         71,666
                                                               ----------     ----------
     Total current liabilities..............................      539,296        522,906
Long-term debt..............................................      306,000        306,000
Other liabilities...........................................          471            502
                                                               ----------     ----------
     Total liabilities......................................      845,767        829,408
                                                               ----------     ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized, and no shares issued
  Class A Common Stock, $.01 par value, 75,000,000 shares
     authorized, 18,610,000 and 18,707,000 shares issued,
     respectively...........................................          186            187
  Class B Common Stock, $.01 par value, 22,000,000 shares
     authorized, 15,020,000 shares issued...................          150            150
  Additional paid-in capital................................      110,099        114,391
Accumulated other comprehensive income......................          (74)           (62)
  Retained earnings.........................................      146,322        159,865
                                                               ----------     ----------
                                                                  256,683        274,531
  Class A Common Stock in treasury at cost, 475,000
     shares.................................................       (6,989)        (6,989)
                                                               ----------     ----------
     Total stockholders' equity.............................      249,694        267,542
                                                               ----------     ----------
     Total liabilities and stockholders' equity.............   $1,095,461     $1,096,950
                                                               ==========     ==========

See accompanying notes to consolidated financial statements.

                             EXPRESS SCRIPTS, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                --------------------------
                                                                   1998           1999
                                                                -----------    -----------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
Net revenues................................................     $371,362       $899,087
                                                                 --------       --------
Cost and expenses:
  Cost of revenues..........................................      338,492        823,647
  Selling, general & administrative.........................       18,826         46,440
                                                                 --------       --------
                                                                  357,318        870,087
                                                                 --------       --------
Operating income............................................       14,044         29,000
                                                                 --------       --------
Interest income (expense):
  Interest income...........................................        2,138          1,393
  Interest expense..........................................          (14)        (6,222)
                                                                 --------       --------
                                                                    2,124         (4,829)
                                                                 --------       --------
Income before income taxes..................................       16,168         24,171
Provision for income taxes..................................        6,290         10,628
                                                                 --------       --------
Net income..................................................     $  9,878       $ 13,543
                                                                 ========       ========
Basic earnings per share....................................     $   0.30       $   0.41
                                                                 ========       ========
Weighted average number of common shares outstanding during
  the period -- Basic EPS...................................       33,053         33,211
                                                                 ========       ========
Diluted earnings per share..................................     $   0.29       $   0.40
                                                                 ========       ========
Weighted average number of common shares outstanding during
  the period -- Diluted EPS.................................       33,579         34,154
                                                                 ========       ========

See accompanying notes to consolidated financial statements.

                             EXPRESS SCRIPTS, INC.

      UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                              NUMBER OF SHARES                                        AMOUNT
                              -----------------   -------------------------------------------------------------------------------
                                                                                    ACCUMULATED
                              CLASS A   CLASS B   CLASS A   CLASS B   ADDITIONAL       OTHER
                              COMMON    COMMON    COMMON    COMMON     PAID-IN     COMPREHENSIVE   RETAINED   TREASURY
                               STOCK     STOCK     STOCK     STOCK     CAPITAL        INCOME       EARNINGS    STOCK      TOTAL
                              -------   -------   -------   -------   ----------   -------------   --------   --------   --------
                                                                        (IN THOUSANDS)
Balance at December 31,
  1998......................  18,610    15,020     $186      $150      $110,099        $(74)       $146,322   $(6,989)   $249,694
                              ------    ------     ----      ----      --------        ----        --------   -------    --------
  Comprehensive income:
    Net income..............                                                                         13,543                13,543
    Other comprehensive
      income,
      Foreign currency
         translation
         adjustment.........      --        --       --        --            --          12              --        --          12
                              ------    ------     ----      ----      --------        ----        --------   -------    --------
  Comprehensive income......      --        --       --        --            --          12          13,543        --      13,555
  Exercise of stock
    options.................      97                  1                   2,721                                             2,722
  Tax benefit relating to
    employee stock
    options.................      --        --       --        --         1,571          --              --        --       1,571
                              ------    ------     ----      ----      --------        ----        --------   -------    --------
Balance at March 31, 1999...  18,707    15,020     $187      $150      $114,391        $(62)       $159,865   $(6,989)   $267,542
                              ======    ======     ====      ====      ========        ====        ========   =======    ========

See accompanying notes to consolidated financial statements.

                             EXPRESS SCRIPTS, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                             1998        1999
                                                            -------    --------
                                                              (IN THOUSANDS)
Cash flows from operating activities:
  Net income..............................................  $ 9,878    $ 13,543
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................    2,396       8,685
     Deferred income taxes................................     (362)      1,545
     Bad debt expense.....................................      942       1,592
     Tax benefit relating to employee stock options.......      662       1,571
     Net changes in operating assets and liabilities......   10,706     (30,744)
                                                            -------    --------
Net cash provided by (used in) operating activities.......   24,222      (3,808)
                                                            -------    --------
Cash flows from investing activities:
  Purchases of property and equipment.....................   (3,176)     (5,677)
  Short-term investments..................................   (1,334)         --
                                                            -------    --------
Net cash (used in) investing activities...................   (4,510)     (5,677)
                                                            -------    --------
Cash flows from financing activities:
  Other, net..............................................      683       2,722
                                                            -------    --------
Net cash provided by financing activities.................      683       2,722
                                                            -------    --------
Effect of foreign currency translation adjustment.........        6          12
                                                            -------    --------
Net increase (decrease) in cash and cash equivalents......   20,401      (6,751)
Cash and cash equivalents at beginning of period..........   64,155     122,589
                                                            -------    --------
Cash and cash equivalents at end of period................  $84,556    $115,838
                                                            =======    ========

See accompanying notes to consolidated financial statements.

                             EXPRESS SCRIPTS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Financial statement note disclosures, normally included in financial statements prepared in conformity with generally accepted accounting principles, have been omitted in this Form 10-Q pursuant to the Rules and Regulations of the Securities and Exchange Commission. However, in the opinion of the Company, the disclosures contained in this Form 10-Q are adequate to make the information presented not misleading when read in conjunction with the notes to consolidated financial statements included in the Company's Annual Report on Form 10-K for the Year Ended December 31, 1998, as filed with the Securities and Exchange Commission on March 29, 1999.

     In the opinion of the Company, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Unaudited Consolidated Balance Sheet at March 31, 1999, the Unaudited Consolidated Statement of Operations for the three months ended March 31, 1998, and 1999, the Unaudited Consolidated Statement of Changes in Stockholders' Equity for the three months ended March 31, 1999, and the Unaudited Consolidated Statement of Cash Flows for the three months ended March 31, 1998, and 1999. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

2.  RECEIVABLES

     As of December 31, 1998 and March 31, 1999, unbilled receivables were $209,334,000 and $214,941,000, respectively.

3.  EARNINGS PER SHARE

     Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share but adds the number of additional common shares that would have been outstanding for the period if the dilutive potential common shares had been issued. The only difference between the number of weighted average shares used in the basic and diluted calculation for all years is stock options and stock warrants granted by the Company using the "treasury stock" method.

4.  ACQUISITION

     On April 1, 1998 the Company acquired all of the outstanding capital stock of Value Health, Inc. and Managed Prescriptions Network, Inc. (collectively, the "Acquired Entities") from Columbia/HCA Healthcare Corporation ("Columbia") for approximately $460 million in cash (which includes transactions costs and executive management severance costs of approximately $15 million), approximately $360 million of which was obtained through a five-year bank credit facility (see Note 4) and the remainder from the Company's cash balances and short-term investments. At closing, the Acquired Entities owned various subsidiaries that now or formerly conducted a PBM business, commonly known as "ValueRx."

     The acquisition has been accounted for using the purchase method of accounting and the results of operations of the Acquired Entities have been included in the consolidated

                             EXPRESS SCRIPTS, INC.

financial statements and PBM segment since April 1, 1998. The purchase price has been allocated based on the estimated fair values of net assets acquired at the date of the acquisition. The excess of purchase price over tangible net assets acquired has been allocated to other intangible assets consisting of customer contracts and non-compete agreements in the amount of $57,653,000 which are being amortized using the straight-line method over the estimated useful lives of 2 to 20 years and are included in other assets, and goodwill in the amount of $278,113,000 which is being amortized using the straight-line method over the estimated useful life of 30 years. In conjunction with the acquisition, the Acquired Entities and their subsidiaries retained the following liabilities:

                                                           (IN THOUSANDS)
Fair value of assets acquired............................    $ 659,166
Cash paid for the capital stock..........................     (460,137)
                                                             ---------
     Liabilities retained................................    $ 199,029
                                                             =========

     The following unaudited pro forma information presents a summary of combined results of operations of the Company and the Acquired Entities as if the acquisition had occurred at the beginning of the period presented, along with certain pro forma adjustments to give effect to amortization of goodwill, other intangible assets, interest expense on acquisition debt and other adjustments. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed dates. Included in the pro forma information are integration costs incurred by the Company that are being reported within selling, general and administrative expenses in the statement of operations.

                                                         THREE MONTHS ENDED
                                                           MARCH 31, 1998
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE DATA)
Net revenues..........................................        $781,290
Net income............................................           9,900
Basic earnings per share..............................            0.30
Diluted earnings per share............................            0.29

5.  FINANCING

     On April 1, 1998, the Company executed a $440 million credit facility with a bank syndicate led by Bankers Trust Company, consisting of a $360 million term loan facility and an $80 million revolving loan facility. The credit facility expires on April 15, 2003 and is guaranteed by the Company's domestic subsidiaries other than Practice Patterns Science, Inc. ("PPS"), and Great Plains Reinsurance Company ("Great Plains") and secured by pledges of 100% (or, in the case of foreign subsidiaries, 65%) of the capital stock of the Company's subsidiaries other than PPS and Great Plains. The provisions of this term loan require quarterly interest payments and, beginning in April 1999, semi-annual principal payments. The interest rate is based on a spread ("Credit Rate Spread") over several London Interbank Offered Rates ("LIBOR") or base rate options, depending upon the Company's ratio of earnings before interest, taxes, depreciation and amortization

                             EXPRESS SCRIPTS, INC.

("EBITDA") to debt ("Leverage Ratio"). At March 31, 1999, the interest rate was 5.84375%, representing a credit rate spread of 0.75% over the three-month LIBOR rate. The credit facility contains covenants that limit the indebtedness the Company may incur and the amount of annual capital expenditures. The covenants also establish a minimum interest coverage ratio, a maximum leverage ratio, and a minimum consolidated net worth. At March 31, 1999, the Company was in compliance with all covenants. In addition, the Company is required to pay an annual fee depending on the leverage ratio, payable in quarterly installments, on the unused portion of the revolving loan. The commitment fee was 22.5 basis points at March 31, 1999. There were no borrowings at March 31, 1999 under the revolving loan facility. The carrying amount of the Company's term loan facility approximates fair value.

     In conjunction with the Company's policy to manage interest rate risk, the Company entered into an interest rate swap agreement ("swap") with The First National Bank of Chicago, a subsidiary of Bank One Corporation, on April 3, 1998. At March 31, 1999, the swap had a notional principal amount of $360 million. Under the terms of the swap, the Company agrees to receive a floating rate of interest on the amount of the term loan facility based on a three-month LIBOR rate in exchange for payment of a fixed rate of interest of 5.88% per annum. The notional principal amount of the swap amortizes in equal amounts with the principal balance of the term loan facility. As a result, the Company has, in effect, converted its variable rate term debt to fixed rate debt at 5.88% per annum for the entire term of the term loan facility, plus the Credit Rate Spread.

6.  RESTRUCTURING

     During the second quarter of 1998, the Company recorded a pre-tax restructuring charge of $1,651,000 ($1,002,000 after taxes or $0.03 per basic and diluted earnings per share) associated with the Company closing the non-PBM service operations of its wholly-owned subsidiary, PhyNet, Inc., and transferring certain functions of its Express Scripts Vision Corporation to another vision care provider.

                                       BALANCE AT        UTILIZED        BALANCE AT
                                      DECEMBER 31,    ---------------    MARCH 31,
                                          1998        CASH    NONCASH       1999
                                      ------------    ----    -------    ----------
                                                     (IN THOUSANDS)
Write-down of long-lived assets.....      $531        $ --     $(195)       $336
Employee transition costs for 61
  employees.........................       232          --        --         232
                                          ----        ----     -----        ----
                                          $763        $ --     $(195)       $568
                                          ====        ====     =====        ====

     The restructuring charge includes tangible assets to be disposed of being written down to their net realizable value, less cost of disposal. Management expects recovery to approximate its cost of disposal. Considerable management judgment is necessary to estimate fair value; accordingly, actual results could vary from such estimates. The Company anticipates completing the remainder of the restructuring actions by the end of the third quarter of 1999.

                             EXPRESS SCRIPTS, INC.

7.  SEGMENT REPORTING

     The Company is organized on the basis of services offered and has determined that it has two reportable segments: PBM services and non-PBM services. The Company manages the pharmacy benefit within an opening segment which encompasses a fully-integrated PBM service. The remaining three operating service lines (IVTx, Specialty Distribution and Vision) have been aggregated into a non-PBM reporting segment.

     The following table presents information about the reportable segments for the three months ended March 31:

                                         PBM       NON-PBM     TOTAL
                                       --------    -------    --------
                                               (IN THOUSANDS)
1998
Net revenues.........................  $358,924    $12,438    $371,362
Income before income taxes...........    15,038     1,130       16,168
1999
Net revenues.........................  $884,435    $14,652    $899,087
Income before income taxes...........    22,660     1,511       24,171

8.  SUBSEQUENT EVENTS

     On April 1, 1999 the Company completed its acquisition of Diversified Pharmaceutical Services, Inc. and Diversified Pharmaceutical Services (Puerto
Rico) Inc. (collectively, "DPS"), from SmithKline Beecham Corporation and SmithKline Beecham InterCredit BV (collectively, "SB") for approximately $700 million in cash, such amount being subject to adjustment based upon the amount of working capital of DPS at closing. The acquisition will be accounted for under the purchase method of accounting. The Company will file an Internal Revenue Code sec.338(h)(10) election, making amortization expense of certain intangible assets, including goodwill, tax deductible.

     The Company used approximately $48 million of its own cash and financed the remainder of the purchase price and related acquisition costs through a $1.05 billion credit facility with a bank syndicate led by Credit Suisse First Boston and Bankers Trust Company, and a $150 million senior subordinated bridge credit facility from Credit Suisse First Boston and Bankers Trust Company. The Company also used a portion of the proceeds from the $1.05 billion credit facility to retire the $360 million principal balance outstanding on its $440 million credit facility (see Note 4). As a result of the retirement of the $360 million balance outstanding on its $440 million credit facility, the Company will write-off the remaining deferred financing fees at March 31, 1999 of $3,250,000, or approximately $1,950,000 net of tax, as an extraordinary item during the second quarter of 1999.

     The $1.05 billion credit facility consists of a $300 million revolving facility, a $285 million term facility ("Term A"), and a $465 million term facility ("Term B"). The revolving facility and the Term A facility are for a period of six years. The Term B facility is for a period of eight years. The provisions of this loan require quarterly interest payments and, beginning in March 2000, annual principal payments. The interest rate is

                             EXPRESS SCRIPTS, INC.

based on a spread (the "Base Rate Margin") over several LIBOR or base rate options, depending upon the Company's ratio of debt to EBITDA. However, the initial base rate margin is fixed at 275 basis points for the revolving facility and Term A facility and 350 basis points for the Term B facility for the first two quarters. The credit facility contains covenants that limit the indebtedness the Company may incur and the amount of annual capital expenditures. The covenants also establish a minimum interest coverage ratio, a maximum leverage ratio, and a minimum fixed charge coverage ratio. In addition, the Company is required to pay an annual fee of 50 basis points, payable in quarterly installments, on the unused portion of the revolving facility.

     The following represents the schedule of current maturities for the Term A and Term B facilities (in thousands):

                  YEAR ENDED DECEMBER 31,
                  -----------------------
1999.......................................................    $     --
2000.......................................................       4,650
2001.......................................................      47,400
2002.......................................................      61,650
2003.......................................................      61,650
Thereafter.................................................     574,650
                                                               --------
                                                               $750,000
                                                               ========

     On March 24, 1999, the Company's Board of Directors adopted, and on May 26, 1999, the Company's stockholders approved, an amendment to the Company's Amended and Restated 1994 Stock Option Plan to, among other things, increase the number of shares reserved for issuance under this plan. A total of 2,920,000 shares of the Company's Class A common stock are currently reserved for issuance under this plan, and said amount will automatically increase on January 1 of each year, to and including January 1, 2004, by an amount equal to 1% of the aggregate number of then outstanding shares of the Company's Class A and Class B common stock.

     On May 26, 1999, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the number of authorized shares of Class A common stock from 75 million to 150 million and the number of authorized shares of Class B common stock from 22 million to 31 million.

     On June 18, 1999, the Company learned that it is named as a defendant in Allcare Health Management Systems, Inc. v. Cerner Corporation, et al. No. 499-CV-0464-Y (N.D. TX). Plaintiff commenced this action on or about June 16, 1999, alleging infringement of a patent owned by Plaintiff on a "Wellness Health Management System" by the Company and its wholly-owned subsidiary Diversified Pharmaceutical Services, Inc. and ten other unrelated entities. At this stage of the litigation, neither the merits of Plaintiff's claim nor the potential liability associated with it, if any, can be ascertained.

     On June 18, 1999, SB transferred ownership of Diversified Prescription Delivery L.L.C. ("DPD"), to the Company, pursuant to the Company's stock purchase agreement

                             EXPRESS SCRIPTS, INC.

with SB for the acquisition of DPS. The acquisition will be accounted for under the purchase method of accounting.

     In June 1999, the Company completed its equity offering of 5,175,000 shares of its Class A common stock, which includes the underwriters' over-allotments. The Company received net proceeds of $300,393,000. The Company also completed the sale of $250 million of 9 5/8% Senior Notes due 2009 through a private placement, receiving net proceeds of $243,502,000. The Company used the net proceeds from the offerings, along with approximately $25 million of its own cash, to repay the $150 million senior subordinated bridge credit facility plus accrued interest and $414,770,000 of the Term B facility plus accrued interest. As a result of the retirement of a portion of the Term B facility, the Company will write-off $7,491,000, or, approximately $4,495,000 net of tax, in deferred financing fees as an extraordinary item during the second quarter of 1999.

     The 9 5/8% Senior Notes are due June 15, 2009 and require semi-annual interest payments beginning December 15, 1999. The Senior Notes are guaranteed by the Company's domestic subsidiaries other than Practice Patterns Science, Inc., Great Plains Reinsurance Company, ValueRx of Michigan, Inc., Diversified NY IPA, Inc. and Diversified Pharmaceutical Services (Puerto Rico) Inc. The following is a summary of financial position and results of operations of the issuer, the guarantor subsidiaries and non-guarantor subsidiaries:

                                     EXPRESS                      NON-
                                  SCRIPTS, INC.   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                  -------------   ----------   ----------   ------------   ------------
AS OF DECEMBER 31, 1998
Current assets..................    $463,818      $ 188,978     $ 4,111      $      --      $  656,907
Property and equipment, net.....      27,375         46,817       3,307                         77,499
Investments in subsidiaries.....      68,198         74,297         264       (142,759)
Intercompany....................     363,455       (361,202)     (2,253)
Goodwill, net...................         210        281,953                                    282,163
Other assets....................      12,783         65,853         256             --          78,892
                                    --------      ---------     -------      ---------      ----------

  Total assets..................    $935,839      $ 296,696     $ 5,685      $(142,759)     $1,095,461
                                    ========      =========     =======      =========      ==========
Current liabilities.............    $394,553      $ 141,433     $ 3,310      $      --      $  539,296
Long-term debt..................     306,000                                                   306,000
Other liabilities...............         779           (251)        (57)                           471
Stockholders' equity............     234,507        155,514       2,432       (142,759)        249,694
                                    --------      ---------     -------      ---------      ----------
  Total liabilities and
    stockholders' equity........    $935,839      $ 296,696     $ 5,685      $(142,759)     $1,095,461
                                    ========      =========     =======      =========      ==========

                             EXPRESS SCRIPTS, INC.

                                     EXPRESS                      NON-
                                  SCRIPTS, INC.   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                  -------------   ----------   ----------   ------------   ------------
AS OF MARCH 31, 1999
Current assets..................    $458,406      $ 197,231     $ 7,490      $      --      $  663,127
Property and equipment, net.....      27,018         43,227       3,101                         73,346
Investments in subsidiaries.....      68,198         74,297         264       (142,759)
Intercompany....................     374,087       (371,292)     (2,795)
Goodwill, net...................         199        267,882                                    268,081
Other assets....................      15,700         76,451         245             --          92,396
                                    --------      ---------     -------      ---------      ----------
  Total assets..................    $943,608      $ 287,796     $ 8,305      $(142,759)     $1,096,950
                                    ========      =========     =======      =========      ==========

Current liabilities.............    $383,686      $ 133,236     $ 5,984      $      --      $  522,906
Long-term debt..................     306,000                                                   306,000
Other liabilities...............         802           (232)        (68)                           502
Stockholders' equity............     253,120        154,792       2,389       (142,759)        267,542
                                    --------      ---------     -------      ---------      ----------
  Total liabilities and
    stockholders' equity........    $943,608      $ 287,796     $ 8,305      $(142,759)     $1,096,950
                                    ========      =========     =======      =========      ==========

THREE MONTHS ENDED MARCH 31, 1998
Net revenues....................    $364,970      $   3,908     $ 2,484      $      --      $  371,362
Operating expenses                   351,065          3,783       2,470             --         357,318
                                    --------      ---------     -------      ---------      ----------
  Operating income (loss).......      13,905            125          14             --          14,044
Interest income (expense).......       2,102             --          22             --           2,124
                                    --------      ---------     -------      ---------      ----------
  Income (loss) before tax
    provision...................      16,007            125          36             --          16,168
Income tax provision
  (benefit).....................       6,205             48          37             --           6,290
                                    --------      ---------     -------      ---------      ----------
  Net Income (loss).............    $  9,802      $      77     $    (1)     $      --      $    9,878
                                    ========      =========     =======      =========      ==========

THREE MONTHS ENDED MARCH 31, 1999
Net revenues....................    $493,545      $ 401,878     $ 3,664      $      --      $  899,087
Operating expenses..............     466,356        400,698       3,033             --         870,087
                                    --------      ---------     -------      ---------      ----------
  Operating income (loss).......      27,189          1,180         631             --          29,000
Interest income (expense).......      (4,939)            66          44             --          (4,829)
                                    --------      ---------     -------      ---------      ----------
  Income (loss) before tax
    provision...................      22,250          1,246         675             --          24,171
Income tax provision
  (benefit).....................       8,451          1,894         283             --          10,628
                                    --------      ---------     -------      ---------      ----------
  Net Income (loss).............    $ 13,799      $    (648)    $   392      $      --      $   13,543
                                    ========      =========     =======      =========      ==========

                             EXPRESS SCRIPTS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 1997 AND 1998 AND
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Express Scripts, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Express Scripts, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
February 12, 1999, except for Note 15, which is as of July 15, 1999

                             EXPRESS SCRIPTS, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                                ----         ----
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 64,155    $  122,589
  Short-term investments....................................    57,938
  Receivables, less allowance for doubtful accounts of
    $4,802 and $17,806, respectively
  Unrelated parties.........................................   194,061       433,006
  Related parties...........................................    16,230
  Inventories...............................................    28,935        55,634
  Deferred taxes............................................     2,303        41,011
  Prepaid expenses..........................................       346         4,667
                                                              --------    ----------
    Total current assets....................................   363,968       656,907
Property and equipment, less accumulated depreciation and
  amortization..............................................    26,821        77,499
Goodwill, less accumulated amortization.....................       251       282,163
Other assets................................................    11,468        78,892
                                                              --------    ----------
    Total assets............................................  $402,508    $1,095,461
                                                              ========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $     --    $   54,000
  Claims and rebates payable................................   164,920       338,251
  Accounts payable..........................................    17,979        60,247
  Accrued expenses..........................................    15,007        86,798
                                                              --------    ----------
    Total current liabilities...............................   197,906       539,296
Long-term debt..............................................                 306,000
Other liabilities...........................................       901           471
                                                              --------    ----------
    Total liabilities.......................................   198,807       845,767
                                                              --------    ----------
Commitments and Contingencies (Notes 3, 9 and 15)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized, and no shares issued and outstanding........
  Class A Common Stock, $.01 par value, 75,000,000 shares
    authorized, 9,238,000 and 18,610,000 shares issued and
    outstanding, respectively...............................        93           186
  Class B Common Stock, $.01 par value, 22,000,000 shares
    authorized, 7,510,000 and 15,020,000 shares issued and
    outstanding, respectively...............................        75           150
  Additional paid-in capital................................   106,901       110,099
  Accumulated other comprehensive income....................       (27)          (74)
  Retained earnings.........................................   103,648       146,322
                                                              --------    ----------
                                                               210,690       256,683
  Class A Common Stock in treasury at cost, 475,000
    shares..................................................    (6,989)       (6,989)
                                                              --------    ----------
    Total stockholders' equity..............................   203,701       249,694
                                                              --------    ----------
    Total liabilities and stockholders' equity..............  $402,508    $1,095,461
                                                              ========    ==========

See accompanying Notes to Consolidated Financial Statements.

                             EXPRESS SCRIPTS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                     YEAR ENDED DECEMBER 31,
                                             ---------------------------------------
                                               1996          1997           1998
                                             ---------    -----------    -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues (including $152,311, $208,118
  and $145,758, respectively, from related
  parties).................................  $773,615     $1,230,634     $2,824,872
                                             --------     ----------     ----------
Cost and expenses:
  Cost of revenues (including $122,157,
     $176,761 and $127,255, respectively,
     to related parties)...................   684,882      1,119,167      2,584,997
  Selling, general and administrative......    49,103         62,617        148,990
  Corporate restructuring..................        --             --          1,651
                                             --------     ----------     ----------
                                              733,985      1,181,784      2,735,638
                                             --------     ----------     ----------
Operating income...........................    39,630         48,850         89,234
                                             --------     ----------     ----------
Interest income (expense):
  Interest income..........................     3,509          6,081          7,236
  Interest expense.........................       (59)          (225)       (20,230)
                                             --------     ----------     ----------
                                                3,450          5,856        (12,994)
                                             --------     ----------     ----------
Income before income taxes.................    43,080         54,706         76,240
Provision for income taxes.................    16,932         21,277         33,566
                                             --------     ----------     ----------
Net income.................................  $ 26,148     $   33,429     $   42,674
                                             ========     ==========     ==========
Basic earnings per share...................  $   0.81     $     1.02     $     1.29
                                             ========     ==========     ==========
Weighted average number of common shares
  outstanding during the period -- Basic
  EPS......................................    32,160         32,713         33,105
                                             ========     ==========     ==========
Diluted earnings per share.................  $   0.80     $     1.01     $     1.27
                                             ========     ==========     ==========
Weighted average number of common shares
  outstanding during the period -- Diluted
  EPS......................................    32,700         33,122         33,698
                                             ========     ==========     ==========

See accompanying Notes to Consolidated Financial Statements.

                             EXPRESS SCRIPTS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                              NUMBER OF SHARES                                        AMOUNT
                              -----------------   -------------------------------------------------------------------------------
                                                                                    ACCUMULATED
                              CLASS A   CLASS B   CLASS A   CLASS B   ADDITIONAL       OTHER
                              COMMON    COMMON    COMMON    COMMON     PAID-IN     COMPREHENSIVE   RETAINED   TREASURY
                               STOCK     STOCK     STOCK     STOCK     CAPITAL        INCOME       EARNINGS    STOCK      TOTAL
                              -------   -------   -------   -------   ----------   -------------   --------   --------   --------
                                                                        (IN THOUSANDS)
Balance at December 31,
  1995......................   4,539    10,500    $   45     $105      $ 33,158        $  --       $ 44,071   $    --    $ 77,379
  Comprehensive income:
    Net income..............                                                                         26,148                26,148
    Other comprehensive
      income,
      Foreign currency
         translation
         adjustment.........      --        --        --       --            --           (2)            --        --          (2)
                              ------    ------    ------     ----      --------        -----       --------   -------    --------
  Comprehensive income......      --        --        --       --            --           (2)        26,148        --      26,146
  Conversion of Class B
    Common Stock to Class A
    Common Stock............   2,990    (2,990)       30      (30)
  Issuance of Class A Common
    Stock
      Contractual
         agreement..........     227                   2                 11,250                                            11,252
      Public offering.......   1,150                  12                 52,580                                            52,592
  Exercise of stock
    options.................      68                   1                  1,309                                             1,310
  Tax benefit relating to
    employee stock
    options.................                                                661                                               661
  Treasury Stock acquired...      --        --        --       --            --           --             --    (5,250)     (5,250)
                              ------    ------    ------     ----      --------        -----       --------   -------    --------
Balance at December 31,
  1996......................   8,974     7,510        90       75        98,958           (2)        70,219    (5,250)    164,090
                              ------    ------    ------     ----      --------        -----       --------   -------    --------
  Comprehensive income:
    Net income..............                                                                         33,429                33,429
    Other comprehensive
      income,
      Foreign currency
         translation
         adjustment.........      --        --        --       --            --          (25)            --        --         (25)
                              ------    ------    ------     ----      --------        -----       --------   -------    --------
  Comprehensive income......      --        --        --       --            --          (25)        33,429        --      33,404
  Exercise of stock
    options.................     264                   3                  4,769                                             4,772
  Tax benefit relating to
    employee stock
    options.................                                              3,174                                             3,174
  Treasury Stock acquired...      --        --        --       --            --           --             --    (1,739)     (1,739)
                              ------    ------    ------     ----      --------        -----       --------   -------    --------
Balance at December 31,
  1997......................   9,238     7,510        93       75       106,901          (27)       103,648    (6,989)    203,701
                              ------    ------    ------     ----      --------        -----       --------   -------    --------
  Comprehensive income:
    Net income..............                                                                         42,674                42,674
    Other comprehensive
      income,
      Foreign currency
         translation
         adjustment.........      --        --        --       --            --          (47)            --        --         (47)
                              ------    ------    ------     ----      --------        -----       --------   -------    --------
  Comprehensive income......      --        --        --       --            --          (47)        42,674        --      42,627
  Issuance of stock
    dividend................   9,239     7,510        92       75          (167)
  Exercise of stock
    options.................     133                   1                  2,020                                             2,021
  Tax benefit relating to
    employee stock
    options.................      --        --        --       --         1,345           --             --        --       1,345
                              ------    ------    ------     ----      --------        -----       --------   -------    --------
Balance at December 31,
  1998......................  18,610    15,020    $  186     $150      $110,099        $ (74)      $146,322   $(6,989)   $249,694
                              ======    ======    ======     ====      ========        =====       ========   =======    ========

See accompanying Notes to Consolidated Financial Statements.

                             EXPRESS SCRIPTS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                                 1996        1997        1998
                                               --------    --------    ---------
                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net income.................................  $ 26,148    $ 33,429    $  42,674
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization...........     6,707      10,470       27,042
     Deferred income taxes...................       317        (834)      10,068
     Bad debt expense........................     1,456       3,680        4,583
     Corporate restructuring, less cash
       payments of $184......................                              1,467
     Tax benefit relating to employee stock
       options...............................       661       3,174        1,345
     Changes in operating assets and
       liabilities, net of changes resulting
       from acquisition:
       Receivables...........................   (48,149)    (50,166)     (35,083)
       Inventories...........................    (3,638)    (11,444)     (15,417)
       Prepaid expenses and other assets.....    (3,104)      1,722          756
       Claims and rebates payable............    41,055      57,968      107,660
       Accounts payable and accrued
          expenses...........................     8,410       4,504      (18,521)
                                               --------    --------    ---------
Net cash provided by operating activities....    29,863      52,503      126,574
                                               --------    --------    ---------
Cash flows from investing activities:
  Acquisitions, net of cash acquired.........      (940)                (460,137)
  Short-term investments.....................   (54,388)     (3,550)      57,938
  Purchases of property and equipment........    (9,480)    (13,017)     (23,853)
                                               --------    --------    ---------
Net cash (used in) investing activities......   (64,808)    (16,567)    (426,052)
                                               --------    --------    ---------
Cash flows from financing activities:
  Proceeds on long-term debt.................        --          --      360,000
  Proceeds from stock offering...............    52,592
  Deferred financing fees....................                             (4,062)
  Acquisition of treasury stock..............    (5,250)     (1,739)
  Exercise of stock options..................     1,310       4,772        2,021
                                               --------    --------    ---------
Net cash provided by financing activities....    48,652       3,033      357,959
                                               --------    --------    ---------
Effect of foreign currency translation
  adjustment.................................        (2)        (25)         (47)
                                               --------    --------    ---------
Net increase in cash and cash equivalents....    13,705      38,944       58,434
Cash and cash equivalents at beginning of
  year.......................................    11,506      25,211       64,155
                                               --------    --------    ---------
Cash and cash equivalents at end of year.....  $ 25,211    $ 64,155    $ 122,589
                                               ========    ========    =========
Supplemental data:
Cash paid during the year for:
  Income taxes...............................  $ 14,544    $ 20,691    $  17,202
  Interest...................................  $     59    $    225    $  13,568

See accompanying Notes to Consolidated Financial Statements.

                             EXPRESS SCRIPTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND OPERATIONS. Express Scripts, Inc. ("the Company") is a leading specialty managed care company and (subsequent to its acquisition of Value Health, Inc. and Managed Prescription Network, Inc. on April 1, 1998, see
Note 2) is the largest full-service pharmacy benefit management ("PBM") company independent of pharmaceutical manufacturer ownership and drug store ownership in North America. The Company provides healthcare management and administration services on behalf of thousands of clients that include health maintenance organizations, health insurers, third-party administrators, employers and union-sponsored benefit plans. The Company's fully-integrated PBM services include network claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services, which include provider profiling and outcome assessments through its majority-owned Practice Patterns Science, Inc. ("PPS") subsidiary, and informed decision counseling services through its Express Health LineSM division. The Company also provides non-PBM services which include infusion therapy services through its wholly-owned subsidiary IVTx, Inc. ("IVTx"), distribution services through its Specialty Distribution division, and, prior to September 1, 1998, provided managed vision care programs through its wholly-owned subsidiary Express Scripts Vision Corporation ("Vision").

     In March 1992, the Company, originally incorporated in Missouri in 1986, was reincorporated in Delaware and issued an aggregate of 21,000,000 shares of Class B Common Stock to Sanus Corp. Health Systems ("Sanus") in exchange for the outstanding shares of its common stock. Sanus at that time was an indirect subsidiary of New York Life Insurance Company ("NYL"). In April 1992, as a result of a reorganization, both the Company and Sanus became direct subsidiaries of NYLIFE HealthCare Management, Inc. ("NYLIFE"). Sanus has since changed its name to NYLCare Health Plans, Inc. ("NYLCare"). In April 1996, NYLIFE converted 5,980,000 Class B shares to Class A Common Stock and sold those shares in a public offering. NYLIFE continues to own all the remaining outstanding Class B Common Stock of the Company (see Note 11).

     BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Company and all wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts in prior years have been reclassified to conform with 1998 classifications. The preparation of the consolidated financial statements conform to generally accepted accounting principles, and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates and assumptions.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash on hand and temporary investments in money market funds.

     SHORT-TERM INVESTMENTS. Short-term investments consisted of debt securities with a maturity of less than one year that the Company had the positive intent and ability to hold to maturity and are reported at amortized cost.

                             EXPRESS SCRIPTS, INC.

     INVENTORIES. Inventories consist of prescription drugs, vision supplies and medical supplies that are stated at the lower of first-in first-out cost or market.

     PROPERTY AND EQUIPMENT. Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of seven years for furniture, five years for equipment and purchased computer software and three years for personal computers. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the useful life of the asset, if shorter. Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

     SOFTWARE DEVELOPMENT COSTS. During 1997, the Company early adopted Statement of Position No. 98-1 ("SOP 98-1"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires the capitalization of certain costs associated with computer software developed or obtained for internal use. Given the limited software developed or obtained for internal use in 1997, adoption had virtually no effect on the Company's Consolidated Statement of Operations or its financial position. However, the impact of SOP 98-1 on an ongoing basis will be determined by the magnitude of computer software developed or obtained for internal use. Research and development expenditures relating to the development of software to be marketed to clients, or to be used for internal purposes, are charged to expense until technological feasibility is established. Thereafter, the remaining software production costs up to the date of general release to customers, or to the date placed into production, are capitalized and included as Property and Equipment. During 1996, 1997 and 1998, $1,898,000, $1,982,000 and $10,244,000 in software development costs were capitalized, respectively. Capitalized software development costs amounted to $5,269,000 and $27,516,000 at December 31, 1997 and 1998, respectively. Amortization of the capitalized amounts commences on the date of general release to customers, or the date placed into production, and is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product but not more than five years. Reductions, if any, in the carrying value of capitalized software costs to net realizable value are also included in amortization expense. Amortization expense in 1996, 1997 and 1998 was $136,000, $622,000 and $1,968,000, respectively.

     GOODWILL. Goodwill is amortized on a straight-line basis over periods from 15 to 30 years. The amount reported is net of accumulated amortization of $251,000 and $8,114,000 at December 31, 1997 and 1998, respectively. The Company periodically evaluates the carrying value of goodwill for impairment. The evaluation of impairment is based on expected future operating cash flows on an undiscounted basis for the operations to which goodwill relates. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business. In the opinion of management, no such impairment existed at December 31, 1997 or 1998. Amortization expense, included in selling, general and administrative expenses, was $42,000, $42,000 and $7,863,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                             EXPRESS SCRIPTS, INC.

     OTHER INTANGIBLE ASSETS. Other intangible assets (included in other assets) consist of customer contracts, non-compete agreements and deferred financing fees and are amortized on a straight-line basis over periods from 2 to 20 years. Amortization expense for customer contracts and non-compete agreements, included in selling, general and administrative expenses, and for deferred financing fees, included in interest expense, was $4,320,000 and $609,000, respectively, for the year ended December 31, 1998.

     CONTRACTUAL AGREEMENTS. The Company has entered into corporate alliances with certain of its clients whereby shares of the Company's Class A Common Stock were awarded as advance discounts to the clients. The Company accounts for these agreements as follows:

          PRIOR TO DECEMBER 15, 1995 -- For agreements consummated prior to December 15, 1995, the stock is valued utilizing the quoted market value at the date the agreement is consummated if the number of shares to be issued is known. If the number of shares to be issued is contingent upon the occurrence of future events, the stock is valued utilizing the quoted market value at the date the contingency is satisfied and the number of shares is determinable.

          BETWEEN DECEMBER 15, 1995 AND NOVEMBER 20, 1997 -- For agreements entered into between these dates, the Company utilizes the provisions of Financial Accounting Standards Board Statement 123 "Accounting for Stock-Based Compensations" ("FAS 123") which requires that all stock issued to nonemployees be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued instead of the intrinsic value method utilized for stock issued or to be issued under alliances entered into prior to December 15, 1995. The Company has adopted FAS 123 as it relates to stock issued or to be issued under the Premier and Manulife alliances based on fair value at the date the agreement was consummated.

          SUBSEQUENT TO NOVEMBER 20, 1997 -- In November 1997, the Emerging Issues Task Force reached a consensus that the value of equity instruments issued for consideration other than employee services should be initially determined on the date on which a "firm commitment" for performance first exists by the provider of goods or services. Firm commitment is defined as a commitment pursuant to which performance by a provider of goods or services is probable because of sufficiently large disincentives for nonperformance. The consensus must be applied for all new arrangements and modifications of existing arrangements entered into from November 20, 1997. The consensus only addresses the date upon which fair value is determined and does not change the accounting based upon fair value as prescribed by FAS 123. No such arrangements have been entered into by the Company subsequent to November 20, 1997.

     Shares issued on the effective date of the contractual agreement are considered outstanding and included in basic and diluted earnings per share computations when issued. Shares issuable upon the satisfaction of certain conditions are considered outstanding and included in basic and dilutive earnings per share computation when all necessary conditions have been satisfied by the end of the period. If all necessary conditions have not been satisfied by the end of the period, the number of shares included in the dilutive earnings per share computation is based on the number of

                             EXPRESS SCRIPTS, INC.

     shares, if any, that would be issuable if the end of the reporting period were the end of the contingency period and if the result would be dilutive. The value of the shares of stock awarded as advance discounts is recorded as a deferred cost and included in other assets. The deferred cost is recognized in selling, general and administrative expenses over the period of the contract.

     IMPAIRMENT OF LONG LIVED ASSETS. The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business. In the opinion of management, no such impairment existed as of December 31, 1997 or 1998, except for the write-down of the long-lived assets of Express Scripts Vision Corporation (see
Note 7).

     DERIVATIVE FINANCIAL INSTRUMENTS. The Company has entered into an interest rate swap agreement in order to manage exposure to interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes. The interest rate swap is designated as a hedge of the Company's variable interest rate payments. Amounts received or paid are accrued as interest receivable or payable and as interest income or expense. The fair value of interest rate swap agreements is based on market prices. The fair value represents the estimated amount the Company would receive/pay to terminate the agreements taking into consideration current interest rates.

     In June 1998, the Financial Accounting Standards Board ("the FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). The Statement requires all derivatives be recognized as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, the Statement specifies the accounting for changes in the fair value of a derivative based on the intended use of the derivative and the resulting designation. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and will be applicable to the Company's first quarter of fiscal year 2000. The Company's present interest rate swap (see Note 6) would be considered a cash flow hedge. Accordingly, the change in the fair value of the swap would be reported on the balance sheet as an asset or liability. The corresponding unrealized gain or loss representing the effective portion of the hedge will be initially recognized in stockholders' equity and other comprehensive income, and subsequently any changes in unrealized gain or loss from the initial measurement date will be recognized in earnings concurrent with the interest expense on the Company's underlying variable rate debt. If the Company had adopted FAS 133 as of December 31, 1998, the Company would record the unrealized loss of $7,209,000 as a liability and reduction in stockholder's equity and other comprehensive income.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying value of cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value, which approximates the carrying value, of the Company's term loan facility was estimated using either quoted

                             EXPRESS SCRIPTS, INC.

market prices or the current rates offered to the Company for debt with similar maturity. The fair value of the swap ($7,209,000 liability at December 31, 1998) was based on quoted market price, which reflects the present value of the difference between estimated future fixed rate payments and future variable rate receipts.

     REVENUE RECOGNITION. Revenues from dispensing prescription and non-prescription medical products from the Company's mail service pharmacies are recorded upon shipment. Revenue from sales of prescription drugs by pharmacies in the Company's nationwide network and pharmacy claims processing revenues are recognized when the claims are processed. When the Company dispenses pharmaceuticals to members of health benefit plans sponsored by the Company's clients or has an independent contractual obligation to pay its network pharmacy providers for benefits provided to members of its clients' pharmacy benefit plans, the Company includes payments from plan sponsors for these benefits as net revenue and ingredient costs or payments to these pharmacy providers in cost of revenues. If the Company is only administering the plan sponsors' network pharmacy contracts, or where the Company dispenses pharmaceuticals supplied by one of the Company's clients, the Company records only the administrative or dispensing fees derived from the Company's contracts with the plan sponsors as net revenue.

     Client revenue is recognized based upon actual scripts adjudicated and therefore requires no estimation. Amounts remain unbilled for no more than 30 days based upon the contractual billing schedule agreed with the client. At December 31, 1997 and 1998, unbilled receivables were $96,644,000 and $209,334,000, respectively.

     COST OF REVENUES. Cost of revenues includes product costs, pharmacy claims payments and other direct costs associated with dispensing prescriptions and non-prescription medical products and claims processing operations, offset by fees received from pharmaceutical manufacturers in connection with the Company's drug purchasing and formulary management programs. The Company estimates fees receivable from pharmaceutical manufacturers on a quarterly basis converting total prescriptions dispensed to estimated rebatable scripts (i.e., those prescriptions with respect to which the Company is contractually entitled to submit claims for rebates) multiplied by the contractually agreed manufacturer rebate amount. Estimated fees receivable from pharmaceutical manufacturers are recorded when determined by management to be realizable, and realization is not dependent upon future pharmaceutical sales. Estimates are revised once the actual rebatable scripts are calculated and rebates are billed to the manufacturer.

     INCOME TAXES. Deferred tax assets and liabilities are recognized based on temporary differences between financial statement basis and tax basis of assets and liabilities using presently enacted tax rates.

     EARNINGS PER SHARE. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share but adds the number of additional common shares that would have been outstanding for the period if the dilutive potential common shares had been issued. The only difference between the number of weighted average shares used in the basic and diluted calculation for all years is stock options and stock warrants granted by the Company using the "treasury stock" method, amounting to 540,000, 409,000 and 593,000 in 1996, 1997 and 1998, respectively.

                             EXPRESS SCRIPTS, INC.

     FOREIGN CURRENCY TRANSLATION. The financial statements of ESI Canada, Inc. are translated into U.S. Dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. The functional currency for ESI Canada, Inc. is the local currency and translation adjustments are recorded within the other comprehensive income component of stockholders' equity.

     EMPLOYEE STOCK-BASED COMPENSATION. The Company accounts for employee stock options in accordance with Accounting Principles Board No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, the Company applies the intrinsic value method of accounting and, therefore, does not recognize compensation expense for options granted, because options are only granted at a price equal to market value at the time of grant. During 1996, FAS 123 became effective for the Company. FAS 123 prescribes the recognition of compensation expense based on the fair value of options determined on the grant date. However, FAS 123 grants an exception that allows companies currently applying APB 25 to continue using that method. The Company has, therefore, elected to continue applying the intrinsic value method under APB 25. For companies that choose to continue applying the intrinsic value method, FAS 123 mandates certain pro forma disclosures as if the fair value method had been utilized (see Note
12).

     COMPREHENSIVE INCOME. During 1998, Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," became effective for the Company. FAS 130 requires noncash changes in stockholders' equity be combined with net income and reported in a new financial statement category entitled "comprehensive income." Other than net income, the only component of comprehensive income for the Company is the change in the foreign currency translation adjustment. The Company has displayed comprehensive income within the Statement of Changes in Stockholders' Equity.

     SEGMENT REPORTING. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 requires that the Company report certain information, if specific requirements are met, about operating segments of the Company including information about services, geographic areas of operation and major customers. The information is to be derived from the management approach which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. Adoption of FAS 131 did not affect the Company's results of operations or its financial position but did affect the disclosure of segment information (see Note 13).

2.  ACQUISITION

     On April 1, 1998 the Company acquired all of the outstanding capital stock of Value Health, Inc. and Managed Prescriptions Network, Inc. (collectively, the "Acquired Entities") from Columbia/HCA Healthcare Corporation ("Columbia") for approximately $460 million in cash (which includes transactions costs and executive management severance costs of approximately $15 million), approximately $360 million of which was obtained through a five-year bank credit facility (see Note 6) and the remainder from the Company's cash balances and short term investments. At closing, the Acquired Entities

                             EXPRESS SCRIPTS, INC.

owned various subsidiaries that now or formerly conducted a PBM business, commonly known as "ValueRx".

     The acquisition has been accounted for using the purchase method of accounting and the results of operations of the Acquired Entities have been included in the consolidated financial statements and PBM segment since April 1, 1998. The purchase price has been preliminarily allocated based on the estimated fair values of net assets acquired at the date of the acquisition. The excess of purchase price over tangible net assets acquired was originally allocated to other intangible assets consisting of customer contracts and non-compete agreements in the amount of $57,653,000 which are being amortized using the straight-line method over the estimated useful lives of 2 to 20 years and are included in other assets, and goodwill in the amount of $289,863,000 which is being amortized using the straight-line method over the estimated useful life of 30 years. In conjunction with the acquisition, the Acquired Entities and their subsidiaries retained the following liabilities:

                                                           (IN THOUSANDS)
Fair value of assets acquired............................    $ 656,488
Cash paid for the capital stock..........................     (460,137)
                                                             ---------
     Liabilities retained................................    $ 196,351
                                                             =========

     The following unaudited pro forma information presents a summary of combined results of operations of the Company and the Acquired Entities as if the acquisition had occurred at the beginning of the period presented, along with certain pro forma adjustments to give effect to amortization of goodwill, other intangible assets, interest expense on acquisition debt and other adjustments. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed dates. Included in the pro forma information are integration costs incurred by the Company that are being reported within selling, general and administrative expenses in the statement of operations.

                                                YEAR ENDED DECEMBER 31,
                                                ------------------------
                                                   1997          1998
                                                ----------    ----------
                                                (IN THOUSANDS EXCEPT PER
                                                      SHARE DATA)
Net revenues..................................  $2,877,906    $3,234,800
Net income....................................      33,687        42,696
Basic earnings per share......................        1.03          1.29
Diluted earnings per share....................        1.02          1.27

3.  CONTRACTUAL AGREEMENTS

     On December 31, 1995, the Company entered into a ten-year corporate alliance with Premier Purchasing Partners, L.P. (formerly, American Healthcare Systems Purchasing Partners, L.P., the "Partnership"), an affiliate of Premier, Inc. ("Premier"). Premier is an alliance of healthcare systems resulting from the merger in 1995 of American Healthcare Systems, Premier Health Alliance and SunHealth Alliance. Under the terms of the transaction, the Company is Premier's preferred vendor of pharmacy benefit management

                             EXPRESS SCRIPTS, INC.

services to Premier's shareholder systems and their managed care affiliates and will issue shares of its Class A Common Stock as an administrative fee to the Partnership based on the attainment of certain benchmarks, principally related to the number of members receiving the Company's pharmacy benefit management services under the arrangement, and to the achievement of certain joint purchasing goals. The Company may be required to issue up to 4,500,000 shares to the Partnership over a period up to the first five years of the agreement if the Partnership exceeds all benchmarks. Except for certain exemptions from registration under the Securities Act of 1933 ("the 1933 Act"), any shares issued to the Partnership cannot be traded until they have been registered under the 1933 Act and any applicable state securities laws.

     In accordance with the terms of the agreement, the Company issued 454,546 shares of Class A Stock to Premier in May, 1996. The shares were valued at $11,250,000 using the Company's closing stock price on December 31, 1995, the date the agreement was consummated, and are being amortized over the remaining term of the agreement. Amortization expense in 1996, 1997 and 1998 was $776,000, $1,164,000 and $1,164,000, respectively. No additional shares have been earned by Premier through December 31, 1998.

     Effective January 1, 1996, the Company executed a multi-year contract with The Manufacturers Life Insurance Company ("Manulife"), to introduce pharmacy benefit management services in Canada. Manulife's Group Benefits Division continues to work with ESI Canada to provide these services. Under the terms of the agreement, the Company is the exclusive third-party provider of pharmacy benefit management services to Manulife's Canadian clients. The Company also will issue shares of its Class A Common Stock as an advance discount to Manulife based upon achievement of certain volumes of Manulife pharmacy claims processed by the Company. No shares will be issued until after the fourth year of the agreement based on volumes reached in years two through four. The Company anticipates issuing no more than 474,000 shares to Manulife over a period up to the first six years of the agreement. Except for certain exemptions from registration under the 1933 Act, any shares issued to Manulife cannot be traded until they have been registered under the 1933 Act and any applicable state securities laws. In accordance with the terms of the agreement, no stock has been issued since inception.

     If Manulife has not exercised an early termination option at the end of the sixth or tenth year of the agreement, the Company will issue at each of those times a ten-year warrant as an advance discount to purchase up to approximately 237,000 additional shares of the Company's Class A Common Stock exercisable at 85% of the market price at those times. The actual number of shares for which such warrant is to be issued is based on the volume of Manulife pharmacy claims processed by the Company in year six and year ten, respectively.

     Pursuant to an agreement with Coventry Corporation, an operator of health maintenance organizations located principally in Pennsylvania and Missouri, on January 3, 1995, the Company issued 50,000 shares of Class A Common Stock as an advance discount to Coventry in a private placement. These shares were valued at $13.69 per share, the split-adjusted per share market value of the Company's Class A Common Stock on November 22, 1994, which was the date the agreement was consummated and the obligation of the parties became unconditional. No revision of the consideration for the

                             EXPRESS SCRIPTS, INC.

transaction occurred between November 22, 1994 and January 3, 1995. The shares issued to Coventry were being amortized over a six-year period. However, due to Coventry extending the agreement for only two years, as discussed below, instead of three years, the estimated useful life of the shares issued has been reduced to five years. Amortization expense was $114,000, $114,000 and $171,000 for each of the years ended December 31, 1996, 1997 and 1998, respectively. Except for certain exemptions from registration under the 1933 Act, these shares cannot be traded until they have been registered under the 1933 Act and any applicable state securities laws.

     Effective January 1, 1998, Coventry renewed the agreement for a two-year term through December 31, 1999. As part of the agreement, the Company issued warrants as an advance discount to purchase an additional 50,000 shares of the Company's Class A Common Stock, exercisable at 90% of the market value at the time of renewal. During 1998, the Company expensed the advance discount which represented 10% of the market value.

     On October 13, 1992, the Company entered into a five-year arrangement with FHP, Inc. ("FHP") pursuant to which the Company agreed to provide pharmacy benefit services to FHP and its members. FHP is an operator of health maintenance organizations, principally in the western United States. In February 1997, PacifiCare Health Systems, Inc. ("PacifiCare") completed the acquisition of FHP. As a result of the merger, PacifiCare informed the Company that it would not enter into a long-term extension of the agreement and reached an agreement with the Company to phase-out membership starting in July 1997 and continued through March 1998.

     In accordance with the agreement, the Company commenced providing pharmacy benefit services to FHP and its members on January 4, 1993. On the commencement date and pursuant to the agreement, the Company issued 400,000 shares of its Class A Common Stock as advance discounts to FHP in a private placement. These shares were valued at $4.13 per share, the split-adjusted per share market value of the Company's Class A shares on October 13, 1992, which was the date the agreement was consummated and the obligations of the parties became unconditional. No revision of the consideration for the transaction occurred between October 13, 1992 and January 4, 1993. The cost of the shares issued to FHP was amortized over a five-year period ending in 1997. No amortization expense was recorded in 1998. Amortization expense was $165,000 in 1996 and $990,000 in 1997.

4.  RELATED PARTY TRANSACTIONS

     The Company had agreements to provide claims processing services and mail pharmacy prescription services for NYLCare, in return for which it receives processing fees and reimbursement for the contracted cost of the claims. Effective July 15, 1998, NYL consummated the sale of NYLCare to Aetna U.S. Healthcare, Inc., an unrelated party. Therefore, related party amounts for 1998 represent only the period in which NYL owned NYLCare. Transactions subsequent to July 15, 1998 have been included in unrelated parties.

                             EXPRESS SCRIPTS, INC.

     The amount receivable from or (due to) related parties comprised the following:

                                                               DECEMBER 31,
                                                                   1997
                                                              --------------
                                                              (IN THOUSANDS)
     Receivable from NYLCare................................     $23,709
     Due to NYLCare.........................................      (7,479)
                                                                 -------
     Total related party receivable.........................     $16,230
                                                                 =======

     Prior to July 15, 1998, the Company was the exclusive provider of pharmacy benefit management services to NYLCare's managed healthcare subsidiaries, subject to certain exceptions. The Company's agreement with NYLCare provided that fees from drug manufacturers whose products are used in the Company's formularies related to NYLCare subsidiaries was allocated 100% to the Company up to $400,000 and 75% to NYLCare and 25% to the Company thereafter. The Company was also the non-exclusive provider of pharmacy benefit management services to New York Life and Health Insurance Company ("NYLHIC"), a subsidiary of NYLCare. In 1996 fees from drug manufacturers with respect to this business were allocated 100% to the Company. Effective January 1, 1997, the Company shared such fees with NYLHIC on a fixed per script amount which approximates 40% of the total of such fees.

     Such fees allocated to NYLCare and NYLHIC were $7,636,000, $11,690,000 and $7,257,000 in 1996, 1997 and 1998, respectively, and $3,064,000 in 1996,
$5,803,000 in 1997 and $2,307,000 in 1998 were allocated to the Company and have been classified in the accompanying consolidated statement of operations as a reduction of cost of revenues.

     As discussed in Note 3, the Company has entered into a ten year corporate alliance with Premier. Richard Norling is the Chief Operating Officer of Premier and a member of the Company's Board of Directors. No consideration, monetary or otherwise, has been exchanged between the Company and Premier between the period September 1997 and December 1998 (the period during which Premier and the Company are related parties). The Company may be required to issue additional shares of its Class A Common Stock to Premier as discussed in Note 3.

     Premier is required to promote the Company as the preferred PBM provider to healthcare entities, plans and facilities which participate in Premier's purchasing programs. However, all contractual arrangements to provide services are made directly between the Company and these entities, at varying terms and independent of any Premier involvement. Therefore, the associated revenues earned and expenses incurred by the Company are not deemed to be related party transactions. During 1998, the net revenues that the Company derived from services provided to the healthcare entities participating in Premier's purchasing programs was $78,539,000.

                             EXPRESS SCRIPTS, INC.

5.  PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consists of the following:

                                                      DECEMBER 31,
                                                   -------------------
                                                    1997        1998
                                                   -------    --------
                                                     (IN THOUSANDS)
Land.............................................  $    --    $  2,051
Building.........................................                3,076
Furniture........................................    4,362       8,336
Equipment........................................   28,924      52,758
Computer software................................   12,011      37,412
Leasehold improvements...........................    3,934       8,275
                                                   -------    --------
                                                    49,231     111,908
Less accumulated depreciation and amortization...   22,410      34,409
                                                   -------    --------
                                                   $26,821    $ 77,499
                                                   =======    ========

6.  FINANCING

     On April 1, 1998, the Company executed a $440 million credit facility with a bank syndicate led by Bankers Trust Company, consisting of a $360 million term loan facility and an $80 million revolving loan facility. The credit facility expires on April 15, 2003 and is guaranteed by the Company's domestic subsidiaries other than Practice Patterns Science, Inc. ("PPS"), and Great Plains Reinsurance Company ("Great Plains") and secured by pledges of 100% (or, in the case of foreign subsidiaries, 65%) of the capital stock of the Company's subsidiaries other than PPS and Great Plains. The provisions of this loan require quarterly interest payments and, beginning in April 1999, semi-annual principal payments. The interest rate is based on a spread ("Credit Rate Spread") over several London Interbank Offered Rates ("LIBOR") or base rate options, depending upon the Company's ratio of earnings before interest, taxes, depreciation and amortization to debt ("Leverage Ratio"). At December 31, 1998, the interest rate was 6.0625%, representing a credit rate spread of 0.75% over the three month LIBOR rate. The credit facility contains covenants that limit the indebtedness the Company may incur and the amount of annual capital expenditures. The covenants also establish a minimum interest coverage ratio, a maximum leverage ratio, and a minimum consolidated net worth. At December 31, 1998, the Company was in compliance with all covenants. In addition, the Company is required to pay an annual fee depending on the leverage ratio, payable in quarterly installments, on the unused portion of the revolving loan. The commitment fee was 22.5 basis points at December 31, 1998. There were no borrowings at December 31, 1998 under the revolving loan facility. The carrying amount of the Company's term loan facility approximates fair value.

     In conjunction with the credit facility and as part of the Company's policy to manage interest rate risk, the Company entered into an interest rate swap agreement ("swap") with The First National Bank of Chicago, a subsidiary of Bank One Corporation, on

                             EXPRESS SCRIPTS, INC.

April 3, 1998. At December 31, 1998, the swap had a notional principal amount of $360 million. Under the terms of the swap, the Company agrees to receive a floating rate of interest on the amount of the term loan facility based on a three month LIBOR rate in exchange for payment of a fixed rate of interest of 5.88% per annum. The notional principal amount of the swap amortizes in equal amounts with the principal balance of the term loan facility. As a result, the Company has, in effect, converted its variable rate term debt to fixed rate debt at 5.88% per annum for the entire term of the term loan facility, plus the Credit Rate Spread.

     The following represents the schedule of current maturities for the term loan facility (amounts in thousands):

YEAR ENDED DECEMBER 31,
-----------------------
1999............................  $ 54,000
2000............................    72,000
2001............................    90,000
2002............................    96,000
2003............................    48,000
                                  --------
                                  $360,000
                                  ========

     Prior to April 1, 1998, the Company maintained a $25,000,000 unsecured line of credit with the Mercantile Bank National Association which was terminated upon the consummation of the Bankers' Trust credit facility. Additionally, the Company allowed another line of credit in the amount of $25 million to lapse on October 31, 1997. Terms of the agreements were as follows: interest was charged on the principal amount outstanding at a rate equal to any of the following options which the Company, at its option shall select: (i) the bank's "prime rate", (ii) a floating rate equal to the Bank's cost of funds rate plus 50 basis points, or (iii) a fixed rate for periods of 30, 60, 90 or 180 days equal to the LIBOR rate plus 50 basis points. Fees under the agreements on any unused portion were charged at 10 basis points per year. At December 31, 1997, the Company had no outstanding borrowings under this agreement, nor did it borrow any amounts under these agreements during 1997.

7.  CORPORATE RESTRUCTURING

     During 1998, the Company recorded a pre-tax restructuring charge of $1,651,000 ($1,002,000 after taxes or $0.03 per basic earnings per share and $0.03 per dilutive earnings per share) associated with the Company closing the non-PBM service operations of its wholly-owned subsidiary, PhyNet, Inc., and transferring certain functions of its Express Scripts Vision Corporation to another vision care provider.

                             EXPRESS SCRIPTS, INC.

                                                     UTILIZED         BALANCE AT
                                         1998     ---------------    DECEMBER 31,
                                        CHARGE    CASH    NONCASH        1998
                                        ------    ----    -------    ------------
                                                 (AMOUNTS IN THOUSANDS)
Write-down of long-lived assets.......  $1,235    $ --     $704          $531
Employee transition costs for 61
  employees...........................     416     184       --           232
                                        ------    ----     ----          ----
                                        $1,651    $184     $704          $763
                                        ======    ====     ====          ====

     The restructuring charge includes tangible assets to be disposed of being written down to their net realizable value, less cost of disposal. Management expects recovery to approximate its cost of disposal. Considerable management judgment is necessary to estimate fair value, accordingly, actual results could vary from such estimates. The Company anticipates completing the remainder of the restructuring actions by the end of the third quarter of 1999.

8.  INCOME TAXES

     The income tax provision consists of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                    1996       1997       1998
                                                   -------    -------    -------
                                                          (IN THOUSANDS)
Current provision:
  Federal........................................  $13,945    $19,048    $20,171
  State..........................................    2,480      2,779      3,049
  Foreign........................................      190        284        278
                                                   -------    -------    -------
     Total current provision.....................   16,615     22,111     23,498
                                                   -------    -------    -------
Deferred provision:
  Federal........................................      267       (714)     8,694
  State..........................................       50       (120)     1,374
                                                   -------    -------    -------
     Total deferred provision....................      317       (834)    10,068
                                                   -------    -------    -------
Total current and deferred provision.............  $16,932    $21,277    $33,566
                                                   =======    =======    =======

                             EXPRESS SCRIPTS, INC.

     A reconciliation of the statutory federal income tax rate and the effective tax rate follows (The effect of foreign taxes on the effective tax rate for 1996, 1997 and 1998 is immaterial):

                                                           YEAR ENDED DECEMBER 31,
                                                          -------------------------
                                                          1996      1997      1998
                                                          -----     -----     -----
Statutory federal income tax rate.......................  35.0%     35.0%     35.0%
State taxes net of federal benefit......................   4.3       3.8       3.8
Non-deductible amortization of goodwill and customer
  contracts.............................................                       4.9
Other, net..............................................    --       0.1       0.3
                                                          ----      ----      ----
Effective tax rate......................................  39.3%     38.9%     44.0%
                                                          ====      ====      ====

     The deferred tax assets and deferred tax liabilities recorded in the consolidated balance sheet are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              ------    -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Allowance for bad debts...................................  $1,578    $ 8,013
  Inventory costing capitalization and reserves.............     675        684
  Accrued expenses..........................................     512     34,170
  Depreciation and property differences.....................              6,808
  Non-compete agreements....................................                933
  Other.....................................................      79         17
                                                              ------    -------
     Gross deferred tax assets..............................   2,844     50,625
Deferred tax liabilities:
  Depreciation and property differences.....................  (1,166)
  Other.....................................................     (91)      (462)
                                                              ------    -------
     Gross deferred tax liabilities.........................  (1,257)      (462)
                                                              ------    -------
Net deferred tax assets.....................................  $1,587    $50,163
                                                              ======    =======

     The Company believes it is probable that the net deferred tax assets, reflected above, will be realized in future tax returns primarily from the generation of future taxable income.

9.  COMMITMENTS AND CONTINGENCIES

     The Company has entered into noncancellable agreements to lease certain office and distribution facilities with remaining terms from one to eleven years. Rental expense under the office and distribution facilities leases in 1996, 1997 and 1998 was $2,099,000,

                             EXPRESS SCRIPTS, INC.

$2,272,000 and $3,876,000, respectively. The future minimum lease payments due under noncancellable operating leases is as follows:

YEAR ENDED DECEMBER 31,
-----------------------
1999..........................  $ 5,555,000
2000..........................    5,960,000
2001..........................    5,873,000
2002..........................    5,758,000
2003..........................    5,667,000
Thereafter....................   28,648,000
                                -----------
                                $57,462,000
                                ===========

     For the year ended December 31, 1998, approximately 56.2% of the Company's pharmaceutical purchases were through one wholesaler. The Company believes other alternative sources are readily available and that no other concentration risks exist at December 31, 1998.

     In the ordinary course of business (which includes the business conducted by ValueRx prior to the Company's acquisition on April 1, 1998), various legal proceedings, investigations or claims pending have arisen against the Company and its subsidiaries (ValueRx continues to be a party to several proceedings that arose prior to April 1, 1998). The effect of these actions on future financial results is not subject to reasonable estimation because considerable uncertainty exists about the outcomes. Nevertheless, in the opinion of management, the ultimate liabilities resulting from any such lawsuits, investigations or claims now pending will not materially affect the consolidated financial position, results of operations, or cash flows of the Company.

10.  EMPLOYEE BENEFIT PLANS

     RETIREMENT SAVINGS PLAN. The Company offers all of its full-time employees a retirement savings plan under Section 401(k) of the Internal Revenue Code. Employees may elect to enter a written salary deferral agreement under which a maximum of 10% of their salary (effective January 1, 1999 maximum deferral is 12%), subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. The Company matches the first $2,000 of the employee's contribution for the year. For the year ended December 1996, 1997 and 1998, the Company made contributions of approximately $639,000, $909,000 and, $1,751,000 respectively.

     EMPLOYEE STOCK PURCHASE PLAN. In December 1998, the Company's Board of Directors approved an employee stock purchase plan, effective March 1, 1999, that qualifies under Section 423 of the Internal Revenue Code and permits all employees, excluding certain management level employees, to purchase shares of the Company's Class A Common Stock. Participating employees may elect to contribute up to 10% of their salary to purchase common stock at the end of each six month participation period at a purchase price equal to 85% of the fair market value of the common stock at the end of the participation period. Class A Common Stock reserved for future employee purchases under the plan was 250,000 at December 31, 1998.

                             EXPRESS SCRIPTS, INC.

     DEFERRED COMPENSATION PLAN. In December, 1998, the Compensation Committee of the Board of Directors approved a non-qualified deferred compensation plan (the "Executive Deferred Compensation Plan"), effective January 1, 1999, that provides benefits payable to eligible key employees at retirement, termination or death. Benefit payments are funded by a combination of contributions from participants and the Company. Participants become fully vested in Company contributions on the third anniversary of the end of the plan year for which the contribution is credited to their account. For 1999, the annual Company contribution will be equal to 6% of each participant's total annual compensation, with 25% being invested in the Company's Class A Common Stock and the remaining being allocated to a variety of investment options. As a result, of the implementation, the Company accrued as compensation expense $797,000 in 1998 as a past service contribution which is equal to 8% of each participant's total annual cash compensation for the period of the participant's past service with the Company in a senior executive capacity.

11.  COMMON STOCK

     The holders of Class A Common Stock have one vote per share, and the holders of Class B Common Stock have ten votes per share. NYLIFE is the sole holder of Class B Common Stock. Class B Common Stock converts into Class A Common Stock on a share-for-share basis upon transfer (other than to New York Life or its affiliates) and is convertible at any time at the discretion of the holder. At December 31, 1998, NYLIFE and the holders of Class A Common Stock have control over approximately 89.0% and 11.0%, respectively, of the combined voting power of all classes of Common Stock.

     In April 1996, NYLIFE converted 5,980,000 shares of Class B Common Stock to Class A Common Stock and sold the Class A shares in a public offering. The Company did not receive any proceeds from the sale of these shares. The Company sold an additional 2,300,000 Class A shares in the same stock offering and received net proceeds of $52,592,000 after deducting expenses incurred in connection with the offering.

     In October 1998, the Company announced a two-for-one stock split of its Class A and Class B common stock for stockholders of record on October 20, 1998, effective October 30, 1998. The split was effected in the form of a dividend by issuance of one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class B Common Stock for each share of Class B Common Stock outstanding. The earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share have been adjusted for the stock split except on the Consolidated Balance Sheet and the Consolidated Statement of Changes in Stockholder's Equity.

     As of December 31, 1998, the Company had repurchased a total of 475,000 shares of its Class A Common Stock under the open-market stock repurchase program announced by the Company on October 25, 1996, although no repurchases occurred during 1998. The Company's Board of Directors approved the repurchase of up to 1,700,000 shares, and placed no limit on the duration of the program. Future purchases, if any, will be in such amounts and at such times as the Company deems appropriate based upon prevailing market and business conditions, subject to certain restrictions in the credit agreement described above.

                             EXPRESS SCRIPTS, INC.

     As of December 31, 1998, 5,807,000 shares of the Company's Class A Common Stock have been reserved for issuance to organizations with which the Company has signed contractual agreements (see Note 3).

12.  STOCK-BASED COMPENSATION PLANS

     At December 31, 1998, the Company has three fixed stock-based compensation plans, which are described below.

     In April 1992, the Company adopted a stock option plan which it amended in 1995, which provides for the grant of nonqualified stock options and incentive stock options to officers and key employees of the Company selected by the Compensation Committee of the Board of Directors. Initially, a maximum of 1,400,000 shares of Class A Common Stock could be issued under the plan. That amount increases annually each January 1, from January 1, 1993 to and including January 1, 1999 by 140,000, to a maximum of 2,380,000 shares. By unanimous written consent dated June 6, 1994, the Board of Directors adopted the Express Scripts, Inc. 1994 Stock Option Plan, also amended in 1995, 1997 and 1998. A total of 1,920,000 shares of the Company's Class A Common Stock has been reserved for issuance under this plan. Under either plan, the exercise price of the options may not be less than the fair market value of the shares at the time of grant. The Compensation Committee has the authority to establish vesting terms, and typically provides that the options vest over a five-year period from the date of grant. The options may be exercised, subject to a ten-year maximum, over a period determined by the Committee.

     In April 1992, the Company also adopted a stock option plan which was amended in 1995 and 1996 and provides for the grant of nonqualified stock options to purchase 48,000 shares to each director who is not an employee of the Company or its affiliates. A maximum of 384,000 shares of Class A Common Stock may be issued under this plan at a price equal to fair market value at the date of grant. The plan provides that the options vest over a three- or five-year period from the date of grant.

     The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock options plans. Had compensation cost for the Company's stock based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by FAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. Note that due to the adoption of the methodology prescribed by FAS 123, the pro forma results shown below only reflect the impact of options granted in 1996, 1997 and 1998. Because future options may be granted and vesting typically occurs over a five year period, the pro forma impact shown for 1996, 1997 and 1998 is not necessarily representative of the impact in future years.

                             EXPRESS SCRIPTS, INC.

                                                    1996       1997       1998
                                                   -------    -------    -------
                                                          (IN THOUSANDS,
                                                      EXCEPT PER SHARE DATA)
Net income
  As reported....................................  $26,148    $33,429    $42,674
  Pro forma......................................   25,235     32,034     38,585
Basic earnings per share
  As reported....................................  $  0.81    $  1.02    $  1.29
  Pro forma......................................     0.78       0.98       1.16
Diluted earnings per share
  As reported....................................  $  0.80    $  1.01    $  1.27
  Pro forma......................................     0.77       0.97       1.14

     The fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes multiple option-pricing model with the following weighted average assumptions:

                                                 1996         1997         1998
                                               ---------    ---------    ---------
Expected life of option......................  1-6 years    2-7 years    2-7 years
Risk-free interest rate......................  5.0-6.5%     5.7-6.6%     4.1-5.9%
Expected volatility of stock.................   30-50%         40%          44%
Expected dividend yield......................    None         None         None

                             EXPRESS SCRIPTS, INC.

     A summary of the status of the Company's three fixed stock option plans as of December 31, 1996, 1997 and 1998, and changes during the years ending on those dates is presented below.

                                     1996                 1997                 1998
                              ------------------   ------------------   ------------------
                                       WEIGHTED-            WEIGHTED-            WEIGHTED-
                                        AVERAGE              AVERAGE              AVERAGE
                                       EXERCISE             EXERCISE             EXERCISE
                              SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                              ------   ---------   ------   ---------   ------   ---------
                                               (SHARE DATA IN THOUSANDS)
Outstanding at beginning of
  year......................  1,446     $10.30     1,677     $12.56      1,702    $17.21
Granted.....................    642      19.85       602      22.78      1,866     40.65
Exercised...................   (131)      9.98      (529)      8.80       (133)    14.71
Forfeited/cancelled.........   (280)     18.80       (48)     17.56       (655)    38.82
                              -----                -----                ------
Outstanding at end of
  year......................  1,677      12.56     1,702      17.21      2,780     28.02
                              =====                =====                ======
Options exercisable at year
  end.......................    756                  641                   800
Weighted-average fair value
  of options granted during
  the year..................  $6.57                $9.91                $18.07

     The following table summarizes information about fixed stock options outstanding at December 31, 1998:

                                  OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                       ------------------------------------------   -----------------------------
RANGE OF                                WEIGHTED-       WEIGHTED-                    WEIGHTED-
EXERCISE PRICES          NUMBER          AVERAGE         AVERAGE       NUMBER         AVERAGE
(SHARE DATA IN         OUTSTANDING      REMAINING       EXERCISE    EXERCISABLE       EXERCISE
THOUSANDS)             AT 12/31/98   CONTRACTUAL LIFE     PRICE     AT 12/31/98        PRICE
---------------        -----------   ----------------   ---------   ------------   --------------
$ 3.25 - 15.25.......       561            5.33          $10.09         426            $ 8.71
 15.50 - 23.50.......       618            7.15           18.64         278             18.47
 24.50 - 35.63.......     1,013            8.99           31.22          96             26.02
 37.44 - 42.39.......       218            9.44           39.89
         55.13.......       370            9.96           55.13          --
                          -----                                         ---
$ 3.25 - 55.13.......     2,780            8.01           28.02         800             14.17
                          =====                                         ===

13.  SEGMENT INFORMATION

     The Company is organized on the basis of services offered and has determined that it has two reportable segments: PBM services and non-PBM services (defined in Note 1 "organization and operations"). The Company manages the pharmacy benefit within an operating segment which encompasses a fully-integrated PBM service. The remaining three

                             EXPRESS SCRIPTS, INC.

operating service lines (IVTx, Specialty Distribution and Vision) have been aggregated into a non-PBM reporting segment.

     The following table presents information about the reportable segments for the years ended December 31, 1996, 1997 and 1998:

                                               PBM        NON-PBM      TOTAL
                                            ----------    -------    ----------
                                                      (IN THOUSANDS)
1996
Net revenues..............................  $  743,077    $30,538    $  773,615
Depreciation and amortization expense.....       6,273       434          6,707
Interest income...........................       3,509                    3,509
Interest expense..........................          51         8             59
Income before income taxes................      39,938     3,142         43,080
Total assets..............................     286,433    13,992        300,425
Capital expenditures......................       8,306     1,174          9,480
1997
Net revenues..............................  $1,191,173    $39,461    $1,230,634
Depreciation and amortization expense.....       9,704       766         10,470
Interest income...........................       6,080         1          6,081
Interest expense..........................         209        16            225
Income before income taxes................      52,529     2,177         54,706
Total assets..............................     385,330    17,178        402,508
Capital expenditures......................      10,782     2,235         13,017
1998
Net revenues..............................  $2,765,111    $59,761    $2,824,872
Depreciation and amortization
  expense(1)..............................      25,540       983         26,433
Interest income...........................       7,235         1          7,236
Interest expense(1).......................      20,218        12         20,230
Income before income taxes................      70,107     6,133         76,240
Total assets..............................   1,068,715    26,746      1,095,461
Capital expenditures......................      23,432       421         23,853

-------------------------

(1) The amortization expense for deferred financing fees ($609 in 1998) is included in interest expense on the Consolidated Statement of Operations and in depreciation and amortization on the Consolidated Statement of Cash Flows.

                             EXPRESS SCRIPTS, INC.

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table summarizes the quarterly financial data for the years ended December 31, 1997 and 1998:

                                                                                       EARNINGS
                                                SELLING,                               PER SHARE
                         NET      COST OF      GENERAL &      OPERATING     NET     ---------------
                       REVENUES   REVENUES   ADMINISTRATIVE    INCOME     INCOME    BASIC   DILUTED
                       --------   --------   --------------   ---------   -------   -----   -------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
March 31, 1997.......  $261,990   $237,298      $13,298        $11,394    $ 7,641   $0.23    $0.23
June 30, 1997........   300,515    274,906       13,733         11,876      8,131    0.25     0.25
September 30, 1997...   319,937    291,590       15,758         12,589      8,613    0.26     0.26
December 31, 1997....   348,192    315,373       19,828         12,991      9,044    0.27     0.27
1998
March 31, 1998.......  $371,362   $338,492      $18,826        $14,044    $ 9,878   $0.30    $0.29
June 30, 1998........   807,406    743,557       39,266         22,932      9,568    0.29     0.28
September 30, 1998...   807,319    738,544       43,153         25,622     11,303    0.34     0.34
December 31, 1998....   838,784    764,403       47,745         26,636     11,924    0.36     0.35

15.  SUBSEQUENT EVENT -- POTENTIAL ACQUISITION

     On April 1, 1999, the Company completed its acquisition of Diversified Pharmaceutical Services, Inc. and Diversified Pharmaceutical Services (Puerto
Rico) Inc. (collectively, "DPS"), from SmithKline Beecham Corporation and SmithKline Beecham InterCredit BV (collectively, "SB") for approximately $700 million in cash, such amount being subject to adjustment based upon the amount of working capital of DPS at closing. The acquisition will be accounted for under the purchase method of accounting. The Company will file an Internal Revenue Code sec.338(h)(10) election, making amortization expense of certain intangible assets, including goodwill, tax deductible.

     The Company used approximately $48 million of its own cash and financed the remainder of the purchase price and related acquisition costs through a $1.05 billion credit facility with a bank syndicate led by Credit Suisse First Boston and Bankers Trust Company, and a $150 million senior subordinated bridge credit facility from Credit Suisse First Boston and Bankers Trust Company. The Company also used a portion of the proceeds from the $1.05 billion credit facility to retire the $360 million principal balance outstanding on its $440 million credit facility (see Note 4). As a result of the retirement of the $360 million balance outstanding on its $440 million credit facility, the Company will write-off the remaining deferred financing fees at March 31, 1999 of $3,250,000, or approximately $1,950,000 net of tax, as an extraordinary item during the second quarter of 1999.

     The $1.05 billion credit facility consists of a $300 million revolving facility, a $285 million term facility ("Term A"), and a $465 million term facility ("Term B"). The revolving facility and the Term A facility are for a period of six years. The Term B facility is for a period of eight years. The provisions of this loan require quarterly interest

                             EXPRESS SCRIPTS, INC.

payments and, beginning in March 2000, annual principal payments. The interest rate is based on a spread (the "Base Rate Margin") over several LIBOR or base rate options, depending upon the Company's ratio of debt to EBITDA. However, the initial base rate margin is fixed at 275 basis points for the revolving facility and Term A facility and 350 basis points for the Term B facility for the first two quarters. The credit facility contains covenants that limit the indebtedness the Company may incur and the amounts of annual capital expenditures. The covenants also establish a minimum interest coverage ratio, a maximum leverage ratio, and a minimum fixed charge coverage ratio. In addition, the Company is required to pay an annual fee of 50 basis points, payable in quarterly installments, on the unused portion of the revolving facility.

     The following represents the schedule of current maturities for the Term A and Term B facilities (in thousands):

                YEAR ENDED DECEMBER 31,
                -----------------------
1999....................................................  $     --
2000....................................................     4,650
2001....................................................    47,400
2002....................................................    61,650
2003....................................................    61,650
Thereafter..............................................   574,650
                                                          --------
                                                          $750,000
                                                          ========

     The following unaudited pro forma information presents a summary of combined results of operations of the Company, the Acquired Entities and DPS as if the acquisitions and related financing, including the equity offering, had occurred at the beginning of the period presented, along with certain pro forma adjustments to give effect to amortization of goodwill, other intangible assets, interest expense on acquisition debt and other adjustments. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed dates. Included in the pro forma information are integration costs incurred by the Company for the Acquired Entities that are being reported within selling, general and administrative expenses in the statement of operations.

                                                   YEAR ENDED
                                                DECEMBER 31, 1998
                                              ---------------------
                                              (IN THOUSANDS, EXCEPT
                                                 PER SHARE DATA)
Net revenues................................       $3,449,649
Net income..................................       $   50,198
Basic earnings per share....................       $     1.31
Diluted earnings per share..................       $     1.29

     On March 24, 1999, the Company's Board of Directors adopted, and on May 26, 1999, the Company's stockholders approved, an amendment to the Company's Amended and Restated 1994 Stock Option Plan to, among other things, increase the number of shares reserved for issuance under this plan. A total of 2,920,000 shares of the Company's

                             EXPRESS SCRIPTS, INC.

Class A common stock are currently reserved for issuance under this plan, and said amount will automatically increase on January 1 of each year, to and including January 1, 2004, by an amount equal to 1% of the aggregate number of then outstanding shares of the Company's Class A and Class B common stock.

     On May 26, 1999, the Company's stockholders approved an amendment to the Company's certificate of incorporation to increase the number of authorized shares of Class A common stock from 75 million to 150 million and the number of authorized shares of Class B common stock from 22 million to 31 million.

     On June 18, 1999, the Company learned that it is named as a defendant in Allcare Health Management Systems, Inc. v. Cerner Corporation, et al. No. 499-CV-0464-Y (N.D. TX). Plaintiff commenced this action on or about June 16, 1999, alleging infringement of a patent owned by Plaintiff on a "Wellness Health Management System" by the Company and its wholly-owned subsidiary Diversified Pharmaceutical Services, Inc. and ten other unrelated entities. At this stage of the litigation, neither the merits of Plaintiff's claim nor the potential liability associated with it, if any, can be ascertained.

     On June 18, 1999, SB transferred the ownership of Diversified Prescription Delivery L.L.C. ("DPD"), to the Company pursuant to the Company's stock purchase agreement with SB for the acquisition of DPS. The acquisition will be accounted for under the purchase method of accounting.

     In June 1999, the Company completed its equity offering of 5,175,000 shares of its Class A common stock, which includes the underwriters' over-allotments. The Company received net proceeds of $300,393,000. The Company also completed the sale of $250 million of 9 5/8% Senior Notes due 2009 through a private placement, receiving net proceeds of $243,502,000. The Company used the net proceeds from the offerings, along with approximately $25 million of its own cash, to repay the $150 million senior subordinated bridge credit facility plus accrued interest and $414,770,000 of the Term B facility plus accrued interest. As a result of the retirement of a portion of the Term B facility, the Company will write-off $7,491,000, or approximately $4,495,000 net of tax, in deferred financing fees as an extraordinary item during the second quarter of 1999.

     The 9 5/8% Senior Notes are due June 15, 2009 and require semi-annual interest payments beginning December 15, 1999. The Senior Notes are guaranteed by the Company's domestic subsidiaries other than Practice Patterns Science, Inc., Great Plains Reinsurance Company, ValueRx of Michigan, Inc., Diversified NY IPA, Inc. and Diversified Pharmaceutical Services (Puerto Rico) Inc.. The following is a summary of

                             EXPRESS SCRIPTS, INC.

financial position and results of operations of the issuer, the guarantor subsidiaries and non-guarantor subsidiaries:

                                     EXPRESS                      NON-
                                  SCRIPTS, INC.   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                  -------------   ----------   ----------   ------------   ------------
AS OF DECEMBER 31, 1997
Current assets..................    $ 360,276     $     626    $   3,066     $      --      $ 363,968
Property and equipment, net.....       22,732         1,640        2,449            --         26,821
Investments in subsidiaries.....        3,865            --          264        (4,129)            --
Intercompany....................         (994)          781          213            --             --
Goodwill, net...................          251            --           --            --            251
Other assets....................       10,974            79          415            --         11,468
                                    ---------     ---------    ---------     ---------      ---------
  Total assets..................    $ 397,104     $   3,126    $   6,407     $  (4,129)     $ 402,508
                                    =========     =========    =========     =========      =========
Current liabilities.............    $ 194,226     $      76    $   3,604     $      --      $ 197,906
Long-term debt and other
  liabilities...................          901            --           --            --            901
Stockholders' equity............      201,977         3,050        2,803        (4,129)       203,701
                                    ---------     ---------    ---------     ---------      ---------
  Total liabilities and
    stockholders' equity........    $ 397,104     $   3,126    $   6,407     $  (4,129)     $ 402,508
                                    =========     =========    =========     =========      =========
AS OF DECEMBER 31, 1998
Current assets..................    $ 463,818     $ 188,978    $   4,111     $      --      $ 656,907
Property and equipment, net.....       27,375        46,817        3,307            --         77,499
Investments in subsidiaries.....       68,198        74,297          264      (142,759)            --
Intercompany....................      363,455      (361,202)      (2,253)           --             --
Goodwill, net...................          210       281,953           --            --        282,163
Other assets....................       12,783        65,853          256            --         78,892
                                    ---------     ---------    ---------     ---------      ---------
  Total assets..................    $ 935,839     $ 296,696    $   5,685     $(142,759)     $1,095,461
                                    =========     =========    =========     =========      =========
Current liabilities.............    $ 394,553     $ 141,433    $   3,310     $      --      $ 539,296
Long-term debt..................      306,000            --           --            --        306,000
Other liabilities...............          779          (251)         (57)           --            471
Stockholders' equity............      234,507       155,514        2,432      (142,759)       249,694
                                    ---------     ---------    ---------     ---------      ---------
  Total liabilities and
    stockholders' equity........    $ 935,839     $ 296,696    $   5,685     $(142,759)     $1,095,461
                                    =========     =========    =========     =========      =========
YEAR ENDED DECEMBER 31, 1996
Net revenues....................    $ 757,972     $  11,454    $   4,189     $      --      $ 773,615
Operating expenses..............      719,210        10,115        4,660            --        733,985
                                    ---------     ---------    ---------     ---------      ---------
  Operating income (loss).......       38,762         1,339         (471)           --         39,630
Interest income (expense).......        3,433            --           17            --          3,450
                                    ---------     ---------    ---------     ---------      ---------
  Income (loss) before tax
    provision...................       42,195         1,339         (454)           --         43,080
Income tax provision
  (benefit).....................       16,562           525         (155)           --         16,932
                                    ---------     ---------    ---------     ---------      ---------
  Net income (loss).............    $  25,633     $     814    $    (299)    $      --      $  26,148
                                    =========     =========    =========     =========      =========

                             EXPRESS SCRIPTS, INC.

                                     EXPRESS                      NON-
                                  SCRIPTS, INC.   GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                  -------------   ----------   ----------   ------------   ------------
YEAR ENDED DECEMBER 31, 1997
Net revenues....................    $1,205,085    $  16,107    $   9,442     $      --      $1,230,634
Operating expenses..............    1,158,490        15,031        8,263            --      1,181,784
                                    ---------     ---------    ---------     ---------      ---------
  Operating income (loss).......       46,595         1,076        1,179            --         48,850
Interest income (expense).......        5,821            --           35            --          5,856
                                    ---------     ---------    ---------     ---------      ---------
  Income (loss) before tax
    provision...................       52,416         1,076        1,214            --         54,706
Income tax provision
  (benefit).....................       20,352           417          508            --         21,277
                                    ---------     ---------    ---------     ---------      ---------
  Net income (loss).............    $  32,064     $     659    $     706     $      --      $  33,429
                                    =========     =========    =========     =========      =========
YEAR ENDED DECEMBER 31, 1998
Net revenues....................    $1,646,807    $1,167,387   $  10,678     $      --      $2,824,872
Operating expenses..............    1,584,731     1,139,387       11,520            --      2,735,638
                                    ---------     ---------    ---------     ---------      ---------
  Operating income (loss).......       62,076        28,000         (842)           --         89,234
Interest income (expense).......      (13,943)          846          103            --        (12,994)
                                    ---------     ---------    ---------     ---------      ---------
  Income (loss) before tax
    provision...................       48,133        28,846         (739)           --         76,240
Income tax provision
  (benefit).....................       18,291        15,434         (159)           --         33,566
                                    ---------     ---------    ---------     ---------      ---------
  Net income (loss).............    $  29,842     $  13,412    $    (580)    $      --      $  42,674
                                    =========     =========    =========     =========      =========

                  VALUE HEALTH PHARMACY BENEFIT MANAGEMENT AND
                    MANAGED PRESCRIPTION NETWORK, INC. D/B/A
                          COLUMBIA PHARMACY SOLUTIONS

               UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

                            AS OF MARCH 31, 1998 AND
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                  VALUE HEALTH PHARMACY BENEFIT MANAGEMENT AND
      MANAGED PRESCRIPTION NETWORK, INC. D/B/A COLUMBIA PHARMACY SOLUTIONS

                   UNAUDITED COMBINED CONDENSED BALANCE SHEET

                                                                MARCH 31,
                                                                   1998
                                                                ---------
                                                              (IN THOUSANDS)
ASSETS:
Current assets:
  Cash and Cash equivalents.................................     $ 26,863
  Receivables, less allowance for doubtful accounts of
     $25,310................................................      185,506
  Inventories...............................................       10,881
  Prepaid expenses and other current assets.................        3,320
  Deferred income taxes.....................................       41,737
                                                                 --------
     Total current assets...................................      268,307
Property and equipment, net.................................      100,769
Goodwill and other intangibles, net.........................      250,707
Other assets................................................        2,794
                                                                 --------
     Total assets...........................................     $622,577
                                                                 ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Payable to providers......................................     $162,853
  Accounts payable and accrued expenses.....................       57,501
                                                                 --------
     Total current liabilities..............................      220,354
Other liabilities...........................................        1,367
Stockholder's equity........................................      400,856
                                                                 --------
     Total liabilities and stockholder's equity.............     $622,577
                                                                 ========

See notes to the unaudited combined condensed statements.

                  VALUE HEALTH PHARMACY BENEFIT MANAGEMENT AND
      MANAGED PRESCRIPTION NETWORK, INC. D/B/A COLUMBIA PHARMACY SOLUTIONS

              UNAUDITED COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                               THREE MONTHS ENDED
                                                             ----------------------
                                                               1998          1997
                                                               ----          ----
                                                                 (IN THOUSANDS)
Net revenues...............................................  $409,928      $407,297
                                                             --------      --------
Cost and expenses:
  Cost of revenues.........................................   375,295       366,913
  Selling, general and administrative......................    27,628        18,552
                                                             --------      --------
                                                              402,923       385,465
                                                             --------      --------
Operating income...........................................     7,005        21,832
                                                             --------      --------
Other income (expense):
  Interest income..........................................        56           103
  Interest expense.........................................        --           (24)
                                                             --------      --------
                                                                   56            79
                                                             --------      --------
Income before income taxes.................................     7,061        21,911
Provision for income taxes.................................     3,665        10,832
                                                             --------      --------
Net income.................................................  $  3,396      $ 11,079
                                                             ========      ========

See notes to the unaudited combined condensed statements.

                  VALUE HEALTH PHARMACY BENEFIT MANAGEMENT AND
      MANAGED PRESCRIPTION NETWORK, INC. D/B/A COLUMBIA PHARMACY SOLUTIONS

              UNAUDITED COMBINED CONDENSED STATEMENT OF CASH FLOW

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  3,396   $ 11,079
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     8,811      4,537
     Provision for doubtful accounts........................       478      1,679
     Gain on disposal of assets.............................      (106)    (1,230)
     Deferred income taxes..................................        --      1,877
     Net changes in operating assets and liabilities........   (11,355)   (17,809)
                                                              --------   --------
Net cash provided by operating activities...................     1,224        133
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (5,216)   (14,236)
  Sale of investment........................................     6,000         --
                                                              --------   --------
Net cash provided by (used in) investing activities.........       784    (14,236)
                                                              --------   --------
CASH FLOWS USED IN FINANCING ACTIVITIES:
     Net (payments) receipts to/from parent.................    (7,220)    46,791
                                                              --------   --------
Net (decrease) increase in cash and cash equivalent.........    (5,212)    32,688
Cash and cash equivalent at beginning of period.............    32,075      9,370
                                                              --------   --------
Cash and cash equivalent at end of period...................  $ 26,863   $ 42,058
                                                              ========   ========

See notes to the unaudited combined condensed statements.

                  VALUE HEALTH PHARMACY BENEFIT MANAGEMENT AND
      MANAGED PRESCRIPTION NETWORK, INC. D/B/A COLUMBIA PHARMACY SOLUTIONS

           NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Financial statement note disclosures, normally included in financial statements prepared in conformity with generally accepted accounting principles, have been omitted in these combined condensed financial statements pursuant to the Form 10-Q rules and Regulations of the Securities and Exchange Commission. However, in the opinion of the Company, the disclosure contained herein are adequate to make the information presented not misleading when read in conjunction with the notes to combined financial statements of Value Health Pharmacy Benefit Management ("Value Health, Inc.") for the Year Ended December 31, 1997 and the notes to financial statements of Managed Prescription Network, Inc. d/b/a Columbia Pharmacy Solutions ("MPN") for the Year Ended December 31, 1997 included in the Company's Current Report on Form 8-K/A, as filed with the Securities and Exchange Commission on June 12, 1998.

     In the opinion of the Company, the accompanying unaudited combined condensed financial statements, including, Value Health, Inc. and MPN, reflect all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Combined Condensed Balance Sheet at March 31, 1998, the Combined Condensed Statement of Operations for the three months ended March 31, 1998, and 1997, and the Condensed Combined Statement of Cash Flows for the three months ended March 31, 1998, and 1997.

NOTE 2 - STOCKHOLDER'S EQUITY

The combined changes in stockholder's equity is as follows:

Balance at December 31, 1997..............................  $406,746
     Net income...........................................     3,396
     Net distributions to parent..........................    (9,286)
                                                            --------
Balance at March 31, 1998.................................  $400,856
                                                            ========

NOTE 3 - SUBSEQUENT EVENTS

     On April 1, 1998, Express Scripts, Inc. announced that it had consummated the acquisition of the outstanding common stock of VHI and MPN, the sole assets of which are various subsidiaries each now or formerly conducting business as a pharmacy benefit management company, from Columbia/HCA Healthcare Corporation for approximately $460 million in cash.

                             [EXPRESS SCRIPTS LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit. Our Restated Certificate of Incorporation provides for the elimination of the liability of our directors to the extent permitted by
Section 102(b)(7) of the Delaware Law.

     Section 145 of the Delaware Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by our stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Seven of our certificate of incorporation entitles our officers and directors to indemnification to the fullest extent permitted by Section 145 of the Delaware Law, as the same may be supplemented from time to time.

     Article Eight of our certificate of incorporation provides that no director shall have any personal liability to us or our stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (1) for breach of such director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve international misconduct or knowing violation of the law, (3) under Section 174 of the Delaware Law (involving certain unlawful dividends or stock repurchases) or (4) for any transaction from which such director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

1.1   --   Purchase Agreement, dated June 11, 1999, among Express
           Scripts, Inc. and Credit Suisse First Boston Corporation and
           Deutsche Bank Securities Inc.
4.1   --   Indenture, dated as of June 16, 1999, among Express Scripts,
           Inc., Bankers Trust Company, as trustee, and the Guarantors named therein
4.2   --   Registration Rights Agreement, dated as of June 11, 1999,
           among Express Scripts, Inc. and Credit Suisse First Boston
           Corporation and Deutsche Bank Securities Inc.
5.1   --   Opinion of Simpson Thacher & Bartlett*
12.1  --   Statement re: Computation of Ratios*
23.1  --   Consent of PricewaterhouseCoopers LLP
23.2  --   Consent of Ernst & Young LLP, Minneapolis, Minnesota
23.3  --   Consent of Ernst & Young LLP, Pittsburgh, Pennsylvania
23.4  --   Consent of Simpson Thacher & Bartlett (included in Exhibit
           5.1)*
24.1  --   Powers of attorney
25.1  --   Statement of eligibility and qualification under the Trust
           Indenture Act of 1939 on Form T-1 of Bankers Trust Company
           to act as Trustee under the Indenture*
99.1  --   Form of Letter of Transmittal
99.2  --   Form of Letter to Securities Dealers, Commercial Banks,
           Trust Companies and Other Nominees
99.3  --   Form of Letter to Clients
99.4  --   Form of Notice of Guaranteed Delivery

------------------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

        a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        b. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        c. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        provided, however, that the undertakings set forth in paragraphs (a) and
        (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     5. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     6. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, we have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Maryland Heights, State of Missouri on July 16, 1999.

                                          EXPRESS SCRIPTS, INC.

                                          By:                  *
                                             -----------------------------------
                                              Barrett A. Toan, President and
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities
indicated on             , 1999.

              SIGNATURE                             TITLE                       DATE
              ---------                             -----                       ----
(1) Principal Executive Officer:

                  *
------------------------------------   President, Chief Executive
           Barrett A. Toan             Officer and Director              July 16, 1999

(2) Principal Financial Officer:

                  *
------------------------------------   Senior Vice President and Chief
             George Paz                Financial Officer                 July 16, 1999

(3) Principal Accounting Officer:

                  *
------------------------------------   Vice President, Chief Accounting
           Joseph W. Plum              Officer and Assistant Secretary   July 16, 1999

(4) Directors:

                  *
------------------------------------
            Howard Atkins              Director                          July 16, 1999

                  *
------------------------------------
         Judith E. Campbell            Director                          July 16, 1999

                  *
------------------------------------
       Richard M. Kernan, Jr.          Director                          July 16, 1999

                  *
------------------------------------
         Richard A. Norling            Director                          July 16, 1999

                  *
------------------------------------
        Frederick J. Sievert           Director                          July 16, 1999

                  *
------------------------------------
         Stephen N. Steinig            Director                          July 16, 1999

                  *
------------------------------------
          Seymour Sternberg            Director                          July 16, 1999

              SIGNATURE                             TITLE                       DATE
              ---------                             -----                       ----
                  *
------------------------------------
          Howard L. Waltman            Chairman, Director                July 16, 1999

                  *
------------------------------------
           Norman Zachary              Director                          July 16, 1999

*By: /s/ KEITH J. EBLING
---------------------------------
     As attorney-in-fact for
    the person indicated

                                 EXHIBIT INDEX

EXHIBIT NO.                             DESCRIPTION                          PAGE
-----------                             -----------                          ----
1.1         --   Purchase Agreement, dated June 11, 1999, among Express
                 Scripts, Inc. and Credit Suisse First Boston Corporation
                 and Deutsche Bank Securities Inc..........................
4.1         --   Indenture, dated as of June 16, 1999, among Express
                 Scripts, Inc., Bankers Trust Company, as trustee, and the
                 Guarantors named therein..................................
4.2         --   Registration Rights Agreement, dated as of June 11, 1999,
                 among Express Scripts, Inc. and Credit Suisse First Boston
                 Corporation and Deutsche Bank Securities Inc..............
5.1         --   Opinion of Simpson Thacher & Bartlett.....................
12.1        --   Statement re: Computation of Ratios.......................
23.1        --   Consent of PricewaterhouseCoopers LLP.....................
23.2        --   Consent of Ernst & Young LLP, Minneapolis, Minnesota......
23.3        --   Consent of Ernst & Young LLP, Pittsburgh, Pennsylvania....
23.4        --   Consent of Simpson Thacher & Bartlett (included in Exhibit
                 5.1)......................................................
24.1        --   Powers of attorney........................................
25.1        --   Statement of eligibility and qualification under the Trust
                 Indenture Act of 1939 on Form T-1 of Bankers Trust Company
                 to act as Trustee under the Indenture.....................
99.1        --   Form of Letter of Transmittal.............................
99.2        --   Form of Letter to Securities Dealers, Commercial Banks,
                 Trust Companies and Other Nominees........................
99.3        --   Form of Letter to Clients.................................
99.4        --   Form of Notice of Guaranteed Delivery.....................